PROSPECTUS                             FILED PURSUANT TO RULE 424(b)(4)
                                       REGISTRATION NOS. 333-73138 AND 333-81906


                                  [LOEWS LOGO]
                               35,000,000 SHARES
                               LOEWS CORPORATION

                              CAROLINA GROUP STOCK

                                $28.00 PER SHARE
                               ------------------

     Loews Corporation is offering 35,000,000 shares of a new class of its common stock which we refer to as "Carolina Group stock." This stock is designed to track the performance of the Carolina Group, which will initially consist of our ownership interest in our wholly owned subsidiary, Lorillard, Inc., together with the notional, intergroup debt and certain other liabilities that we describe in this prospectus. Holders of Carolina Group stock will be common stockholders of Loews and subject to all the risks of an equity investment in Loews and all of its businesses, assets and liabilities. No public market currently exists for Carolina Group stock. Following this offering, Loews will own all of the remaining economic interest in the Carolina Group. Loews has granted the underwriters an option to purchase up to 5,250,000 additional shares of Carolina Group stock to cover over-allotments.

     Carolina Group stock has been approved for listing on the New York Stock Exchange under the symbol "CG."
                               ------------------
     INVESTING IN CAROLINA GROUP STOCK INVOLVES RISKS. SEE "RISK FACTORS -- CAROLINA GROUP STOCK" AND "RISK FACTORS -- THE CAROLINA GROUP" BEGINNING ON PAGES 13 AND 21, RESPECTIVELY.

     Neither the Securities and Exchange Commission nor any other securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER SHARE      TOTAL
                                                              ---------   ------------
Public Offering Price                                          $28.00     $980,000,000
Underwriting Discount                                          $ 1.33     $ 46,550,000
Proceeds to Loews, before expenses                             $26.67     $933,450,000

     The underwriters expect to deliver the shares to purchasers on or about February 6, 2002.
                               ------------------
SALOMON SMITH BARNEY                                              MORGAN STANLEY

CREDIT SUISSE FIRST BOSTON
                   GOLDMAN, SACHS & CO.
                                      LEHMAN BROTHERS
                                                    MERRILL LYNCH & CO.

BANC OF AMERICA SECURITIES LLC                JPMORGAN               UBS WARBURG

January 31, 2002

                [ARTWORK: PICTURES OF BRAND LOGOS AND PACKAGING]

     You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors -- Carolina Group Stock........................   13
Risk Factors -- The Carolina Group..........................   21
Forward-Looking Statements..................................   28
About this Prospectus.......................................   29
Use of Proceeds.............................................   30
Dividend Policy.............................................   30
Capitalization of the Carolina Group........................   32
Selected Historical Combined Financial Data of the Carolina
  Group.....................................................   33
The Carolina Group Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   37
Business....................................................   46
Management of Lorillard.....................................   81
Description of Loews Capital Stock..........................   84
Relationship Between the Loews Group and the Carolina
  Group.....................................................   96
The Stock Option Plan.......................................  103
Certain U.S. Federal Tax Considerations.....................  104
Underwriting................................................  108
Legal Matters...............................................  110
Experts.....................................................  110
Where You Can Find More Information.........................  111
Index to Financial Statements...............................  F-1

                            ------------------------

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand this offering you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 111. All references to "we," "our," or "us" in this prospectus are to Loews Corporation. All references to Lorillard are to Lorillard, Inc. and its subsidiaries.

                               THE CAROLINA GROUP

  GENERAL

     The principal asset attributed to the Carolina Group is Loews's 100% stock ownership interest in Lorillard, Inc. Lorillard engages in the production and sale of cigarettes in the United States, including Puerto Rico and certain U.S. territories. Founded in 1760 by Pierre Lorillard in New York, Lorillard is the oldest continuously operating tobacco company in the United States. Lorillard has a long history of taking innovative steps in the tobacco industry. In 1926, Lorillard introduced its first blended cigarette product under the Old Gold label. Lorillard launched its first filter cigarette, Kent, in 1952. In 1957, Lorillard introduced its current leading brand, Newport, and premiered True in 1966. Lorillard became a wholly owned subsidiary of Loews in 1971.

     Lorillard ranked fourth overall in the U.S. cigarette industry with a 9.3% share of the market in 2000. Total shipments for the U.S. cigarette market in 2000 were approximately 435.0 billion units. Newport, a menthol flavored premium brand, and Lorillard's largest selling brand, was the second largest selling brand in the United States in 2000. Newport accounted for approximately 7.3% of units shipped in the United States in 2000, second only to Marlboro, Philip Morris's leading brand. Newport is the largest selling brand in the menthol segment of the U.S. cigarette market, with a 29.4% share of that segment in 2000. Newport accounted for approximately 80% of Lorillard's units shipped in 2000 and approximately 84% of Lorillard's units shipped in the nine-month period ended September 30, 2001. The Lorillard product line is comprised of eight brand families consisting of 63 combinations of price, taste, flavor, length and packaging. In addition to Newport, Lorillard currently markets cigarettes under the Kent, True, Maverick, Old Gold, Max, Satin and Triumph brand names.

  STRATEGY

     Lorillard's primary long-term business objective is to increase earnings and profits while responsibly marketing high-quality tobacco products to adult smokers within the current regulatory and statutory framework. Lorillard aims to meet this objective through the focused advertising and promotion of the Newport brand, which is the leading menthol brand and second largest overall brand in the U.S. cigarette market.

     An important component of Lorillard's long-term business strategy involves product line extensions. In January of 2001, Lorillard introduced Newport Medium, the latest Newport product. Lorillard believes that this line extension will strengthen Newport's overall appeal to adult smokers by offering an additional menthol taste option. Lorillard expects to consider additional Newport and other line extensions from time to time in the future.

     In order to complement its primary emphasis on Newport, Lorillard makes selective marketing expenditures on its other brands based on its assessment of marketplace opportunity and the prospect for profitable returns on those expenditures. As a general matter, Lorillard will support a particular brand only if it believes that it can maintain or increase individual brand profitability.

     Like all Lorillard brands, Lorillard's discount brands are managed for profitability. Lorillard's discount brands fill out the Lorillard brand portfolio and enhance retail representation of Lorillard brands by providing retailers and adult smokers a broader range of Lorillard product offerings.

     In its effort to increase earnings and profits, Lorillard continuously explores opportunities to reduce costs and otherwise improve operating efficiencies in all areas of its business, including manufacturing processes and raw material procurement. Lorillard manages its production processes to promote efficiency and quality control.

  COMPETITIVE STRENGTHS

     The Newport Brand. As the leading brand in the menthol segment and the number two U.S. brand overall, Newport enjoys strong brand recognition. Introduced in 1957, Newport has a 44-year history and is the largest selling U.S. menthol brand. Lorillard introduced "pleasure," its Newport marketing theme, in 1972. Lorillard reinforces the Newport "pleasure" theme in all aspects of its advertising and promotion of Newport. Lorillard believes that this consistent marketing focus enhances the value of the Newport brand.

     Strength in the Menthol Cigarette Segment. The menthol segment has consistently accounted for approximately 25% of the overall U.S. cigarette market over the last five years. With a 29.4% share of the U.S. menthol segment in 2000, Lorillard believes that Newport is well positioned in this relatively stable category of the U.S. cigarette market, despite the Philip Morris Retail Leaders program, which Lorillard believes has substantially restrained its ability to advertise, promote and market Newport more effectively.

     Emphasis on the Premium Segment. Lorillard focuses its marketing efforts on the relatively more profitable premium segment of the U.S. cigarette industry. In 2000, premium cigarettes comprised 87.3% of total units shipped by Lorillard and Lorillard accounted for 11.5% of all premium cigarettes shipped in the United States.

     Superior Profitability. Among Lorillard, Philip Morris and R.J. Reynolds, Lorillard was the most profitable U.S. cigarette company, as measured by operating income per 1,000 units shipped in the United States, for the years 2000, 1999 and 1998. Lorillard believes it could have been even more profitable but for the Philip Morris Retail Leaders program, which Lorillard believes has had an anti-competitive effect on it.

  CAROLINA GROUP ASSETS AND LIABILITIES

     We will initially attribute the following assets and liabilities to the Carolina Group:

     - Loews's 100% stock ownership interest in Lorillard, Inc.;

     - $2.5 billion of notional, intergroup debt owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021; and

     - any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     We will also attribute the following additional assets and liabilities to the Carolina Group:

     - all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

     - any acquisitions or investments made from assets reflected in the Carolina Group.

                                THE LOEWS GROUP

     The Loews Group will initially consist of all of Loews's assets and liabilities other than the ownership interest in the Carolina Group represented by any outstanding Carolina Group stock, and will include as an asset the notional, intergroup debt of the Carolina Group. The principal assets of the Loews Group will thus include:

     - CNA Financial Corporation (89% ownership) -- one of the largest property and casualty insurance organizations in the United States;

     - Loews Hotels Holding Corporation (wholly owned) -- operates 17 hotels and resorts;

     - Diamond Offshore Drilling, Inc. (53% ownership) -- one of the world's largest offshore drilling companies;

     - Bulova Corporation (97% ownership) -- a major distributor and marketer of watches and clocks;

     - Carolina Group (majority of economic interest represented by an intergroup interest); and

     - Subsidiaries engaged in the ownership and operation of crude oil tankers.

Our principal executive offices are at 667 Madison Avenue, New York, New York 10021-8087. Our telephone number is (212) 521-2000. We are incorporated under the laws of the State of Delaware.

                    PRINCIPAL TERMS OF CAROLINA GROUP STOCK

  VOTING RIGHTS

     Each outstanding share of Carolina Group stock will initially have 1/10 of a vote per share. The voting rights of Carolina Group stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to Loews common stock and Carolina Group stock. Except as otherwise required by Delaware law or any special voting rights of any class or series of Loews preferred stock or any other class of Loews common shares, holders of shares of Carolina Group stock will vote as one class with holders of shares of Loews common stock with respect to all matters to be voted on by the shareholders of Loews.

  DIVIDENDS

     Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

     - the assets of Loews legally available for dividends; and

     - the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

     Any dividend paid on one class of stock will reduce the amount available to pay future dividends on both classes of common stock. While we can offer no assurance that we will do so, we currently intend to pay a quarterly dividend on Carolina Group stock of $0.445 per share following its issuance. The first dividend is expected to be declared in May of 2002 and payable in June of 2002. The first dividend payment will cover the first three months of the year even though the Carolina Group stock will have been outstanding for less than three months. The payment of dividends on Carolina Group stock will be a business decision that our board of directors makes from time to time based upon the dividends paid to Loews by its subsidiaries, the capital requirements of Loews and other factors that our board of directors considers relevant. The failure of the independent boards of directors of Lorillard Tobacco Company or Lorillard, Inc. to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock.

  REDEMPTION

     Redemption in exchange for shares of Loews common stock or cash following a tax event. At any time following the occurrence of a tax event, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock at 100% of market value or (2) cash at 105% of market value.

     Redemption in exchange for shares of Loews common stock or cash following the second anniversary of the public issuance of Carolina Group stock. At any time following the second anniversary of the date that Carolina Group stock is initially issued until the 90th day after the occurrence of a disposition of all or substantially all of the assets attributed to the Carolina Group, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock at 115% of market value or (2) cash at 120% of market value.

     Redemption in exchange for stock of qualifying subsidiaries. Loews may, in its sole discretion, at any time, without shareholder approval, redeem all outstanding shares of Carolina Group stock in exchange for common stock of a subsidiary of Loews that satisfies certain requirements under the Internal Revenue Code of 1986, as amended, and that directly or indirectly holds all of the assets and liabilities of the Carolina Group (and no other material assets or liabilities).

     Redemption in connection with significant transactions. If 80% or more of the assets attributed to the Carolina Group are sold:

     - Loews will pay a special dividend to holders of Carolina Group Stock in an amount equal to their pro rata share of the net proceeds (subject to reduction for repayment of notional debt, amounts not distributed from Lorillard to Loews and the creation by Loews of reserves for tobacco-related contingent liabilities and future costs) from the disposition in the form of cash and/or securities (other than Loews common stock);

     - Loews will redeem shares of Carolina Group stock for cash and/or securities (other than Loews common stock) in an amount equal to the pro rata share of the net proceeds (subject to reduction for repayment of notional debt) from the disposition;

     - Loews will redeem shares of Carolina Group stock for shares of Loews common stock at a 15% premium based on the respective market values of Carolina Group stock and Loews common stock during the 20 consecutive trading days ending on the 5th trading day prior to announcement of the sale; or

     - Loews will take some combination of the actions described above.

Our board of directors has the discretion to choose among the foregoing options.

     If, on the 91st day following the sale of 80% or more of the assets attributed to the Carolina Group, Loews has not redeemed all of the outstanding shares of Carolina Group stock and if Lorillard subsequently distributes to Loews any previously undistributed portion of the net proceeds and/or Loews subsequently releases any amount of net proceeds previously retained by Loews as a reserve for tobacco-related contingent liabilities or future costs, Loews will distribute the pro rata share of such amounts to holders of Carolina Group stock. At any time after:

     - Lorillard has distributed to Loews all previously undistributed portions of the net proceeds;

     - no amounts remain in reserve in respect of tobacco-related contingent liabilities and future costs; and

     - the remaining assets of the Carolina Group consist solely of cash and/or cash equivalents,

Loews may redeem all of the outstanding shares of Carolina Group stock for the greater of (1) the pro rata share of the remaining assets of the Carolina Group, and (2) $.001 per share of Carolina Group stock.

                                  RISK FACTORS

     See "Risk Factors -- Carolina Group Stock" and "Risk Factors -- The Carolina Group," beginning on pages 13 and 21, respectively, for a discussion of risk factors relating to an investment in the Carolina Group stock offered through this prospectus and the business of the Carolina Group.

                                  THE OFFERING

Carolina Group stock offered.........................  35,000,000 shares (representing 20.1% of the economic interest in the Carolina Group)
Carolina Group stock to be outstanding after this
  offering...........................................  35,000,000 shares (representing 20.1% of the economic interest in the Carolina Group)
Loews Group intergroup interest expressed in Carolina
  Group share equivalents............................  138,750,000 shares (representing 79.9% of the economic interest in the Carolina Group)
Shares and Carolina Group share equivalents to be
  outstanding after this offering....................  173,750,000 shares (representing 100% of the economic interest in the Carolina Group)
New York Stock Exchange symbol.......................  "CG"
Use of proceeds......................................  The net proceeds from this offering, estimated to be approximately $930.5
                                                       million, after deducting underwriting
                                                       discounts and commissions and estimated
                                                       offering expenses of approximately $49.6
                                                       million, will be allocated to the Loews
                                                       Group and used for its general corporate
                                                       purposes.

     The number of shares of Carolina Group stock to be outstanding after this offering does not include shares of Carolina Group stock underlying stock option awards that we expect to issue to officers, employees, non-employee directors and consultants of Lorillard upon completion of this offering and assumes no exercise of the underwriters' over-allotment option. We have granted to 49 officers, employees and non-employee directors of Lorillard options with respect to an aggregate of 208,000 shares of Carolina Group stock at an exercise price equal to the public offering price.

     Following this offering, the remaining interest in the Carolina Group not represented by the Carolina Group stock issued in this offering will be reflected in the financial statements of the Loews Group as an "intergroup interest" in the Carolina Group.

                       SUMMARY HISTORICAL FINANCIAL DATA

     This information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus or that we incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 111.

  LOEWS CORPORATION

     In the table below, we provide you with summary historical consolidated financial data of Loews. We prepared this information using our consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 2000 and at and for the nine-month periods ended September 30, 2001 and 2000. We derived the historical consolidated results of operations data below for each of the years in the three-year period ended December 31, 2000, and the historical consolidated balance sheet data at December 31, 2000 and 1999 from consolidated financial statements incorporated by reference in this prospectus audited by Deloitte & Touche LLP, independent auditors. We derived the historical consolidated results of operations data below for each of the years in the two-year period ended December 31, 1997 and the historical consolidated balance sheet data at December 31, 1998, 1997 and 1996 from audited consolidated financial statements not included or incorporated by reference in this prospectus. We derived the remaining data from unaudited consolidated financial statements for the periods presented.

     In the table below, we also present pro forma income (loss) data for the Loews Group and the Carolina Group. We have included unaudited pro forma financial statements for the Carolina Group starting on page F-54 of this prospectus.

                               NINE MONTHS ENDED
                                 SEPTEMBER 30                         YEAR ENDED DECEMBER 31
                             ---------------------   ---------------------------------------------------------
                               2001        2000        2000        1999        1998        1997        1996
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Revenues(1)................  $14,263.4   $15,727.0   $21,261.2   $21,442.7   $21,296.0   $20,266.6   $20,442.4
Income (loss) before taxes,
  minority interest and
  cumulative effect of
  changes in accounting
  principles -- net........  $(1,169.4)  $ 2,346.2   $ 3,205.9   $   944.2   $ 1,077.4   $ 1,593.2   $ 2,407.8
Income (loss) before
  cumulative effect of
  accounting changes.......  $  (723.9)  $ 1,373.8   $ 1,876.7   $   521.1   $   464.8   $   793.6   $ 1,383.9
Cumulative effect of
  changes in accounting
  principles -- net........      (53.3)                             (157.9)
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss)..........  $  (777.2)  $ 1,373.8   $ 1,876.7   $   363.2   $   464.8   $   793.6   $ 1,383.9
                             =========   =========   =========   =========   =========   =========   =========
INCOME (LOSS) PER SHARE:
Income (loss) before
  cumulative effect of
  accounting changes.......  $   (3.68)  $    6.90   $    9.44   $    2.40   $    2.03   $    3.45   $    5.96
Cumulative effect of
  changes in accounting
  principles -- net........      (0.27)                              (0.73)
                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss)..........  $   (3.95)  $    6.90   $    9.44   $    1.67   $    2.03   $    3.45   $    5.96
                             =========   =========   =========   =========   =========   =========   =========

                                                               NINE MONTHS             YEAR ENDED
                                                         ENDED SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                         ------------------------   -----------------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA INCOME (LOSS):
  Loews Group(2)
    Income (loss) before cumulative effect of
       accounting changes..............................          $(801.2)               $1,750.1
    Per share..........................................          $ (4.07)               $   8.81
    Shares of Loews common stock outstanding...........            196.7                   198.7
  Carolina Group(3)
    Income (loss) before cumulative effect of
       accounting changes..............................          $  77.3                $  126.6
    Per share..........................................          $  2.21                $   3.62
    Shares of Carolina Group stock outstanding.........             35.0                    35.0

-------------------------
(1) Certain amounts applicable to prior periods have been reclassified to conform to the presentation followed in 2001.

(2) Pro forma income (loss) before cumulative effect of accounting changes for the Loews Group gives effect to the following pro forma adjustments:

     (a) To accrue interest income on $2.5 billion of notional, intergroup debt at a rate of 8.0% per annum, net of taxes.

     (b) To reflect the Loews Group's 79.9% intergroup interest in the earnings of the Carolina Group.

(3) Pro forma income (loss) before cumulative effect of accounting changes for the Carolina Group gives effect to the following pro forma adjustments:

     (a) To accrue interest expense on $2.5 billion of notional, intergroup debt at a rate of 8.0% per annum, net of taxes.

     (b) To reflect completion of the offering of shares of Carolina Group stock described in this prospectus.

     (c) Net of reduction for the Loews Group's 79.9% intergroup interest in the earnings of the Carolina Group.

(4) Principal payments on notional debt in accordance with the Carolina Group policy statement have not been included in the pro forma adjustments.

                                                                          DECEMBER 31
                                    SEPTEMBER 30   ---------------------------------------------------------
                                        2001         2000        1999        1998        1997        1996
                                    ------------   ---------   ---------   ---------   ---------   ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
FINANCIAL POSITION:
Investments.......................   $41,404.4     $40,395.6   $40,633.0   $42,705.2   $41,619.1   $39,917.4
Total assets......................    75,597.4      70,877.1    69,463.7    70,979.4    69,983.1    67,402.9
Long-term debt....................     5,442.8       6,040.0     5,706.3     5,966.7     5,752.6     4,370.7
Shareholders' equity..............     9,710.0      11,191.1     9,977.7    10,201.2     9,665.1     8,731.2
Cash dividends per common share...        0.43          0.50        0.50        0.50        0.50        0.50
Book value per share..............       50.71         56.74       47.75       45.31       42.02       37.96
Shares of common stock
  outstanding.....................       191.5         197.2       209.0       225.2       230.0       230.0

  THE CAROLINA GROUP

     In the table below, we provide you with summary historical combined financial data of the Carolina Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the five-year period ended December 31, 2000 and at and for the nine-month periods ended September 30, 2001 and 2000. We derived the combined results of operations data below for the nine-month period ended September 30, 2001, and each of the years in the three-year period ended December 31, 2000, and the combined balance sheet data at September 30, 2001 and December 31, 2000 and 1999 from combined financial statements included in this prospectus, audited by Deloitte & Touche LLP, independent auditors. We derived the combined results of operations data below for each of the years in the two-year period ended December 31, 1997 and the combined balance sheet data at December 31, 1998, 1997 and 1996 from audited combined financial statements not included or incorporated by reference in this prospectus. We derived the remaining data from unaudited combined financial statements for the periods presented.

                              NINE MONTHS
                          ENDED SEPTEMBER 30                   YEAR ENDED DECEMBER 31
                          -------------------   ----------------------------------------------------
                            2001       2000       2000       1999       1998       1997       1996
                          --------   --------   --------   --------   --------   --------   --------
                                                        (IN MILLIONS)
RESULTS OF OPERATIONS:
Net sales (including
  federal excise taxes
  of $476.4, $508.4,
  $667.9, $512.6,
  $495.3, $491.0 and
  $477.6)...............  $3,389.5   $3,194.2   $4,233.8   $3,991.3   $2,807.5   $2,391.0   $2,212.4
Cost of sales...........   1,699.8    1,689.9    2,197.7    2,069.1      979.3      973.8      936.9
Selling, advertising and
  administrative........     976.9      670.4      918.7      900.2      712.9      668.9      586.1
Fixed non-unit based
  settlement costs......                                                 579.0      198.8
                          --------   --------   --------   --------   --------   --------   --------
Operating income........     712.8      833.9    1,117.4    1,022.0      536.3      549.5      689.4
Net investment income...      70.0       70.2      104.9       57.4       56.8       25.1       26.7
                          --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes.................     782.8      904.1    1,222.3    1,079.4      593.1      574.6      716.1
Income taxes............     307.4      345.9      469.5      427.6      241.6      211.6      271.9
                          --------   --------   --------   --------   --------   --------   --------
Net income..............  $  475.4   $  558.2   $  752.8   $  651.8   $  351.5   $  363.0   $  444.2
                          ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  EBITDA(1).............  $  802.5   $  924.3   $1,248.9   $1,118.2   $  616.9   $  596.5   $  738.0
  EBIT(1)...............     783.4      905.5    1,223.8    1,094.3      594.5      575.5      716.5
  Cash provided by
     operating
     activities(2)......   1,015.9      796.4      550.4    1,024.9      379.8      523.0      421.1

                                                                    DECEMBER 31
                                  SEPTEMBER 30   --------------------------------------------------
                                      2001         2000       1999       1998       1997      1996
                                  ------------   --------   --------   --------   --------   ------
                                                            (IN MILLIONS)
FINANCIAL POSITION:
Cash and cash equivalents,
  including marketable
  securities....................    $2,015.9     $1,516.5   $1,283.9   $  541.2   $  609.8   $226.3
Current assets..................     2,687.7      2,160.0    1,868.1      918.3      962.0    563.7
Current liabilities.............     1,662.9      1,074.7    1,051.6      446.3      427.4    304.2
Working capital.................     1,024.8      1,085.3      816.5      472.0      534.6    259.5
Total assets....................     3,201.2      2,666.6    2,208.7    1,276.3    1,337.7    897.2
Long-term debt..................                                 4.0        4.1        4.2      4.3
Combined attributed net
  assets........................     1,327.1      1,376.8      921.2      569.3      667.5    404.0

-------------------------

 (1) EBITDA (income before income taxes plus interest, depreciation and amortization) and EBIT (income before income taxes plus interest) are supplemental financial measures used by us in evaluating our business and should be read in conjunction with all of the information in the Selected Historical Combined Financial Data as well as the Combined Financial Statements (including the Notes thereto) prepared in accordance with accounting principles generally accepted in the United States of America. EBITDA and EBIT should not be considered as an alternative to income before income taxes or cash flow from operations or as an indication of the Carolina Group's performance or as a measure of liquidity. In addition, these measures may not be comparable to similarly titled measures of other companies.

 (2) See the Combined Financial Statements (including the Notes thereto) included elsewhere in this prospectus.

             SUMMARY PRO FORMA FINANCIAL DATA OF THE CAROLINA GROUP

     This information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus or that we incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 111.

     In the table below, we provide you with unaudited summary pro forma condensed combined financial information of the Carolina Group assuming the Carolina Group was a separate group as of January 1, 2000 for income statement purposes, and as of September 30, 2001 for balance sheet purposes. This pro forma information is based upon the historical financial statements of the Carolina Group, adjusted as described in the notes below. This pro forma information is not necessarily indicative of what the actual financial results of the Carolina Group would have been had the transactions taken place on January 1, 2000 or September 30, 2001, nor does it purport to indicate results of future operations.

     We have included detailed unaudited pro forma financial statements starting on page F-54 of this prospectus.

                                                               NINE MONTHS
                                                                  ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2001             2000
                                                              -------------    ------------
                                                                      (IN MILLIONS)
RESULTS OF OPERATIONS:
Net sales (including federal excise taxes of $476.4 and
  $667.9)...................................................    $ 3,389.5        $4,233.8
Cost of sales...............................................      1,699.8         2,197.7
Selling, advertising and administrative.....................        976.9           918.7
                                                                ---------        --------
Operating income............................................        712.8         1,117.4
Investment income...........................................         70.0           104.9

Interest expense............................................       (150.0)         (200.0)
                                                                ---------        --------
Income before income taxes..................................        632.8         1,022.3
Income taxes................................................        248.9           393.5
                                                                ---------        --------
Net income..................................................    $   383.9        $  628.8
                                                                =========        ========
                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
FINANCIAL POSITION:
Cash and cash equivalents, including marketable
  securities................................................    $ 2,015.9
Current assets..............................................      2,687.7
Current liabilities.........................................      1,662.9
Working capital.............................................      1,024.8
Total assets................................................      3,201.2
Long-term debt..............................................           --
Notional, intergroup debt...................................      2,500.0
Combined attributed net assets (deficiency).................     (1,172.9)

     The unaudited pro forma combined financial information for the Carolina Group gives effect to the following pro forma adjustments:

     (1) To reflect $2.5 billion of notional, intergroup debt of the Carolina Group.

     (2) To accrue interest expense at 8.0% on the notional, intergroup debt.

     (3) To reflect a tax adjustment for the impact of the interest expense discussed above.

     Subsequent to September 30, 2001, Lorillard paid cash dividends to Loews of $250.0 million in November of 2001 and $100.0 million in January of 2002. For accounting purposes, dividends paid by Lorillard are treated as paid by the Carolina Group to Loews.

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A SEPARATE LEGAL ENTITY. THE PURPOSE OF THE FOREGOING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOREGOING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

                      RISK FACTORS -- CAROLINA GROUP STOCK

     You should consider the following factors, in addition to the other information contained elsewhere in this prospectus, in connection with this offering.

WE CANNOT ASSURE YOU THAT LOEWS WILL PAY DIVIDENDS ON CAROLINA GROUP STOCK

     Determinations as to the future dividends on Carolina Group stock primarily will depend on the dividends paid to Loews by its subsidiaries, the capital requirements of Loews and other factors that our board of directors considers relevant. While we cannot assure you that we will do so, we currently intend to pay a quarterly dividend of $0.445 per share on Carolina Group stock following its issuance. Our board of directors could pay lesser dividends on Carolina Group stock than it would pay if the Carolina Group were a separate Delaware corporation. Furthermore, our ability to pay dividends on Carolina Group stock may be reduced by dividends that we pay on Loews common stock.

     Our board of directors reserves the right to declare and pay dividends on Carolina Group stock, and could, in its sole discretion, declare and pay dividends, or refrain from declaring and paying dividends, on Carolina Group stock. Our board of directors may take such actions regardless of the amounts available for the payment of dividends for Carolina Group stock, the amount of prior dividends declared on Carolina Group stock, the voting or liquidation rights of Carolina Group stock, or any other factor. See "Description of Loews Capital Stock -- Carolina Group Stock -- Dividends" for detailed information on the dividends we are permitted to pay with respect to Carolina Group stock.

     Dividends on Carolina Group stock, if any, will be payable out of the lesser of:

     - the assets of Loews legally available for the payment of dividends; and

     - the Carolina Group's "available dividend amount," which is intended to be the amount that would legally be available for the payment of dividends if the Carolina Group were a separate Delaware corporation.

LOEWS'S ABILITY TO PAY DIVIDENDS ON CAROLINA GROUP STOCK MAY BE LIMITED BY LOEWS'S HOLDING COMPANY STRUCTURE

     Loews is a holding company. Loews is dependent on the cash flows of its subsidiaries and cash distributions from those subsidiaries to Loews. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to Loews, whether in the form of loans, dividends or otherwise. In addition, Loews's subsidiaries may become parties to financing arrangements which contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to Loews. In the event of any insolvency, bankruptcy or similar proceedings of a subsidiary, creditors of such subsidiary would generally be entitled to priority over Loews with respect to assets of the affected subsidiary.

THE INDEPENDENCE OF THE BOARD OF DIRECTORS OF LORILLARD, INC. AND THE BOARD OF DIRECTORS OF ITS WHOLLY OWNED SUBSIDIARY, LORILLARD TOBACCO COMPANY, MAY AFFECT LORILLARD'S PAYMENT OF DIVIDENDS TO LOEWS AND THEREBY INHIBIT LOEWS'S ABILITY OR WILLINGNESS TO PAY DIVIDENDS AND MAKE OTHER DISTRIBUTIONS ON CAROLINA GROUP STOCK

     Loews's ability and willingness to pay dividends and make other distributions on Carolina Group stock, including dividends and distributions following a disposition of substantially all of the assets attributed to the Carolina Group, will depend on a number of factors, including whether the independent board of directors of Lorillard Tobacco Company causes Lorillard Tobacco Company to declare dividends to its parent, Lorillard, Inc. and whether, in turn, the independent board of directors of Lorillard, Inc. causes Lorillard, Inc. to declare dividends to Loews. In the event that Lorillard Tobacco Company or Lorillard, Inc. does not distribute its earnings, Loews is unlikely to pay dividends on Carolina Group stock. To the extent Lorillard, Inc. does not distribute net proceeds following the sale of substantially all of the assets attributed to the Carolina Group, Loews will not be required to apply the net proceeds to pay dividends to holders of Carolina Group stock, or redeem shares of Carolina Group stock.

     We expect that the boards of directors of each of Lorillard, Inc. and Lorillard Tobacco Company will continue to function independently of Loews and will direct the operations and management of the assets and businesses of those corporations, respectively. None of the individuals currently serving as directors of Lorillard, Inc. or Lorillard Tobacco Company are officers, directors or employees of Loews. Accordingly, each of these individuals may be considered to be independent of Loews. Notwithstanding Loews's right, as sole shareholder, to elect and remove directors of Lorillard, Inc., Loews has no present intention to remove any person currently serving as a director of Lorillard, Inc. Moreover, Loews expects that in the event of any future vacancies on the board of directors of Lorillard, Inc., Loews will nominate individuals who are not officers, directors or employees of Loews to fill such vacancies.

HOLDERS OF LOEWS COMMON STOCK AND CAROLINA GROUP STOCK WILL BE SHAREHOLDERS OF ONE COMPANY AND, THEREFORE, FINANCIAL IMPACTS ON ONE GROUP COULD AFFECT THE OTHER GROUP

     For the purposes of preparing the respective financial statements of the Loews Group and the Carolina Group, we will attribute assets, liabilities and shareholders' equity to these groups. However, the change in the capital structure of Loews that will result from this offering will not affect the legal title to those assets or the legal responsibility for those liabilities of Loews or of any of its subsidiaries.

     Holders of Loews common stock and holders of Carolina Group stock will all be common shareholders of Loews, and will be subject to risks associated with an investment in a single company. Financial effects arising from one group that affect Loews's consolidated results of operations or financial condition could, if significant, affect the market price of the class of common shares relating to the other group. In addition, if Loews or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of Loews and its subsidiaries taken as a whole. This, in turn, could increase the borrowing costs of Loews. Net losses of either group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of Loews legally available for payment of future dividends on Carolina Group stock. The recent terrorist attacks on the United States have had negative effects on Loews and its subsidiaries, particularly CNA Financial Corporation and Loews Hotels Holding Corporation. CNA Financial Corporation also has been negatively affected by developments associated with the recent filing by certain Enron entities for reorganization under Chapter 11 of the United States Bankruptcy Code. For these reasons, you should read Loews's consolidated financial information together with the financial information of the Loews Group and the Carolina Group and the documents filed by Loews with the SEC and incorporated by reference into this prospectus.

THE MARKET PRICE OF CAROLINA GROUP STOCK MAY NOT REFLECT THE FINANCIAL PERFORMANCE AND ECONOMIC VALUE OF THE CAROLINA GROUP AS WE INTEND AND MAY NOT EFFECTIVELY TRACK THE SEPARATE PERFORMANCE OF THE CAROLINA GROUP

     The market price of Carolina Group stock may not reflect the financial performance and economic value of the Carolina Group as we intend. The performance of Loews as a whole may affect the market price of Carolina Group stock or the market price of the Carolina Group stock could more independently reflect the performance of the Carolina Group. Investors may discount the value of Carolina Group stock because the Carolina Group is not a separate legal entity.

THE COMPLEX NATURE OF THE TERMS OF CAROLINA GROUP STOCK, OR CONFUSION IN THE MARKETPLACE ABOUT WHAT A TRACKING STOCK IS, COULD MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF CAROLINA GROUP STOCK

     Tracking stocks like Carolina Group stock are more complex than traditional common stock and are not directly or entirely comparable to common stock of stand-alone companies or companies that have been spun off by their parent companies. The complex nature of the terms of Carolina Group stock, and the potential difficulties investors may have in understanding these terms, may materially adversely affect the market price of Carolina Group stock. Examples of these terms include:

     - the discretion of our board of directors to make determinations that may affect Carolina Group stock and Loews common stock differently;

     - Loews's redemption and/or exchange rights under particular circumstances, described elsewhere in this prospectus; and

     - the disparate voting rights of Carolina Group stock and Loews common stock.

     Confusion in the marketplace about what a tracking stock is and what it is intended to represent, and/or investors' reluctance to invest in tracking stocks, could materially adversely affect the market price of Carolina Group stock.

THE CAROLINA GROUP STOCK PRICE COULD BE VOLATILE AND INVESTORS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE

     No market currently exists for Carolina Group stock. Because Carolina Group stock is intended to follow a more focused business than Loews as a whole and because we cannot predict the extent to which investor interest in Carolina Group stock will lead to the development of a liquid trading market for Carolina Group stock, the market price of Carolina Group stock may be volatile. This volatility may result from any of the following factors, some of which are beyond our control:

     - tobacco-related litigation and other contingencies affecting Lorillard or others in the tobacco business;

     - variations in Lorillard's quarterly operating results;

     - changes by securities analysts in financial estimates or investment recommendations relating to Carolina Group stock;

     - changes in market valuations of other tobacco-related companies; and

     - the potential for future sales or issuances of Loews common stock or Carolina Group stock.

HOLDERS OF LOEWS COMMON STOCK AND CAROLINA GROUP STOCK WILL GENERALLY VOTE TOGETHER AS A SINGLE CLASS

     Following the offering of Carolina Group stock, holders of Carolina Group stock will generally not have the right to vote separately as a class. Holders of Carolina Group stock will have the right to vote as a separate class only to the extent required by Delaware law. We do not plan to hold separate meetings for holders of Carolina Group stock.

HOLDERS OF LOEWS COMMON STOCK WILL HAVE SIGNIFICANTLY GREATER VOTING POWER THAN HOLDERS OF CAROLINA GROUP STOCK WITH RESPECT TO ANY MATTER AS TO WHICH ALL OF OUR COMMON SHARES VOTE TOGETHER AS ONE CLASS

     Currently, each share of Loews common stock has one vote. Each share of Carolina Group stock will be entitled to 1/10 of a vote, which we expect to be disproportionately less than the initial economic interest represented by each share of Carolina Group stock. When a vote is taken on any matter as to which all of our common shares are voting together as one class, holders of Loews common stock will have significantly greater voting power than holders of Carolina Group stock. Immediately following this offering, holders of Loews common stock will control 98.2% of the combined voting power of Loews and holders of Carolina Group stock will control 1.8% of the combined voting power of Loews. The percentages in the preceding sentence do not give effect to the exercise of the underwriters' over-allotment option. The voting power of Carolina Group stock will be subject to adjustment for stock splits, stock dividends and combinations with respect to either class of stock.

HOLDERS OF CAROLINA GROUP STOCK MAY HAVE INTERESTS DIFFERENT FROM HOLDERS OF LOEWS COMMON STOCK

     The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of Loews common stock and Carolina Group stock diverge or conflict or appear to diverge or conflict. Subject to its fiduciary duties, our board of directors could, in its sole discretion, from time to time, make determinations or implement policies that disproportionately affect the groups or the different classes of stock. Our board of directors will not be required to select the option that would result in the highest value for the holders of Carolina Group stock. Examples include determinations by our board of directors to:

     - pay or omit the payment of dividends on Loews common stock or Carolina Group stock;

     - redeem shares of Carolina Group stock;

     - approve dispositions of Loews assets attributed to either group;

     - reallocate funds or assets between groups and determine the amount and type of consideration paid therefor;

     - allocate business opportunities, resources and personnel;

     - allocate the proceeds of issuances of Carolina Group stock either to the Loews Group, with a corresponding reduction in the intergroup interest, if and to the extent there is an intergroup interest, or to the combined attributed net assets of the Carolina Group;

     - formulate public policy positions for Loews;

     - establish relationships between the groups;

     - make financial decisions with respect to one group that could be considered to be detrimental to the other group; and

     - settle or otherwise seek to resolve actual or potential litigation against Loews in ways that might adversely affect Lorillard.

Any such decisions by our board of directors could have or be perceived to have a negative effect on the Carolina Group and could have a negative effect on the market price of Carolina Group stock.

IF CAROLINA GROUP STOCK IS NOT TREATED AS A CLASS OF COMMON STOCK OF LOEWS, SEVERAL ADVERSE FEDERAL INCOME TAX CONSEQUENCES WILL RESULT

     If Carolina Group stock is considered property other than common stock of Loews, Loews would generally be taxed on a portion of the appreciation of the assets reflected in the Carolina Group. According to the Carolina Group policy statement, the Carolina Group would be responsible for the payment of these taxes. In addition, Loews may no longer be able to file a consolidated U.S. federal income tax return with the Carolina Group. See "Relationship Between the Loews Group and the Carolina Group -- Relationship with Loews -- Taxes." These tax liabilities, if they arise, would be likely to have a material adverse effect on Loews and the Carolina Group.

CHANGES IN THE TAX LAW OR IN THE INTERPRETATION OF CURRENT TAX LAW MAY RESULT IN REDEMPTION OF THE CAROLINA GROUP STOCK OR CESSATION OF THE ISSUANCE OF SHARES OF CAROLINA GROUP STOCK

     If there are adverse tax consequences to the issuance of Carolina Group stock, it is possible that we would not issue shares of Carolina Group stock even if we would otherwise choose to do so. This possibility could affect the value of Carolina Group stock then outstanding. Furthermore, we are entitled to redeem Carolina Group stock for either (1) cash in an amount equal to 105% of the market value of Carolina Group stock or (2) Loews common stock having a value equal to 100% of the market value of the Carolina Group stock, if, based upon the opinion of tax counsel, there are adverse federal income tax law developments related to Carolina Group stock that occur after the issuance of Carolina Group stock.

OUR BOARD OF DIRECTORS MAY REDEEM SHARES OF CAROLINA GROUP STOCK AFTER THE SECOND ANNIVERSARY OF THE PUBLIC ISSUANCE OF CAROLINA GROUP STOCK UNTIL THE 90TH DAY AFTER THE DISPOSITION OF 80% OF THE ASSETS ATTRIBUTED TO THE CAROLINA GROUP

     Our board of directors may, after the second anniversary of the date we initially issue shares of Carolina Group stock until the 90th day after the disposition of 80% of the assets attributed to the Carolina Group, redeem all outstanding shares of Carolina Group stock for either (1) cash in an amount equal to 120% of the Carolina Group stock's market value or (2) Loews common stock having a value equal to 115% of the Carolina Group stock's market value. A decision to redeem the Carolina Group stock could be made at a time when either or both of the Loews common stock and Carolina Group stock may be considered to be overvalued or undervalued. In addition, a redemption would preclude holders of Carolina Group stock from retaining their investment in a security intended to reflect separately the economic performance of the Carolina Group. It would also give holders of shares of converted Carolina Group stock an amount of consideration that may be less than the amount of consideration a third-party buyer pays or would pay for all or substantially all of the assets attributed to the Carolina Group. For further details, see "Description of Loews Capital Stock --Carolina Group Stock -- Redemption."

IF WE CHOOSE TO REDEEM CAROLINA GROUP STOCK FOR CASH, HOLDERS OF CAROLINA GROUP STOCK MAY HAVE TAXABLE GAIN OR TAXABLE INCOME

     We may, under certain circumstances, redeem Carolina Group stock for cash. If we choose to do so, holders of Carolina Group stock would generally be subject to tax on the excess, if any, of the total consideration they receive for their Carolina Group stock over their adjusted basis in the Carolina Group stock.

OUR BOARD OF DIRECTORS WILL NOT OWE A SEPARATE DUTY TO HOLDERS OF CAROLINA GROUP STOCK

     Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all shareholders regardless of class or series, and does not have separate or additional duties to either group of shareholders. Thus, holders of Carolina Group stock who believe that a determination by our board of directors has a disparate impact on their class of stock may not be able to obtain a remedy for such a claim.

OUR BOARD OF DIRECTORS MAY CHANGE THE CAROLINA GROUP POLICY STATEMENT WITHOUT SHAREHOLDER APPROVAL

     In connection with the issuance of Carolina Group stock, our board of directors intends to adopt the Carolina Group policy statement that we describe in this prospectus to govern the relationship between the Loews Group and the Carolina Group. Our board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders. Our board of directors may also adopt additional policies, depending upon the circumstances. Any changes to our policies could have a negative effect on the holders of Carolina Group stock.

OUR DIRECTORS' AND OFFICERS' DISPROPORTIONATE OWNERSHIP OF LOEWS COMMON STOCK COMPARED TO CAROLINA GROUP STOCK MAY GIVE RISE TO CONFLICTS OF INTEREST

     Our directors and officers own shares of Loews common stock and have been awarded stock options with respect to shares of Loews common stock. As of September 30, 2001, our directors and executive officers beneficially owned approximately 29.8% of the total voting power of the outstanding Loews common stock. The investment by our directors and officers in Carolina Group stock, if any, is likely to be significantly less than the investment by our directors and officers in Loews common stock. Accordingly, our directors and officers could have an economic incentive to favor the Loews Group over the Carolina Group.

BECAUSE IT WILL BE POSSIBLE FOR AN ACQUIROR TO OBTAIN CONTROL OF LOEWS BY PURCHASING SHARES OF LOEWS COMMON STOCK WITHOUT PURCHASING ANY SHARES OF CAROLINA GROUP STOCK, HOLDERS OF CAROLINA GROUP STOCK MAY NOT SHARE IN ANY TAKEOVER PREMIUM

     Because holders of Loews common stock will have significantly greater voting power than holders of Carolina Group stock, a potential acquiror could acquire control of Loews by acquiring shares of Loews common stock without purchasing any shares of Carolina Group stock. As a result, holders of Carolina Group stock might not share in any takeover premium and Carolina Group stock may have a lower market price than it would have if there were a greater likelihood that holders of Carolina Group stock would share in any takeover premium.

HOLDERS OF CAROLINA GROUP STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THE CAROLINA GROUP THAN IF THE CAROLINA GROUP WERE A SEPARATE COMPANY

     Assuming the assets attributed to the Carolina Group represent less than substantially all of the assets of Loews as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the assets owned by Loews and attributed to the Carolina Group, because the Delaware General Corporation Law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. Similarly, the boards of directors of Lorillard, Inc. or its subsidiaries could decide to sell or otherwise dispose of the operating and other assets reflected in the financial statements of the Carolina Group without the approval of holders of Carolina Group stock.

     If 80% or more of the assets attributed to the Carolina Group are sold:

     - Loews will pay a special dividend to holders of Carolina Group stock in an amount equal to their pro rata share of the net proceeds (subject to reduction for repayment of notional debt, amounts not distributed from Lorillard to Loews, and the creation by Loews of reserves for tobacco-related contingent liabilities and future costs) from the disposition in the form of cash and/or securities (other than Loews common stock);

     - Loews will redeem shares of Carolina Group stock for cash and/or securities (other than Loews common stock) in an amount equal to the pro rata share of the net proceeds (subject to reduction for repayment of notional debt) from the disposition;

     - Loews will redeem shares of Carolina Group stock for shares of Loews common stock at a 15% premium based on the respective market values of Carolina Group stock and Loews common stock during the 20 consecutive trading days ending on the 5th trading day prior to announcement of the sale; or

     - Loews will take some combination of the actions described above.

Our board of directors has the discretion to choose from the foregoing options. The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could be significantly different. Our board of directors would not be required to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

     If, on the 91st day following the sale of 80% or more of the assets attributed to the Carolina Group, Loews has not redeemed all of the outstanding shares of Carolina Group stock and Lorillard subsequently distributes to Loews any previously undistributed portion of the net proceeds and/or Loews subsequently releases any amount of net proceeds previously retained by Loews as a reserve for tobacco-related contingent liabilities or future costs, Loews will distribute the pro rata share of such amounts to holders of Carolina Group stock. At any time after:

     - Lorillard has distributed to Loews all previously undistributed portions of the net proceeds;

     - no amounts remain in reserve in respect of tobacco-related contingent liabilities and future costs; and

     - the only asset remaining in the Carolina Group is cash and/or cash equivalents,

Loews may redeem all of the outstanding shares of Carolina Group stock for cash in an amount equal to the greater of (1) the pro rata share of the remaining assets of the Carolina Group and (2) $0.001 per share of Carolina Group stock. See "Description of Loews Capital Stock -- Carolina Group
Stock -- Redemption -- Redemption in connection with certain significant transactions."

     If the Carolina Group were a separate, independent company and its shares were acquired by another person, some of the costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive an amount greater than the net proceeds that would be received by the holders of the Carolina Group stock. In addition, we cannot assure you that the net proceeds per share of Carolina Group stock received by its holder in connection with any redemption following a sale of Carolina Group assets will be equal to or greater than the market value per share of Carolina Group stock prior to or after announcement of a sale of assets reflected in the Carolina Group. Nor can we assure you that where consideration is based on the market value of the Carolina Group stock that the market value will be equal to or greater than the net proceeds per share of Carolina Group stock.

IN THE FUTURE, LOEWS MAY CAUSE A MANDATORY EXCHANGE OF CAROLINA GROUP STOCK

     Loews may exchange all outstanding shares of Carolina Group stock for shares of one or more qualifying subsidiaries of Loews. Such an exchange would result in the qualifying subsidiary becoming a separate public company and the holders of Carolina Group stock owning shares directly in that subsidiary. If Loews chooses to exchange shares of Carolina Group stock in this manner, the market value of the common stock received in that exchange could be less than the market value of Carolina Group stock exchanged.

FUTURE SALES OF CAROLINA GROUP STOCK AND LOEWS COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF CAROLINA GROUP STOCK AND OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

     Sales of substantial amounts of Carolina Group stock or Loews common stock in the public market after we complete this offering could depress the market price of Carolina Group stock. Such sales could also impair Loews's ability to raise capital in the future. The shares of Carolina Group stock that we sell to the public in the public offering will be freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates" of Loews, as defined under the Securities Act. Any sales of substantial amounts of Carolina Group stock or Loews common stock in the public market, or the perception that such sales might occur, whether as a result of the public offering or otherwise, could materially adversely affect the market price of Carolina Group stock. Our board of directors will not solicit the approval of holders of Carolina Group stock prior to the issuance of authorized but unissued shares of Loews common stock or Carolina Group stock, unless that approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements.

IF WE LIQUIDATE LOEWS, AMOUNTS DISTRIBUTED TO HOLDERS OF CAROLINA GROUP STOCK MAY NOT REFLECT THE VALUE OF THE ASSETS ATTRIBUTED TO THE CAROLINA GROUP

     Following this offering, in the event of a liquidation, we would determine the liquidation rights of the holders of the Carolina Group stock in accordance with the market capitalization of the outstanding shares of the Loews Group and the Carolina Group at a specified time prior to the time of liquidation. However, the relative market capitalization of the outstanding shares of each group may not correctly reflect the value of the net assets remaining and attributed to the groups after satisfaction of outstanding liabilities. Accordingly, the holders of Carolina Group stock could receive less consideration upon liquidation than they would if the groups were separate entities.

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

                       RISK FACTORS -- THE CAROLINA GROUP

LORILLARD HAS A $16.25 BILLION JUDGMENT ENTERED AGAINST IT IN THE ENGLE LITIGATION; IF LORILLARD IS UNSUCCESSFUL IN ITS APPEAL OF THIS JUDGMENT, OR THE STAY OF THE JUDGMENT IS TERMINATED, THE JUDGMENT COULD RESULT IN THE LOSS OF ALL OR SUBSTANTIALLY ALL OF THE VALUE OF ANY OUTSTANDING SHARES OF CAROLINA GROUP STOCK

     On November 6, 2000, the Circuit Court of Dade County, Florida, entered a final judgment in favor of the plaintiffs in Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). Engle is a class action case on behalf of Florida residents and citizens and their survivors alleging personal injury or death due to their addiction to cigarettes containing nicotine. Under the court's final judgment, Lorillard is liable for $16.25 billion in punitive damages and as much as $12.5 million in compensatory damages. The judgment also provides that the jury's awards bear interest at the rate of 10% per year. Three other defendants in the Engle matter are subject to punitive damages totaling $127.83 billion in the aggregate.

     Lorillard has appealed the Engle judgment, but we cannot assure you that Lorillard will ultimately prevail on appeal. In the event that the circuit court's $16.25 billion punitive damages judgment against Lorillard is ultimately upheld, the amount of that judgment would significantly exceed the assets of Lorillard. Even if the circuit court's $16.25 billion punitive damages judgment were reduced, the reduced amount of the final judgment might ultimately exceed the assets of Lorillard and result in a liquidation or bankruptcy of Lorillard. The failure to prevail on appeal in the Engle case would have a significant adverse effect on the results of operations and financial condition of Lorillard and could result in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. See "Business -- Legal
Proceedings -- Class Action Cases -- The Engle Case" for a more detailed discussion of the Engle case.

     In exchange for a $200.0 million payment by Lorillard, the class in the Engle case has agreed to a stay of execution of its punitive damages judgment until appellate review is completed. We refer to this agreement as the Engle agreement. However, if Lorillard, Inc.'s balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) falls below $921.2 million, the stay pursuant to the agreement would terminate and the class would be free to challenge the separate stay granted in favor of Lorillard pursuant to Florida legislation enacted in May of 2000. As of September 30, 2001, Lorillard, Inc. had a balance sheet net worth of approximately $1.3 billion. The Florida legislation limits to $100.0 million the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. If the agreed upon stay were terminated, a successful challenge of the statutory stay of execution could result in Lorillard's bankruptcy and in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock.

THE ENGLE AGREEMENT MAY AFFECT LORILLARD'S PAYMENT OF DIVIDENDS TO LOEWS AND THEREBY INHIBIT LOEWS'S ABILITY OR WILLINGNESS TO PAY DIVIDENDS ON CAROLINA GROUP STOCK

     Under the Engle agreement, described immediately above, Lorillard, Inc. is required to maintain a balance sheet net worth of at least $921.2 million. Because dividends from Lorillard, Inc. to Loews are deducted from the balance sheet net worth of Lorillard, Inc., the Engle agreement may affect the payment of dividends by Lorillard, Inc. to Loews. For a description of the Engle agreement, see "-- Lorillard has a $16.25 billion judgment entered against it in the Engle litigation; if Lorillard is unsuccessful in its appeal of this judgment, or the stay of the judgment is terminated, the judgment could result in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock," and "Business -- Legal Proceedings -- Class Action Cases -- The Engle Case."

LORILLARD IS A DEFENDANT IN MORE THAN 4,274 TOBACCO-RELATED LAWSUITS, WHICH ARE EXTREMELY COSTLY TO DEFEND, AND WHICH COULD RESULT IN SUBSTANTIAL JUDGMENTS AGAINST LORILLARD

     Numerous legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes are pending against Lorillard, and it is likely that similar claims will continue to be filed for the foreseeable future. There has been a noteworthy increase in the number of pending cases in recent years. Recent settlements and victories by plaintiffs in highly publicized cases against Lorillard and other tobacco companies, together with acknowledgments by Lorillard and other tobacco companies regarding the health effects of smoking, may stimulate further claims. In addition, adverse outcomes in pending cases could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation.

     Approximately 4,274 tobacco-related cases are pending against Lorillard in the United States. Punitive damages, often in amounts ranging into the billions of dollars, are specifically pleaded in a number of cases in addition to compensatory and other damages. An unfavorable resolution of any of these actions could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock. It is possible that the outcome of these cases, individually or in the aggregate, could result in bankruptcy and in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. Even if Lorillard is successful in defending some or all of these actions, these types of cases are very expensive to defend. A material increase in the number of pending claims could significantly increase defense costs and have a material adverse effect on Lorillard's results of operations and financial condition, which in turn could adversely affect the value of Carolina Group stock. For a discussion of tobacco litigation, see "Business -- Legal Proceedings."

LORILLARD IS A DEFENDANT IN AN ACTION BROUGHT BY THE U.S. DEPARTMENT OF JUSTICE THAT COULD RESULT IN SUBSTANTIAL DAMAGES OR DISGORGEMENT OF PROFITS

     On September 22, 1999, the U.S. Department of Justice brought an action against Lorillard and other tobacco companies. The government seeks to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government seeks, pursuant to the federal Racketeer Influenced and Corrupt Organization Act, or RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering "enterprise." During September of 2000, the court dismissed the government's claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions to the Social Security Act. During July of 2001, the court reaffirmed its dismissal of the Medical Care Recovery Act claims, and dismissed the Medicare as Secondary Payer Act claims, which the government had attempted to reassert in an amended complaint. The RICO claims were not dismissed and a trial has been scheduled for June of 2003. An unfavorable resolution of this action could result in damages in the billions of dollars and have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock. For a discussion of the government's case, see "Business -- Legal
Proceedings -- Reimbursement Cases -- U.S. Federal Government Action."

WE INTEND TO ALLOCATE TO THE CAROLINA GROUP ANY LIABILITIES OR EXPENSES THAT LOEWS INCURS AS A RESULT OF TOBACCO-RELATED LITIGATION

     The Carolina Group will be allocated any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. This allocation could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

     Accordingly, Loews and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of Loews from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to Loews or an increase in Lorillard's exposure in such litigation. In such an event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

LORILLARD HAS SUBSTANTIAL PAYMENT OBLIGATIONS UNDER LITIGATION SETTLEMENT AGREEMENTS WHICH WILL MATERIALLY ADVERSELY AFFECT ITS CASH FLOWS AND OPERATING INCOME IN FUTURE PERIODS

     On November 23, 1998, Lorillard and other manufacturers of tobacco products entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands, to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. Lorillard and the other major U.S. tobacco manufacturers had previously settled similar claims brought by four other states, Florida, Texas, Minnesota and Mississippi. Throughout this document we refer to the Master Settlement Agreement, together with the agreements with Florida, Texas, Minnesota and Mississippi, as the "State Settlement Agreements."

     Under the State Settlement Agreements, Lorillard is obligated to pay approximately $1.1 billion in 2001 ($603.3 million of which Lorillard paid as of September 30, 2001) and annual payments are expected to be in excess of $1.0 billion in future years. To satisfy its payment obligations under these settlements, Lorillard has raised prices on cigarettes, and the price increases have adversely affected its sales volumes. See "Business -- Payment Obligations under the State Settlement Agreements" for additional information about Lorillard's payment obligations under the State Settlement Agreements. Lorillard's obligations under the State Settlement Agreements will materially adversely affect its cash flows and operating income in future periods.

CONCERNS THAT MENTHOLATED CIGARETTES MAY POSE GREATER HEALTH RISKS COULD ADVERSELY AFFECT LORILLARD

     Some plaintiffs and other sources, including the Centers for Disease Control and Prevention, have claimed that mentholated cigarettes may pose greater health risks than non-mentholated cigarettes. If such claims were to be substantiated, Lorillard, as the leading manufacturer of mentholated cigarettes in the United States, could face increased exposure to tobacco-related litigation. Even if those claims are not substantiated, increased concerns about the health impact of mentholated cigarettes could adversely affect Lorillard's sales, including sales of Newport.

LORILLARD IS DEPENDENT ON THE U.S. CIGARETTE BUSINESS, WHICH WE EXPECT TO CONTINUE TO CONTRACT

     Lorillard's U.S. cigarette business is currently its only significant business. The U.S. cigarette market has generally been contracting and we expect it to continue to contract. Lorillard does not have foreign cigarette sales that could offset these effects, as it sold the international rights to substantially all of its brands, including Newport, in 1977. As a result of price increases, restrictions on advertising and promotions, funding by U.S. manufacturers, including Lorillard, of smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups, and other factors, U.S. cigarette shipments among major U.S. cigarette manufacturers have decreased at a compound annual rate of approximately 2.1% over the period 1980-2000, as measured by Management Science Associates. Lorillard's wholesale list prices increased by an average of 117% from August of 1997 through its most recent price increase in October of 2001. In addition, recent and future price increases may encourage smokers to switch from premium to discount brands, particularly during times of economic weakness. Lorillard's focus on the premium market and its obligations under the State Settlement Agreements make it very difficult to compete successfully in the discount market. If the market for premium cigarettes contracts, and Lorillard is unable to capture market share from its competitors, there could be a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD IS SUBJECT TO IMPORTANT LIMITATIONS ON ADVERTISING AND MARKETING CIGARETTES THAT COULD HARM ITS COMPETITIVE POSITION

     Television and radio advertisements of tobacco products have been prohibited since 1971. Under the State Settlement Agreements, Lorillard generally cannot use billboard advertising, cartoon characters, sponsorship of concerts, non-tobacco merchandise bearing its brand names and various other advertising and marketing techniques. In addition, the Master Settlement Agreement prohibits the targeting of youth in advertising, promotion or marketing of tobacco products. Accordingly, Lorillard has determined not to advertise its cigarettes in magazines with large readership among people under the age of 18. Additional restrictions may be imposed or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of an existing brand if sales or market share decline for any reason. Moreover, these limitations significantly impair the ability of cigarette manufacturers, including Lorillard, to launch new premium brands. For a more detailed discussion of the business restrictions contained in the Master Settlement Agreement, see "Business -- Advertising and Sales Promotion." With the exception of Newport, unit sales of Lorillard's brands are declining, and Lorillard does not expect to reverse this trend. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

THE CIGARETTE INDUSTRY IS SUBJECT TO SUBSTANTIAL AND INCREASING REGULATION AND TAXATION

     A wide variety of federal, state and local laws limits the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. This trend has had, and is likely to continue to have, a material adverse effect on Lorillard's competitive position, sales volumes, operating income and cash flows. Private businesses have also adopted regulations which prohibit or restrict, or are intended to discourage, smoking. In addition, cigarettes are subject to substantial and increasing excise taxes. Federal excise taxes included in the price of cigarettes are $17.00 per thousand cigarettes ($0.34 per pack of 20 cigarettes). On January 1, 2002, the federal excise tax on cigarettes increased by $2.50 per thousand cigarettes. Additional excise taxes, which are levied upon and paid by the distributors, are also in effect in the 50 states, the District of Columbia and many municipalities. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. The state taxes generally range from $.025 to $1.425 per package of 20 cigarettes. Increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands. Both of these results could have a material adverse effect on the results of operations and financial condition of Lorillard, which competes in the discount market on a limited basis.

     In 1996, the U.S. Food and Drug Administration, the FDA, published regulations that would have severely restricted cigarette advertising and promotion and limited the manner in which tobacco products could be sold. On March 21, 2000, the U.S. Supreme Court held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug, and Cosmetic Act and, accordingly, the FDA's assertion of jurisdiction over tobacco products was impermissible under that Act. Since the Supreme Court decision, various proposals have been made for federal and state legislation to regulate cigarette manufacturers. Recently, a Presidential commission appointed by former President Clinton issued a final report recommending that the FDA be given authority by Congress to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health. In addition, Congressional advocates of FDA regulation have introduced legislation for consideration by the 107th Congress. Some states have also enacted or proposed regulations, including with respect to mandatory disclosure of ingredients, including flavorings, some of which are trade secrets, and requiring that cigarettes sold in their states have reduced ignition propensity. Ignition propensity refers to a lit cigarette's susceptibility to burning or igniting other materials while not being smoked. Lorillard cannot predict the ultimate outcome of these proposals. Additional federal or state regulation relating to the manufacture, sale, distribution, advertising and labeling of tobacco products could reduce sales, increase costs and have a material adverse effect on Lorillard's business. Extensive and inconsistent regulation by multiple states could prove to be particularly disruptive to Lorillard's business. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

COMPETITION FROM OTHER CIGARETTE MAKERS COULD ADVERSELY AFFECT LORILLARD

     The cigarette industry is highly competitive. Some of Lorillard's competitors have substantially greater financial, marketing, personnel and other resources than Lorillard has. In particular, Philip Morris had a 51.1% share of the U.S. cigarette market in the first nine months of 2001. R.J. Reynolds also has significant financial resources and market share with a 22.4% share of the U.S. cigarette market in the first nine months of 2001. For the first nine months of 2001, Lorillard had a 9.4% share of the U.S. cigarette market.

     Lorillard believes its ability to compete more effectively has been restrained by the Philip Morris Retail Leaders program. The Philip Morris Retail Leaders program offers significant financial incentives to retail stores in exchange for preferred shelf space and signage for Philip Morris products and the imposition of severe restrictions on the ability of Philip Morris's competitors to visibly display and promote their products at participating retail stores. Lorillard believes the Retail Leaders program has substantially restrained its ability to advertise, promote and market its products more effectively. Lorillard and other tobacco companies have brought suit alleging, among other claims, that Philip Morris has used its influence with retail outlets to deny Lorillard and other tobacco companies access to visible in-store display and adequate signage space for their cigarette brands, a critical means of competition.

     The volume of cigarette sales is sensitive to price changes. Changes in pricing by Lorillard or other cigarette manufacturers could have an adverse impact on Lorillard's volume of units sold. For example, in recent years, wholesale price increases by Philip Morris and others have resulted in price increases at the retail level that Lorillard believes adversely affected industry unit sales. By contrast, in 1993, Philip Morris substantially reduced wholesale prices. In an effort to prevent the loss of sales, Lorillard reduced its wholesale prices and its results were adversely affected. Future price changes could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

     Philip Morris has developed an alternative cigarette called Accord(R) in which the tobacco is heated rather than burned. R.J. Reynolds has developed an alternative cigarette called Eclipse(R) in which the tobacco is primarily heated, with only a small amount of tobacco burned. Philip Morris and R.J. Reynolds have indicated that these products may deliver fewer smoke components as compared to conventional cigarettes. Vector Tobacco, Ltd., parent company of Liggett Group, has developed an alternative cigarette called Omni(R), which it claims has lower levels of a number of toxic and cancer-causing compounds. Brown & Williamson has developed an alternative cigarette called Advance(R), which is designed to reduce levels of a broad range of carcinogens and other toxins in smoke. Lorillard has not developed an alternative cigarette similar to Accord(R), Eclipse(R), Omni(R) or Advance(R). Should Accord(R), Eclipse(R), Omni(R) or Advance(R) gain a significant share of the U.S. cigarette market, Lorillard may be at a competitive disadvantage.

     In recent years, small manufacturers of low-price cigarettes have proliferated and have increased their combined market share to 8.5% of U.S. industry unit sales in 2000. Because some of these small manufacturers are not obligated to make significant payments under the State Settlement Agreements, these manufacturers have a substantial cost advantage in the discount segment of the U.S. cigarette market. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD MAY NOT BE ABLE TO DEVELOP, PRODUCE OR COMMERCIALIZE COMPETITIVE NEW PRODUCTS AND TECHNOLOGIES REQUIRED BY REGULATORY CHANGES OR CHANGES IN CONSUMER PREFERENCES

     Consumer health concerns and changes in regulations are likely to require Lorillard to introduce new products or make substantial changes to existing products. For example, New York State has recently enacted legislation requiring that cigarette manufacturers reduce the ignition propensity of their products. We cannot assure you that Lorillard will be able to meet the requisite standards without adversely affecting its profitability and without adversely affecting the taste of its product, or otherwise reducing consumer acceptance. Similarly, Lorillard believes that there will be increasing pressure from public health authorities and consumers to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. Lorillard may not be able to develop a reduced risk product that is acceptable to consumers in a cost-effective manner, or at all. The costs associated with developing new products and technologies, as well as the inability to develop acceptable products in response to competitive conditions or regulatory requirements, may have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD IS A DEFENDANT IN MULTIPLE TOBACCO-RELATED ANTITRUST LAWSUITS

     Lorillard is a defendant in multiple actions alleging violations of federal and state antitrust laws, including allegations that Lorillard and the other defendants conspired to fix prices of cigarettes. For a more detailed discussion of these cases, see "Business -- Legal Proceedings -- Tobacco-Related Antitrust Cases." An adverse outcome in any of these cases could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD DERIVES MOST OF ITS REVENUE FROM THE SALES OF ONE PRODUCT

     Lorillard's largest selling brand, Newport, accounted for approximately 84% of Lorillard's sales revenue in 2000. Lorillard's principal strategic plan revolves around the advertising and promotion of its Newport brand. Lorillard cannot ensure that it will successfully implement its strategic plan with respect to Newport or that implementation of its strategic plan will result in the maintenance or growth of Newport brand sales. The failure by Lorillard to maintain sales of Newport could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD RELIES ON A SINGLE MANUFACTURING FACILITY FOR THE PRODUCTION OF ITS CIGARETTES

     Lorillard produces all of its cigarettes at its Greensboro, North Carolina manufacturing facility. If Lorillard's manufacturing plant is damaged, destroyed or incapacitated or Lorillard is otherwise unable to operate its manufacturing facility, Lorillard may be unable to produce cigarettes and may be unable to meet customer demand. Any such disruption could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD RELIES ON A LIMITED NUMBER OF KEY EXECUTIVES AND HAS EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, DIFFICULTY IN ATTRACTING AND HIRING QUALIFIED NEW PERSONNEL IN SOME AREAS OF ITS BUSINESS

     The loss of any of Lorillard's key employees could adversely affect its business. Other than with respect to Lorillard's chief executive officer, Martin
L. Orlowsky, Lorillard does not have employment agreements with any of its key employees. Lorillard is currently experiencing difficulty in identifying and hiring qualified personnel in some areas of its business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of the services of any key personnel or Lorillard's inability to attract and hire personnel with the requisite skills could restrict Lorillard's ability to develop new products, enhance existing products in a timely manner, sell products or manage its business effectively. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

                           FORWARD-LOOKING STATEMENTS

     Some statements in this prospectus or incorporated by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believes," "expects," "intends," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements. These statements inherently are subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others:

     - the impact of competitive products, policies and pricing;

     - product and policy demand and market responses;

     - development of claims and their impact on loss reserves with respect to CNA Financial Corporation and its subsidiaries;

     - the performance of reinsurance companies under reinsurance contracts with CNA Financial Corporation and its subsidiaries;

     - general economic and business conditions;

     - changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;

     - changes in foreign, political, social and economic conditions;

     - regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings;

     - changes in foreign and domestic oil and gas exploration and production activity, and expenditures related to rig conversion and upgrade;

     - changes in the composition of the loss reserves of CNA Financial Corporation and its subsidiaries and the possibility of future increases in reserves;

     - limitations upon Loews's ability to receive dividends from its insurance subsidiaries imposed by state regulatory agencies and minimum risk-based capital standards based on standards established by the National Association of Insurance Commissioners;

     - the possibility of downgrades in Loews's or its subsidiaries' ratings by ratings agencies and changes in rating agency policies and practices;

     - the actual closing of contemplated transactions and agreements;

     - the results of financing efforts; and

     - the economic effects of the recent terrorist attacks.

     The tobacco industry continues to be subject to:

     - claims and regulations relating to the use of tobacco products and exposure to environmental tobacco smoke;

     - legislation, including actual and potential excise tax increases;

     - increasing marketing and regulatory restrictions, governmental regulation and privately imposed smoking restrictions;

     - litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the general understandings of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; and

     - the effects of price increases related to the Master Settlement Agreement and other state settlement agreements and excise tax increases on consumption rates.

Developments in any of these areas, which we describe more fully elsewhere in this prospectus, could cause results of the Carolina Group to differ materially from results that have been or may be projected by or on behalf of the Carolina Group.

     These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

                             ABOUT THIS PROSPECTUS

     In accordance with standard industry practice, market share data presented in this document is based on the number of individual cigarettes shipped. Lorillard primarily relies on the following three sources of data for market share assessments:

     - The Maxwell Report, an independent third-party industry report published by industry analyst John C. Maxwell, Jr., collects wholesale unit sales volume data on an industry, brand, company, and selected segment basis (including menthol versus non-menthol and premium versus discount).

     - Management Science Associates, Inc., an independent third-party database management organization, collects wholesale shipment data from various cigarette manufacturers and provides analysis of market share, unit sales volume and premium versus discount mix for individual companies and the industry as a whole.

     - Lorillard/Excel Retail Shipment Data, a proprietary database, consists of data reported to Lorillard by the majority of its direct wholesale customers. These wholesale customers advise Lorillard regarding shipments from wholesalers to retailers of cigarettes produced by Lorillard and other manufacturers. Management Science Associates processes this data on behalf of Lorillard and aggregates the information in various formats to indicate market share and sales volume activity at the retail level. The Lorillard/Excel Retail Shipment Data provides shipment data within brand families, including information relating to individual stock keeping units.

     Management Science Associates makes its quarterly data available more quickly than other industry data sources. Accordingly, we have historically utilized data from Management Science Associates for presentation of information in our periodic reports and, unless otherwise indicated, we utilize data from Management Science Associates in "The Carolina Group Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Unless otherwise indicated, in the remainder of the document and, in particular, under "Business," we cite data from The Maxwell Report. The Maxwell Report data enables us to reflect industry segment information and to make brand-to-brand comparisons. In addition, The Maxwell Report data encompasses major and minor cigarette manufacturers by analyzing state tax reports, while data from Management Science Associates focuses primarily on the largest U.S. manufacturers. The Maxwell Report data facilitates the presentation of Lorillard's overall competitive position among manufacturers, brands and market segments (premium versus discount and menthol versus non-menthol).

     Newport, Kent, True, Max, Satin, Triumph, Maverick and Old Gold are registered trademarks of Lorillard.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $930.5 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $49.6 million. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $1.070 billion. These proceeds will be allocated to the Loews Group and used for general corporate purposes.

                                DIVIDEND POLICY

     General. While we cannot assure you that we will do so, and subject to the limitations contained in this section, we currently intend to pay a quarterly dividend of $0.445 per share on Carolina Group stock following its issuance. The first dividend is expected to be declared in May of 2002 and payable in June of 2002. The first dividend payment will cover the first three months of the year even though the Carolina Group stock will have been outstanding for less than three months. The Carolina Group policy statement provides that, subject to the limitation on dividends set forth in our charter, including any preferential rights of any series of preferred stock of Loews that Loews may issue in the future, and to the limitations of applicable law, holders of shares of Carolina Group stock will be entitled to receive dividends on that stock when, as and if, our board of directors authorizes and declares dividends on that stock. The payment of dividends on Carolina Group stock will be a business decision that our board of directors makes from time to time based upon the results of operations, financial condition and capital requirements of Loews and other factors that our board of directors considers relevant.

     Payment of dividends on Carolina Group stock may be restricted by loan agreements, indentures and other transactions that Loews enters into from time to time. In addition, Loews's ability to pay dividends on Carolina Group stock may be limited by Loews's holding company structure. Because it has no operations of its own, Loews's ability to pay dividends is dependent on the cash flows of, and cash distributions from, its subsidiaries. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to Loews, whether in the form of loans, dividends or otherwise.

     Available Dividend Amount. Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

     - the assets of Loews legally available for dividends; and

     - the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

     Under Delaware law, a corporation may pay dividends either (1) out of its surplus or (2) in the absence of a surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The available dividend amount for the Carolina Group would be determined by the consolidated financial statements of Lorillard, Inc. and its subsidiaries combined with any additional assets and liabilities allocated to the Carolina Group. Initially, the only assets and liabilities allocated to the Carolina Group will be Loews's 100% ownership interest in Lorillard, Inc., $2.5 billion of notional, intergroup debt, owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021, and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     Dependence on Lorillard Dividends. For so long as the only asset attributed to the Carolina Group is the stock of Lorillard, Inc., the principal source of cash to pay dividends on Carolina Group stock, including in respect of the Loews Group's intergroup interest, would be dividends paid by Lorillard, Inc. to Loews. Although the Loews Group could, in effect, make loans to the Carolina Group in order to fund dividend payments, Loews has no current intention of causing the Loews Group to do so. Accordingly, the ability and willingness of Loews to pay dividends in respect of Carolina Group stock, including in respect of the Loews Group's intergroup interest, will depend primarily upon the payment of dividends by Lorillard, Inc. to Loews.

     The Carolina Group policy statement currently provides that all dividends paid by Lorillard, Inc. to Loews will be allocated to the Carolina Group. Lorillard, Inc.'s principal source of cash is dividends from its wholly owned subsidiary, Lorillard Tobacco Company. The payment of dividends by each of Lorillard, Inc. and Lorillard Tobacco Company is a business decision of that company's board of directors, subject to the limitations on dividends under applicable law and under any loan agreements, indentures or other transactions that each company enters into from time to time.

     Loews understands that in making their respective business decisions regarding payment of dividends, the boards of directors of Lorillard, Inc. and Lorillard Tobacco Company plan to take into account the results of operations, financial condition and capital requirements of such entity and such other factors that the respective board of directors considers relevant, including cash needs in respect of payment obligations under the State Settlement Agreements, cash needs for the cost of defending tobacco litigation, and cash needs for payment of judgments in or settlements of tobacco litigation.

     None of the individuals currently serving as a director of Lorillard, Inc. or Lorillard Tobacco Company is an officer, director or employee of Loews. Accordingly, each of these individuals may be considered to be independent of Loews, although as sole shareholder of Lorillard, Inc. Loews has the right to elect and remove directors of Lorillard, Inc. Should any person serving as a director of Lorillard, Inc. be removed, resign or not seek reelection, Loews expects to nominate individuals who are not officers, directors or employees of Loews to fill such vacancies. Loews has no present intention to remove any person currently serving as a director of Lorillard, Inc.

     On July 14, 2000, the jury in the Engle case awarded $16.25 billion in punitive damages against Lorillard. Under the Engle agreement, in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court, Lorillard is required to maintain a balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) of at least $921.2 million. As of September 30, 2001, Lorillard, Inc. had a balance sheet net worth of approximately $1.3 billion. Because dividends from Lorillard, Inc. to Loews are deducted from the balance sheet net worth of Lorillard, Inc., this agreement may affect the payment of dividends by Lorillard, Inc. to Loews. See "Business -- Legal Proceedings -- Class Action Cases -- The Engle Case," included elsewhere in this prospectus, for a more detailed discussion of the Engle agreement and the Engle case.

     If and when Lorillard, Inc. pays dividends to Loews, we intend to apply all of the cash from such distributions in the following order of priority until the notional, intergroup debt is repaid:

     - first, to satisfy or make provision for any intergroup or other obligations of the Carolina Group, other than with respect to the notional, intergroup debt;

     - second, to satisfy accrued interest on the Carolina Group's notional, intergroup debt;

     - third, to pay any regularly-declared quarterly dividends on Carolina Group stock and to make proportional distributions to the Loews Group in respect of its intergroup interest in the Carolina Group;

     - fourth, to maintain up to $150.0 million for general corporate purposes, including for investments, on behalf of the Carolina Group; and

     - fifth, to reduce the principal of the Carolina Group's notional, intergroup debt.

                      CAPITALIZATION OF THE CAROLINA GROUP

     The following table sets forth as of September 30, 2001: (a) the historical consolidated capitalization of the Carolina Group and (b) the consolidated capitalization of the Carolina Group on a pro forma basis to give effect to $2.5 billion of notional, intergroup debt owed by the Carolina Group to the Loews Group. This table should be read in conjunction with the historical and pro forma financial information we include elsewhere in this prospectus.

                                                                SEPTEMBER 30, 2001
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                                   (IN MILLIONS)
Cash and cash equivalents, including marketable
  securities................................................   $2,015.9     $ 2,015.9
                                                               ========     =========
Long-term debt..............................................         --            --
Notional, intergroup debt...................................         --       2,500.0
Combined attributed net assets (deficiency).................    1,327.1      (1,172.9)
                                                               --------     ---------
     Total capitalization...................................   $1,327.1     $ 1,327.1
                                                               ========     =========

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                             OF THE CAROLINA GROUP

     In the table below, we provide you with selected historical combined financial data of the Carolina Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the five-year period ended December 31, 2000 and at and for the nine-month periods ended September 30, 2001 and 2000. We derived the combined results of operations data below for the nine-month period ended September 30, 2001 and each of the years in the three-year period ended December 31, 2000, and the combined balance sheet data at September 30, 2001 and December 31, 2000 and 1999 from combined financial statements included in this prospectus, audited by Deloitte & Touche LLP, independent auditors. We derived the combined results of operations data below for each of the years in the two-year period ended December 31, 1997 and the combined balance sheet data at December 31, 1998, 1997 and 1996 from audited combined financial statements not included or incorporated by reference in this prospectus. We derived the remaining data from unaudited combined financial statements for the periods presented.

     This information is only a summary and you should read it together with the financial information we include in this prospectus beginning on page F-1 or incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 111.

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A SEPARATE LEGAL ENTITY. THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

                              NINE MONTHS
                          ENDED SEPTEMBER 30                   YEAR ENDED DECEMBER 31
                          -------------------   ----------------------------------------------------
                            2001       2000       2000       1999       1998       1997       1996
                          --------   --------   --------   --------   --------   --------   --------
                                                        (IN MILLIONS)
RESULTS OF OPERATIONS:
Net sales (including
  federal excise taxes
  of $476.4, $508.4,
  $667.9, $512.6,
  $495.3, $491.0 and
  $477.6)...............  $3,389.5   $3,194.2   $4,233.8   $3,991.3   $2,807.5   $2,391.0   $2,212.4
Cost of sales...........   1,699.8    1,689.9    2,197.7    2,069.1      979.3      973.8      936.9
Selling, advertising and
  administrative........     976.9      670.4      918.7      900.2      712.9      668.9      586.1
Fixed non-unit based
  settlement costs......                                                 579.0      198.8
                          --------   --------   --------   --------   --------   --------   --------
Operating income........     712.8      833.9    1,117.4    1,022.0      536.3      549.5      689.4
Net investment income...      70.0       70.2      104.9       57.4       56.8       25.1       26.7
                          --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes.................     782.8      904.1    1,222.3    1,079.4      593.1      574.6      716.1
Income taxes............     307.4      345.9      469.5      427.6      241.6      211.6      271.9
                          --------   --------   --------   --------   --------   --------   --------
Net income..............  $  475.4   $  558.2   $  752.8   $  651.8   $  351.5   $  363.0   $  444.2
                          ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  EBITDA(1).............  $  802.5   $  924.3   $1,248.9   $1,118.2   $  616.9   $  596.5   $  738.0
  EBIT(1)...............     783.4      905.5    1,223.8    1,094.3      594.5      575.5      716.5
  Cash provided by
     operating
     activities(2)......   1,015.9      796.4      550.4    1,024.9      379.8      523.0      421.1

                                                                    DECEMBER 31
                                  SEPTEMBER 30   --------------------------------------------------
                                      2001         2000       1999       1998       1997      1996
                                  ------------   --------   --------   --------   --------   ------
                                                            (IN MILLIONS)
FINANCIAL POSITION:
Cash and cash equivalents,
  including marketable
  securities....................    $2,015.9     $1,516.5   $1,283.9   $  541.2   $  609.8   $226.3
Current assets..................     2,687.7      2,160.0    1,868.1      918.3      962.0    563.7
Current liabilities.............     1,662.9      1,074.7    1,051.6      446.3      427.4    304.2
Working capital.................     1,024.8      1,085.3      816.5      472.0      534.6    259.5
Total assets....................     3,201.2      2,666.6    2,208.7    1,276.3    1,337.7    897.2
Long-term debt..................          --           --        4.0        4.1        4.2      4.3
Combined attributed net
  assets........................     1,327.1      1,376.8      921.2      569.3      667.5    404.0

-------------------------

 (1) EBITDA (income before income taxes plus interest, depreciation and amortization) and EBIT (income before income taxes plus interest) are supplemental financial measures used by us in evaluating our business and should be read in conjunction with all of the information in the Selected Historical Combined Financial Data as well as the Combined Financial Statements (including the Notes thereto) prepared in accordance with accounting principles generally accepted in the United States of America. EBITDA and EBIT should not be considered as an alternative to income before income taxes or cash flow from operations or as an indication of the Carolina Group's performance or as a measure of liquidity. In addition, these measures may not be comparable to similarly titled measures of other companies.

 (2) See the Combined Financial Statements (including the Notes thereto) included elsewhere in this prospectus.

            SELECTED PRO FORMA FINANCIAL DATA OF THE CAROLINA GROUP

     This information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus or that we incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 111.

     In the table below, we provide you with unaudited selected pro forma condensed combined financial information of the Carolina Group assuming the Carolina Group was a separate group as of January 1, 2000 for income statement purposes, and as of September 30, 2001 for balance sheet purposes. This pro forma information is based upon the historical financial statements of the Carolina Group, adjusted as described in the notes below. This pro forma information is not necessarily indicative of what the actual financial results of the Carolina Group would have been had the transactions taken place on January 1, 2000 or September 30, 2001, nor does it purport to indicate results of future operations.

     We have included detailed unaudited pro forma financial statements starting on page F-54 of this prospectus.

                                                               NINE MONTHS
                                                                  ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2001             2000
                                                              -------------    ------------
                                                                      (IN MILLIONS)
RESULTS OF OPERATIONS:
Net sales (including federal excise taxes of $476.4 and
  $667.9)...................................................    $3,389.5         $4,233.8
Cost of sales...............................................     1,699.8          2,197.7
Selling, advertising and administrative.....................       976.9            918.7
                                                                --------         --------
Operating income............................................       712.8          1,117.4
Investment income...........................................        70.0            104.9
Interest expense............................................      (150.0)          (200.0)
                                                                --------         --------
Income before income taxes..................................       632.8          1,022.3
Income taxes................................................       248.9            393.5
                                                                --------         --------
Net income..................................................    $  383.9         $  628.8
                                                                ========         ========

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
FINANCIAL POSITION:
Cash and cash equivalents, including marketable
  securities................................................    $2,015.9
Current assets..............................................     2,687.7
Current liabilities.........................................     1,662.9
Working capital.............................................     1,024.8
Total assets................................................     3,201.2
Long-term debt..............................................          --
Notional, intergroup debt...................................     2,500.0
Combined attributed net assets (deficiency).................    (1,172.9)

     The unaudited pro forma combined financial information for the Carolina Group gives effect to the following pro forma adjustments:

     (1) To reflect $2.5 billion of notional, intergroup debt of the Carolina Group.

     (2) To accrue interest expense at 8.0% on the notional, intergroup debt.

     (3) To reflect a tax adjustment for the impact of the interest expense discussed above.

     Subsequent to September 30, 2001, Lorillard paid cash dividends to Loews of $250.0 million in November of 2001 and $100.0 million in January of 2002. For accounting purposes, dividends paid by Lorillard are treated as paid by the Carolina Group to Loews.

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A SEPARATE LEGAL ENTITY. THE PURPOSE OF THE FOREGOING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOREGOING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

                               THE CAROLINA GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless otherwise noted, market share and units data contained in "The Carolina Group Management's Discussion and Analysis of Financial Condition and Results of Operations" is derived from Management Science Associates.

OVERVIEW

     The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in combined attributed net assets and cash flows of the Carolina Group had it been a separate legal entity during the periods presented. The combined financial statements of the Carolina Group and this section should be read in conjunction with Loews's Form 10-K/A for the year ended December 31, 2000, which is incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 111.

     Loews will attribute its 100% stock ownership interest in Lorillard, Inc. to the Carolina Group. In addition, the Carolina Group will reflect $2.5 billion of notional, intergroup debt owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021, and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. The combined financial statements included in this prospectus beginning on page F-17 reflect the results of the proposed Carolina Group but do not include the notional, intergroup debt which will be deemed to be incurred at the time of the public offering of the Carolina Group stock. Loews has included the financial statements of the Carolina Group beginning on page F-26 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to provide additional disclosures to potential investors to allow them to assess the financial performance of the Carolina Group.

     Lorillard is engaged in the manufacture and sale of cigarettes and is the fourth largest cigarette manufacturer in the United States. For the year ended December 31, 2000, Lorillard had an approximate 9.8% overall share of the U.S. cigarette market based on unit sales and an approximate 10.6% overall share of the U.S. cigarette market in 1999. Lorillard's largest selling premium brands include Newport, Kent, and True. Its discount brands include Maverick and Old Gold. Newport accounted for approximately 80% of Lorillard's unit sales in 2000.

     Lorillard produces cigarettes for both the premium and discount segments of the U.S. cigarette market. Lorillard does not currently compete in a subcategory of the discount segment that it identifies as the super-discount segment. Premium brands are well known, established brands marketed at higher retail prices. Discount brands are generally less well recognized brands marketed at lower retail prices. Lorillard defines the super-discount subcategory to include brands sold at the lowest retail prices. Super-discount cigarettes are typically manufactured by smaller companies, many of which, relative to Lorillard and other major U.S. manufacturers, have no, or significantly lower, payment obligations under the State Settlement Agreements.

     The existence of separate classes of our common stock could give rise to occasions where the interests of the holders of Loews common stock and Carolina Group stock diverge or conflict or appear to diverge or conflict. Subject to its fiduciary duties, our board of directors could, in its sole discretion, from time to time, make determinations or implement policies that affect disproportionately the groups or the different classes of stock. For example, Loews's board of directors may decide to reallocate assets, liabilities, revenue, expenses and cash flows between groups, without the consent of shareholders. Our board of directors would not be required to select the option that would result in the highest value for holders of Carolina Group stock.

     As a result of the flexibility provided to Loews's board of directors, it might be difficult for investors to assess the future prospects of the Carolina Group based on the Carolina Group's past performance.

     The combined financial statements of the Carolina Group were prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements of the Carolina Group reflect the assets, liabilities, revenue and expenses attributed to the Carolina Group, as well as allocations deemed reasonable by Loews's management, to present the results of operations, financial position and cash flows reflected in the Carolina Group on a stand-alone basis. All significant intercompany accounts and transactions within the Carolina Group have been eliminated.

PRICING AND VOLUME

     In order to fund its obligations under the State Settlement Agreements, Lorillard independently implemented a series of cigarette price increases from 1997 through April of 2001. As a result, Lorillard's manufacturer's list price increased by an average of $1.42 per pack or 105.5% from August of 1997 through April of 2001. Other cigarette manufacturers took similar steps. The federal excise tax on a pack of cigarettes sold by Lorillard has increased from $0.24 ($12.00 per thousand units) in 1997 to $0.34 ($17.00 per thousand units) in the nine months ended September 30, 2001, or 41.7%. On January 1, 2002, the federal excise tax on cigarettes increased by $0.05 per pack to $0.39 ($19.50 per thousand units). State excise taxes generally range from $0.025 to $1.425 per pack of 20 cigarettes. All of the states levy excise taxes on cigarettes. Unlike federal excise taxes, which are paid by Lorillard and included in its net sales, Lorillard does not pay the excise taxes levied by the states. The state taxes are paid by Lorillard's wholesale customers. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. Wholesale price increases, coupled with the excise tax increases, have resulted in lower overall cigarette demand, leading to lower unit volume sales. The wholesale price increases have also stimulated competition among manufacturers to discount prices at the retail level by offering coupons and other discounts to retailers or directly to adult smokers. On October 26, 2001, Lorillard increased the list price of all its brands by $0.05 per pack ($2.50 per thousand units). Lorillard cannot predict the full impact these wholesale price increases may have on its operations.

     Lorillard's unit sales volume decreased by 7.0% in 2000 over 1999 compared to an industry increase of 0.2%. Lorillard's volume decline is attributable to Philip Morris's restrictive promotional programs and Lorillard's decision not to reduce the wholesale price of its two discount brands, Maverick and Old Gold, to match retail pricing offered by minor manufacturers of super discount brands. After 1999, Lorillard chose to forgo unit volume in order to maintain its desired profit margins for these brands. As a result, Maverick and Old Gold sales volume declined from 18.0% of units sold by Lorillard in 1999 to 12.6% in 2000. In the premium segment, Lorillard has actively employed retail price promotions to offset the impact of rapid wholesale price increases and respond to discounting by competitors.

     In accordance with industry practice, promotional support in the form of coupons and other discounts is recorded as an expense under "Selling, advertising and administrative" rather than reducing net sales. In the first quarter of 2002, the Carolina Group will be required to adopt the provisions of the FASB's Emerging Issues Task Force Issues No. 00-14, "Accounting for Certain

Sales Incentives," and No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." As a result of both issues, promotional expenses historically included in selling, advertising and administrative expenses will be reclassified to cost of sales, or as reductions of net sales. Beginning with the first quarter of 2002, prior period amounts will be reclassified for comparative purposes. For a more complete discussion of the FASB issues described in this paragraph, see "-- Accounting Standards."

LITIGATION AND SETTLEMENTS

     Numerous legal actions, proceedings and claims are pending against Lorillard that allege damages arising out of the use of or exposure to Lorillard's tobacco products. Additional claims are likely to be asserted. This document describes this litigation under "Risk Factors -- The Carolina Group" and "Business -- Legal Proceedings" and Note 9 to the Carolina Group's combined financial statements included in this prospectus beginning on page F-39. Until 1997, settlement expenses associated with this litigation did not have a material effect on Lorillard's results of operations.

     The State Settlement Agreements described under "Business -- Legal Proceedings -- Settlement of State Reimbursement Cases," impose a stream of future payment obligations on Lorillard and the other major U.S. cigarette manufacturers and the Master Settlement Agreement places significant restrictions on their ability to market and sell cigarettes. Lorillard believes that the State Settlement Agreements will have a material negative impact on the Carolina Group's consolidated results of operations and cash flows in future periods. The degree of the adverse impact will depend, among other things, on the rates of decline in U.S. cigarette sales in the premium and discount segments, Lorillard's share of the domestic premium and discount segments, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements. Lorillard expects the cash payments to be made by it under the State Settlement Agreements in 2001 to be approximately $1.1 billion, $603.3 million of which Lorillard paid as of September 30, 2001. In future years, Lorillard estimates that those payments will exceed $1.0 billion per year.

     Lorillard believes that, notwithstanding the defenses available in litigation matters, it is possible that the Carolina Group's results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of various pending or future litigation matters, as well as by litigation costs. Except for the State Settlement Agreements described in Note 9 to the Carolina Group's combined financial statements included in this prospectus beginning on page F-39, Lorillard is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

RESULTS OF OPERATIONS

     The following table sets forth specific items from the historical financial statements of income appearing in this prospectus beginning on page F-26.

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   2001       2000       2000       1999       1998
                                                 --------   --------   --------   --------   --------
                                                                (DOLLARS IN MILLIONS)
Net sales (including federal excise taxes of
  $476.4, $508.4, $667.9, $512.6 and $495.3)...  $3,389.5   $3,194.2   $4,233.8   $3,991.3   $2,807.5
Cost of sales..................................   1,699.8    1,689.9    2,197.7    2,069.1      979.3
Selling, advertising and administrative
  expenses.....................................     976.9      670.4      918.7      900.2      712.9
Fixed non-unit based settlement costs..........                                                 579.0
                                                 --------   --------   --------   --------   --------
Operating income...............................     712.8      833.9    1,117.4    1,022.0      536.3
Net investment income..........................      70.0       70.2      104.9       57.4       56.8
                                                 --------   --------   --------   --------   --------
Income before income taxes.....................     782.8      904.1    1,222.3    1,079.4      593.1
Income taxes...................................     307.4      345.9      469.5      427.6      241.6
                                                 --------   --------   --------   --------   --------
Net income.....................................  $  475.4   $  558.2   $  752.8   $  651.8   $  351.5
                                                 ========   ========   ========   ========   ========

  NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

     Net sales. Net sales increased by $195.3 million, or 6.1%, from $3,194.2 million in the nine months ended September 30, 2000 to $3,389.5 million in the nine months ended September 30, 2001. The increase was due to higher average unit prices which would have resulted in an aggregate increase of approximately $408.7 million, or 12.8%, but was partially offset by a decrease of approximately $213.4 million, or 6.7%, reflecting lower unit sales volume. Federal excise taxes are included in the price of cigarettes and have remained constant at $17.00 per thousand units, or $0.34 per pack of 20 cigarettes since January 1, 2000.

     For the nine months ended September 30, 2001, Lorillard's overall unit sales volume decreased by 5.4%, while Newport's unit sales volume increased by 2.0% primarily as a result of the introduction of the Newport Medium line extension and strengthened promotional support, as compared to the corresponding period of the prior year. The decrease in Lorillard's overall unit sales volume reflects lower unit sales of its Maverick and Old Gold brands in the discount market segment. This decline reflects increased competition in the discount segment and continued limitations imposed by Philip Morris's merchandising arrangements and general competitive conditions. See "Risk Factors -- The Carolina Group -- Competition from other cigarette makers could adversely affect Lorillard." Overall, industry unit sales volume decreased by 2.5% for the nine months ended September 30, 2001.

     Lorillard's share of the U.S. cigarette market was 9.6% for the nine months ended September 30, 2001 as compared to 9.9% for the nine months ended September 30, 2000. Newport, a premium brand, accounted for approximately 85% and 79% of Lorillard's unit sales for the nine months ended September 30, 2001 and 2000, respectively. Newport's market share of the U.S. premium segment was 10.9% and 10.5% for the nine months ended September 30, 2001 and 2000, respectively.

     Cost of sales. Cost of sales increased by $9.9 million, or 0.6%, from $1,689.9 million in the nine months ended September 30, 2000 to $1,699.8 million in the nine months ended September 30, 2001. The increase was primarily due to an increase of $60.8 million in costs related to Lorillard's obligations under the State Settlement Agreements in the nine months ended September 30, 2001, partially offset by lower costs due to lower unit sales volume.

     Cost of sales for the nine months ended September 30, 2001 and 2000 included charges of $890.3 million and $829.5 million, respectively, related to Lorillard's obligations under the State Settlement Agreements. Lorillard's portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of sales as the related sales occur.

     Cost of sales also includes the full amount of federal excise taxes reflected in net sales. Federal excise taxes for the nine months ended September 30, 2001 declined by $32.0 million, as compared to the corresponding period in the prior year, due to reduced unit sales volume.

     Selling, advertising, and administrative. Selling, advertising, and administrative expenses increased $306.5 million, or 45.7%, from $670.4 million in the nine months ended September 30, 2000 to $976.9 million in the nine months ended September 30, 2001. The increase was primarily due to a $200.0 million charge related to the Engle agreement and an increase in promotional expenses, mostly in the form of coupons and other discounts provided to retailers and passed through to the consumer.

     Net investment income. Net investment income remained relatively unchanged at $70.0 million for the nine months ended September 30, 2001 and $70.2 million for the nine months ended September 30, 2000.

     Income taxes. Income taxes decreased by $38.5 million, or 11.1%, from $345.9 million in the nine months ended September 30, 2000 to $307.4 million in the nine months ended September 30, 2001. The change reflects the decline in income before income taxes of $121.3 million in 2001, or 13.4%, partially offset by a higher effective income tax rate.

     Net income. Net income decreased by $82.8 million, or 14.8%, from $558.2 million in the nine months ended September 30, 2000 to $475.4 million in the nine months ended September 30, 2001. The decrease was primarily due to the charge related to the Engle agreement, higher tobacco settlement costs and expenses related to increased promotional activities, partially offset by higher net sales.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO 1999

     Net sales. Net sales increased by $242.5 million, or 6.1%, from $3,991.3 million in 1999 to $4,233.8 million in 2000. The increase was due to higher average unit prices which would have resulted in an aggregate increase of approximately $550.3 million, or 13.8%, including $200.1 million from the increase in federal excise taxes, but was partially offset by a decrease of approximately $307.8 million, or 7.7%, reflecting lower unit sales volume in 2000.

     Lorillard's overall unit volume decreased by 7.0% as compared to 1999. Newport, which accounted for approximately 80% of Lorillard's unit sales in 2000, increased by 1.5% as compared to 1999. Sales of the Newport brand were approximately 73% of Lorillard's unit sales in 1999. Newport's increase in unit sales volume reflects increased promotional activities to the extent practicable in light of existing limitations due to competitive conditions. The decrease in Lorillard's overall unit sales volume reflects lower unit sales of its Maverick and Old Gold brands in the discount market segment. This volume decline is primarily attributable to Lorillard's decision not to reduce the wholesale price of its two discount brands, Maverick and Old Gold, in response to wholesale price reductions made by Lorillard's competitors in the discount segment. Lorillard chose to forgo unit volume in order to maintain its desired profit margins for these brands.

     Newport's share of the U.S. cigarette market increased 0.1% to 7.7% in 2000, as compared to 7.6% in 1999. Overall U.S. industry unit sales volume increased by 0.2% in 2000, as compared to 1999.

     Cost of sales. Cost of sales increased by $128.6 million, or 6.2%, from $2,069.1 million in 1999 to $2,197.7 million in 2000. The increase was due primarily to an increase in the rate of federal excise taxes of $200.1 million and an increase of $10.7 million in settlement costs in 2000. These increases were partially offset by lower unit sales volume.

     Cost of sales for 2000 and 1999 included charges of $1,076.5 million and $1,065.8 million, respectively, related to Lorillard's obligations under the State Settlement Agreements.

     Selling, advertising, and administrative. Selling, advertising, and administrative expenses increased $18.5 million, or 2.1%, from $900.2 million in 1999 to $918.7 million in 2000. The increase was primarily due to increases in product litigation expenses and higher trade sales promotion expenses, partially offset by a reduction in consumer promotion expenses.

     Net investment income. Net investment income increased by $47.5 million, or 82.8%, from $57.4 million in 1999 to $104.9 million in 2000. The increase was primarily due to an increased level of invested assets and higher interest rates, as well as $14.9 million of interest expense in 1999 related to income tax settlements for 1991 through 1994.

     Income taxes. Income taxes increased by $41.9 million, or 9.8%, from $427.6 million in 1999 to $469.5 million in 2000. The change reflects the increase in income before income taxes of $142.9 million in 2000, or 13.2%, partially offset by a lower effective income tax rate related to lower state taxes.

     Net income. Net income increased by $101.0 million, or 15.5%, from $651.8 million in 1999 to $752.8 million in 2000. The increase was primarily due to increased net investment income and higher net sales, partially offset by lower unit sales volume and increased product litigation expenses.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO 1998

     Net sales. Net sales increased by $1,183.8 million, or 42.2%, from $2,807.5 million in 1998 to $3,991.3 million in 1999. This increase is comprised of an increase of approximately $1,045.9 million, or 37.3%, due to higher unit prices and approximately $137.9 million, or 4.9%, due to an increase in unit sales volume. Federal excise taxes are included in the price of cigarettes and remained constant at $12.00 per thousand units, or $0.24 per pack of 20 cigarettes from January 1, 1998 through December 31, 1999.

     Lorillard's overall unit sales volume increased by 3.6% as compared to 1998. Newport, which accounted for approximately 73% and 77% of Lorillard's unit sales in 1999 and 1998, respectively, decreased by 1.8% as compared to 1998. Newport's decline in unit sales volume reflects the effects of various price increases that followed the Master Settlement Agreement in November 1998. While Newport's unit sales volume declined, its share of the U.S. cigarette market increased to 7.6% at December 31, 1999, as compared to 7.1% at December 31, 1998. Overall U.S. industry unit sales volume was down by 9.0% in 1999, as compared to 1998. The increase in Lorillard's overall unit sales volume reflects higher unit sales of its Maverick and Old Gold brands in the discount market segment, resulting from increased sales promotion activities for these brands.

     Cost of sales. Cost of sales increased by $1,089.8 million, or 111.3% from $979.3 million in 1998 to $2,069.1 million in 1999. The increase was primarily due to $1,065.8 million in tobacco litigation settlement costs recorded in 1999, reflecting the first full year of unit-based costs incurred under the Master Settlement Agreement.

     Cost of sales also includes an increase of $17.3 million related to increased federal excise taxes from the higher unit sales volume.

     Selling, advertising, and administrative. Selling, advertising, and administrative expenses increased $187.3 million, or 26.3%, from $712.9 million in 1998 to $900.2 million in 1999. The increase was primarily due to an increase in consumer promotional expenses. The increase was also due to the implementation in 1999 of Lorillard's Youth Smoking Prevention Program. These increases were partially offset by decreases in advertising expenses due to restrictions placed on outdoor advertising by the Master Settlement Agreement and lower product litigation expenses.

     Fixed non-unit based settlement costs. Fixed non-unit based settlement costs, amounting to $579.0 million in 1998, reflect the impact of the fixed and determinable portions of Lorillard's obligations under the State Settlement Agreements.

     Net investment income. Net investment income increased by $0.6 million, or 1.1%, from $56.8 million in 1998 to $57.4 million in 1999. The increase was primarily due to higher average invested assets and higher interest rates, partially offset by $14.9 million of interest expense in 1999 related to income tax settlements for 1991 through 1994.

     Income taxes. Income taxes increased by $186.0 million, or 77.0%, from $241.6 million in 1998 to $427.6 million in 1999. The change reflects the increase in income before income taxes of $486.3 million, or 82.0%, in 1999, partially offset by a lower effective income tax rate.

     Net income. Net income increased by $300.3 million, or 85.4%, from $351.5 million in 1998 to $651.8 million in 1999. The increase was primarily due to wholesale price increases implemented in order to fund Lorillard's obligations under the State Settlement Agreements. The increased income from the higher wholesale prices was partially offset by significantly higher tobacco litigation settlement costs and increased promotional activities.

LIQUIDITY

     Approximately 4,274 tobacco-related cases are pending against Lorillard, and it is likely that similar claims will continue to be filed in the foreseeable future. These actions include product liability cases, class action cases, reimbursement cases brought by governmental and private entities seeking recovery of health care costs allegedly incurred as a result of smoking, claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or their insurers and claims seeking damages resulting from alleged exposure to asbestos fibers which were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time.

     On July 14, 2000, the jury in the Engle case awarded $16.25 billion in punitive damages against Lorillard. Lorillard recorded a $200.0 million pre-tax charge to earnings in the 2001 second quarter in connection with the Engle agreement, in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court. However, if Lorillard, Inc.'s balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) falls below $921.2 million, the stay pursuant to the agreement would terminate and the class would be free to challenge the separate stay granted in favor of Lorillard pursuant to recent Florida legislation. As of September 30, 2001, Lorillard, Inc. had a balance sheet net worth of approximately $1.3 billion. The Engle agreement was not a settlement of any part of the Engle action, and Lorillard continues to believe that it will be successful in overturning the judgment on appeal. For a discussion of the Engle case and the Engle agreement, see "Business -- Legal Proceedings -- Class Action Cases -- The Engle Case."

     The terms of the State Settlement Agreements require significant payments to be made to the Settling States which began in 1998 and continue in perpetuity. For a discussion of Lorillard's payment obligations under the State Settlement Agreements, see "Business -- Payment Obligations under the State Settlement Agreements." See also "Business -- Legal Proceedings" and Note 9 of the Notes to the Combined Financial Statements included in this prospectus beginning on page F-39 for additional information regarding these settlements and other litigation matters.

     The principal source of liquidity for Lorillard's business and operating needs is internally generated funds from its operations. Lorillard generated net cash flow from operations of approximately $1,015.9 million for the nine months ended September 30, 2001, compared to $796.4 million for the nine months ended September 30, 2000. The increased cash flow in 2001 reflects timing differences related to cash payments for estimated taxes partially offset by lower net income and additional cash payments related to the Engle agreement. Net cash flow from operations was approximately $550.4 million for the year ended December 31, 2000, compared to $1,024.9 million for the year ended December 31, 1999. Cash flow from operations in 1999 reflects the impact of the wholesale price increases, beginning in 1998, which were implemented to fund the State Settlement Agreements. The initial volume based payment under these agreements was not due until 2000. As a result, cash flow from operations was significantly higher in 1999 than in 2000.

     Lorillard's cash flow from operations has exceeded its working capital and capital expenditure requirements. Lorillard has paid dividends to Loews of $300.0 million, $300.0 million and $450.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. During the first nine months of 2001, Lorillard paid cash dividends to Loews of $500.0 million. In November of 2001, Lorillard paid a cash dividend to Loews of $250.0 million. In January of 2002, Lorillard paid a cash dividend to Loews of $100.0 million. For accounting purposes, dividends paid by Lorillard are treated as paid by the Carolina Group to Loews. Lorillard believes that cash flows from operating activities will be sufficient for the foreseeable future to enable it to meet its obligations under the State Settlement Agreements and to fund its capital expenditure requirements. Lorillard cannot predict its cash requirements related to any future settlements or judgments, including cash required to bond any appeals, if necessary, and can make no assurance that it will be able to meet all of those requirements. See "Risk Factors -- The Carolina Group."

ACCOUNTING STANDARDS

     In June of 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This Statement addressed a limited number of issues caused by implementation difficulties for entities applying SFAS No. 133. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Carolina Group adopted SFAS No. 133, as amended, on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the financial position or results of operations of the Carolina Group.

     In the first quarter of 2002, the Carolina Group will be required to adopt the provisions of the FASB's Emerging Issues Task Force Issues No. 00-14, "Accounting for Certain Sales Incentives," and 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." Issue No. 00-14 addresses the recognition, measurement, and income statement characterization of sales incentives, including rebates, coupons and free products or services, offered voluntarily by a vendor without charge to the customer that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Implementation of the recognition and measurement criteria will not have a material impact on the Carolina Group's results of operations or combined attributed net assets. Issue No. 00-25 addresses whether consideration from a vendor to a reseller of the vendor's products is (a) an adjustment of the selling prices of the vendor's products and, therefore, should be deducted from revenue when recognized in the vendor's income statement or (b) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be included as a cost or an expense when recognized in the vendor's income statement. As a result of both issues, promotional expenses historically included in selling, advertising and administrative expenses will be reclassified to cost of sales, or as reductions of net sales. Prior period amounts will be reclassified for comparative purposes. Adoption of these provisions will not have a material impact on the financial position or results of operations of the Carolina Group.

     In June of 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires companies to use the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method of accounting. The Carolina Group will adopt this standard for any future business combinations.

     In June of 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Amortization of goodwill and intangible assets with indefinite lives will cease upon adoption of SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 will not have a material impact on the financial position or results of operations of the Carolina Group.

     In June of 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 applies to the accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. The Carolina Group is in the process of reviewing the impact this new standard may have on its operations and financial position.

     In August of 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 essentially applies one accounting model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. Adoption of this Statement is required for fiscal years beginning after December 15, 2001. The Carolina Group is in the process of reviewing the impact this new standard may have on its operations and financial position.

                                    BUSINESS

INTRODUCTION

     Carolina Group stock is intended to reflect the economic performance of the Carolina Group. We will initially attribute the following assets and liabilities to the Carolina Group:

     - Loews's 100% stock ownership interest in Lorillard, Inc.;

     - $2.5 billion of notional, intergroup debt owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021; and

     - any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any business previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     We will also attribute the following additional assets and liabilities to the Carolina Group:

     - all net income or net losses from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

     - any acquisitions or investments made from assets reflected in the Carolina Group.

The Carolina Group is not a separate legal entity and cannot issue securities. Holders of Carolina Group stock will not have an ownership interest in the Carolina Group, Lorillard, Inc. or any of its subsidiaries. Rather, investors in Carolina Group stock will be shareholders of Loews. The issuance of Carolina Group stock will not result in the actual transfer of assets of Loews or any of its subsidiaries, and Lorillard, Inc. will remain a wholly owned subsidiary of Loews. Lorillard, Inc. and its subsidiaries are, and we expect they will continue to be, legal entities which are separate and independent from Loews, with separate and independent boards of directors, management and operations.

     Lorillard, Inc.'s principal asset is its 100% ownership interest in Lorillard Tobacco Company. Lorillard engages in the production and sale of cigarettes in the United States, including Puerto Rico and certain U.S. territories.

     Founded in 1760 by Pierre Lorillard in New York, Lorillard is the oldest continuously operating tobacco company in the United States. Lorillard has a long history of taking innovative steps in the tobacco industry. In 1926, Lorillard introduced its first blended cigarette product under the Old Gold label. Lorillard launched its first filter cigarette, Kent, in 1952. In 1957, Lorillard introduced its current leading brand, Newport, and premiered True in 1966. Lorillard became a wholly owned subsidiary of Loews in 1971.

     Unless otherwise indicated, the market data information referenced in this section is derived from The Maxwell Report, which reports individual units shipped by U.S. cigarette manufacturers.

     Lorillard ranked fourth overall in the U.S. cigarette industry with a 9.3% share of the market in 2000. Total shipments for the U.S. cigarette market in 2000 were approximately 435.0 billion units. Newport, a menthol flavored premium brand, and Lorillard's largest selling brand, was the second largest selling brand in the United States in 2000. Newport accounted for approximately 7.3% of units shipped in the United States in 2000, second only to Marlboro, Philip Morris's leading brand. Newport is the largest selling brand in the menthol segment of the U.S. cigarette market, with a 29.4% share of that segment in 2000. Newport accounted for approximately 80% of Lorillard's units shipped in 2000 and approximately 84% of Lorillard's units shipped in the nine-month period ended September 30, 2001. The Lorillard product line is comprised of eight brand families consisting of 63 combinations of price, taste, flavor, length and packaging. In addition to Newport, Lorillard currently markets cigarettes under the Kent, True, Maverick, Old Gold, Max, Satin and Triumph brand names.

     Lorillard produces cigarettes for both the premium and discount segments of the U.S. cigarette market. Lorillard does not currently compete in a subcategory of the discount segment that it identifies as the super-discount segment. Premium brands are well known, established brands marketed at higher retail prices. Discount brands are generally less well recognized brands marketed at lower retail prices. Lorillard defines the super-discount subcategory to include brands sold at the lowest retail prices. Super-discount cigarettes are typically manufactured by smaller companies, many of which, relative to Lorillard and other major U.S. manufacturers, have no, or significantly lower, payment obligations under the State Settlement Agreements.

     Like Newport, Kent and True are well-established premium brands, and have 48 and 35 year market histories, respectively. With 2.05 billion units shipped in 2000, Kent ranked fifteenth among U.S. premium brands with a 0.7% share of the U.S. premium segment and a 0.5% share of the overall U.S. market. With 1.27 billion units shipped in 2000, True ranked seventeenth among U.S. premium brands with a 0.4% share of the U.S. premium segment and a 0.3% share of the overall U.S. market. Lorillard's other premium brand cigarettes are Max, Satin and Triumph. Together, Maverick and Old Gold, Lorillard's discount brands, accounted for approximately 1.2% and 0.8% of total units shipped in the U.S. market in 2000 and the nine-month period ended September 30, 2001, respectively.

     The U.S. cigarette industry is a mature industry with consumption, including consumption of premium brand cigarettes, in a general state of protracted decline. Aggregate U.S. cigarette shipments have decreased at a compound annual rate of approximately 2.1% over the period 1980 to 2000 as measured by Management Science Associates.

     For a number of years, Lorillard and other cigarette manufacturers have been faced with factors which adversely affect their cigarette businesses, including:

     - lawsuits against tobacco manufacturers by private plaintiffs and governmental entities, some of which have resulted in substantial jury verdicts;

     - enacted and proposed legislation and regulation intended to discourage and restrict the marketing and smoking of cigarettes; and

     - an overall decline in the social acceptability of smoking, coupled with increased pressure from anti-tobacco groups.

     On November 23, 1998, Lorillard, Philip Morris, R.J. Reynolds, Brown & Williamson and other manufacturers of tobacco products entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands, to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. Lorillard and the other major U.S. tobacco manufacturers had previously settled similar claims brought by Florida, Texas, Minnesota and Mississippi.

     Under the Master Settlement Agreement and the settlement agreements with Florida, Texas, Minnesota and Mississippi, which we collectively refer to in this document as the "State Settlement Agreements," Lorillard is obligated to pay approximately $1.1 billion in 2001 ($603.3 million of which Lorillard paid as of September 30, 2001). Annual payments under the State Settlement Agreements are expected to be in excess of $1.0 billion in future years. For a more detailed discussion of Lorillard's payment obligations under the State Settlement Agreements, see "--Payment Obligations under the State Settlement Agreements."

     In addition, pursuant to the terms of the Master Settlement Agreement, Lorillard and other industry participants agreed to various restrictions and limitations regarding the advertising, promotion and marketing of tobacco products in the United States. For a more detailed discussion of the business restrictions contained in the Master Settlement Agreement, see "-- Advertising and Sales Promotion."

STRATEGY

     Lorillard's primary long-term business objective is to increase earnings and profits while responsibly marketing high-quality tobacco products to adult smokers within the current regulatory and statutory framework. Lorillard aims to meet this objective through the focused advertising and promotion of the Newport brand, which is the leading menthol brand and second largest overall brand in the U.S. cigarette market.

     An important component of Lorillard's long-term business strategy involves product line extensions. In January of 2001, Lorillard introduced Newport Medium, the latest Newport product. Lorillard believes that this line extension will strengthen Newport's overall appeal to adult smokers by offering an additional menthol taste option. Lorillard expects to consider additional Newport and other line extensions from time to time in the future.

     In order to complement its primary emphasis on Newport, Lorillard makes selective marketing expenditures on its other brands based on its assessment of marketplace opportunity and the prospect for profitable returns on those expenditures. As a general matter, Lorillard will support a particular brand only if it believes that it can maintain or increase individual brand profitability.

     Like all Lorillard brands, Lorillard's discount brands are managed for profitability. Lorillard's discount brands fill out the Lorillard brand portfolio and enhance retail representation of Lorillard brands by providing retailers and adult smokers a broader range of Lorillard product offerings.

     In its effort to increase earnings and profits, Lorillard continuously explores opportunities to reduce costs and otherwise improve operating efficiencies in all areas of its business, including manufacturing processes and raw material procurement. Lorillard manages its production processes to promote efficiency and quality control.

COMPETITIVE STRENGTHS

  THE NEWPORT BRAND

     As the leading brand in the menthol segment and the number two U.S. brand overall, Newport enjoys strong brand recognition. Introduced in 1957, Newport has a 44-year history and is the largest selling U.S. menthol brand. Lorillard introduced "pleasure," its Newport marketing theme, in 1972. Lorillard reinforces the Newport "pleasure" theme in all aspects of its advertising and promotion of Newport. Lorillard believes that this consistent marketing focus enhances the value of the Newport brand.

     Newport's unit shipments have increased 8.6% between 1996 and 2000 and 1.7% in the first nine months of 2001 over the same period in 2000.

                      NEWPORT HISTORICAL U.S. UNIT VOLUME
                              (BILLIONS OF UNITS)

                                                                  NINE MONTHS
                                                               ENDED SEPTEMBER 30                YEAR ENDED DECEMBER 31
                                                            ------------------------    -----------------------------------------
                                                               2001          2000       2000     1999     1998     1997     1996
                                                            ----------    ----------    -----    -----    -----    -----    -----

 Newport..................................................    24.46         24.04       31.81    31.44    32.10    31.43    29.30

---------------
 Source: The Maxwell Report

  STRENGTH IN THE MENTHOL CIGARETTE SEGMENT

     As reflected in the table below, the menthol segment has consistently accounted for approximately 25% of the overall U.S. cigarette market over the last five years. With a 29.4% share of the U.S. menthol segment in 2000, Lorillard believes that Newport is well positioned in this relatively stable category of the U.S. cigarette market, despite the Philip Morris Retail Leaders program, which Lorillard believes has substantially restrained its ability to advertise, promote and market Newport more effectively.

                           U.S. MENTHOL MARKET SHARE

                                            NINE MONTHS
                                         ENDED SEPTEMBER 30              YEAR ENDED DECEMBER 31
                                      ------------------------    ------------------------------------
                                         2001          2000       2000    1999    1998    1997    1996
                                          %             %          %       %       %       %       %
                                      ----------    ----------    ----    ----    ----    ----    ----
 Menthol as a % of total U.S. unit
   sales............................     25.6          25.9       24.9    25.4    25.3    25.1    25.3
 Newport as a % of U.S. menthol
   market...........................     31.0          29.4       29.4    29.2    27.6    26.0    23.9

---------------
 Source:  The Maxwell Report

  EMPHASIS ON THE PREMIUM SEGMENT

     Lorillard focuses its marketing efforts on the relatively more profitable premium segment of the U.S. cigarette industry. The following table demonstrates the breakdown between U.S. premium and discount sales for each of Lorillard and its major competitors.

        PERCENTAGE OF UNITS SHIPPED IN THE U.S. PREMIUM/DISCOUNT SEGMENT

                                     NINE MONTHS
                                 ENDED SEPTEMBER 30                                 YEAR ENDED DECEMBER 31
                       ---------------------------------------   ------------------------------------------------------------
                              2001                 2000                 2000                 1999                 1998
                               %                    %                    %                    %                    %
                       ------------------   ------------------   ------------------   ------------------   ------------------
                       PREMIUM   DISCOUNT   PREMIUM   DISCOUNT   PREMIUM   DISCOUNT   PREMIUM   DISCOUNT   PREMIUM   DISCOUNT
                       -------   --------   -------   --------   -------   --------   -------   --------   -------   --------
-----------------------------------------------------------------------------------------------------------------------------
 Lorillard...........   91.8        8.2      86.8       13.2      87.3       12.7      81.7       18.3      88.0       12.0
-----------------------------------------------------------------------------------------------------------------------------

 Philip Morris.......   89.6       10.4      88.1       11.9      88.2       11.8      88.0       12.0      86.4       13.6
 R.J. Reynolds.......   62.9       37.1      63.2       36.8      63.2       36.8      62.6       37.4      62.6       37.4
 Brown &
  Williamson.........   50.9       49.1      50.4       49.6      49.0       51.0      48.3       51.7      45.4       54.6


                               YEAR ENDED DECEMBER 31
                       ---------------------------------------
                              1997                 1996
                               %                    %
                       ------------------   ------------------
                       PREMIUM   DISCOUNT   PREMIUM   DISCOUNT
                       -------   --------   -------   --------
---------------------  ---------------------------------------
 Lorillard...........   91.2        8.8      93.7        6.3
---------------------  ---------------------------------------
 Philip Morris.......   85.7       14.3      84.4       15.6
 R.J. Reynolds.......   63.4       36.6      63.0       37.0
 Brown &
  Williamson.........   43.8       56.2      43.1       56.9

---------------
 Source: The Maxwell Report

     The table below reflects Lorillard's market penetration in the U.S. premium segment:

          MARKET SHARE IN PREMIUM SEGMENT OF THE U.S. CIGARETTE MARKET

                                      NINE MONTHS
                                         ENDED
                                      SEPTEMBER 30              YEAR ENDED DECEMBER 31
                                     --------------    -----------------------------------------
                                     2001     2000     2000     1999     1998     1997     1996
                                       %        %        %        %        %        %        %
                                     -----    -----    -----    -----    -----    -----    -----
 Philip Morris.....................   61.9     60.8     60.7     59.7     58.5     57.7     56.3
 R.J. Reynolds.....................   18.9     19.6     19.8     19.7     20.6     21.2     21.7
------------------------------------------------------------------------------------------------
 Lorillard.........................   11.7     11.5     11.5     11.6     11.0     10.9     10.9
------------------------------------------------------------------------------------------------
 Brown & Williamson................    7.2      7.9      7.8      8.8      9.3      9.7     10.4
 Others............................    0.3      0.2      0.2      0.3      0.5      0.5      0.7
                                     -----    -----    -----    -----    -----    -----    -----
     TOTAL.........................  100.0    100.0    100.0    100.0    100.0    100.0    100.0
                                     =====    =====    =====    =====    =====    =====    =====

---------------
 Source:  The Maxwell Report

  SUPERIOR PROFITABILITY

     Among Lorillard, Philip Morris and R.J. Reynolds, Lorillard was the most profitable U.S. cigarette company, as measured by operating income per 1,000 units shipped in the United States, for the years 2000, 1999 and 1998. Lorillard believes it could have been even more profitable but for the anticompetitive effects of the Philip Morris Retail Leaders program, which Lorillard believes has had an anticompetitive effect on it. The table below reflects unadjusted operating income per 1,000 units shipped in the United States for the years 1996 through 2000, and adjusted operating income per 1,000 units shipped in the United States for the nine-month period ending September 30, 2001. The adjustment for the nine-month period ending September 30, 2001 excludes the one-time payments made by Lorillard and Philip Morris pursuant to the Engle agreement to allow comparison to R.J. Reynolds (which undertook no such obligation). See "-- Legal Proceedings -- Class Action Cases -- The Engle Case."

                          OPERATING INCOME/1,000 UNITS

                                      NINE MONTHS
                                         ENDED
                                     SEPTEMBER 30               YEAR ENDED DECEMBER 31
                                    ---------------   ------------------------------------------
                                     2001     2000     2000     1999     1998     1997     1996
                                    ------   ------   ------   ------   ------   ------   ------
------------------------------------------------------------------------------------------------
 Lorillard........................  $31.45*  $27.10   $27.68   $23.44   $12.75   $13.14   $17.07
------------------------------------------------------------------------------------------------
 Philip Morris Domestic Tobacco...   26.38**  23.98    25.25    23.34     6.54    13.98    18.22
 R.J. Reynolds....................   10.57     9.82     8.59     7.49    (2.04)    5.72       NA***

---------------
 Sources:  The Maxwell Report for units

           Publicly filed SEC documents for Philip Morris (U.S. tobacco segment data) and R.J. Reynolds operating income

* Adjusted to exclude the $200 million charge relating to the Engle agreement. Including the $200 million charge, operating income per 1,000 units shipped for this period was $24.56.
** Adjusted to exclude the $500 million charge relating to the Engle agreement. Including the $500 million charge, operating income per 1,000 units shipped for this period was $23.21.
*** Because R.J. Reynolds has not restated its historical financial statements for 1996, the data for that year is not available.

     Based on units shipments data reported by The Maxwell Report and segment operating income reported by Philip Morris in its Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, Philip Morris's total worldwide operating income for tobacco-related businesses per 1,000 units shipped was $11.96 in 2000 and $12.14 for the nine-month period ending September 30, 2001, adjusted, with respect to the nine-month period ending September 30, 2001, to exclude a $500 million charge relating to the Engle agreement. Including the $500 million charge, Philip Morris's total worldwide operating income for tobacco-related businesses per 1,000 units for the nine-month period ending September 30, 2001 was $11.43.

     We have not included data for Brown & Williamson because its parent company, British American Tobacco p.l.c., does not report U.S.-only segment data.

ADVERTISING AND SALES PROMOTION

     Lorillard advertises its products to adult smokers in magazines, newspapers, direct mail and point-of-sale display materials. In addition, Lorillard promotes its cigarette brands to adult smokers through distribution of store coupons, retail price promotions, and personal contact with distributors and retailers. Lorillard believes that it conducts these activities in accordance with the terms of the Master Settlement Agreement and other applicable restrictions.

     As a general matter, Lorillard allocates its marketing expenditures among brands on the basis of marketplace opportunity and profitable return. In particular, Lorillard focuses its marketing efforts on the premium segment of the U.S. cigarette industry, with a specific focus on Newport.

     Advertising of tobacco products through television and radio has been prohibited since 1971. In addition, advertising and promotion activities by Lorillard and other major tobacco manufacturers have been severely restricted by the State Settlement Agreements and could be further restricted by proposed federal, state and local laws and regulations. Pursuant to the Master Settlement Agreement, Lorillard and the other major tobacco product manufacturers have agreed to various restrictions and limitations regarding the advertising, promotion and marketing of tobacco products in the United States. Among other things, the Master Settlement Agreement:

     - prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products;

     - bans the use of cartoon characters in all tobacco advertising and promotion;

     - limits each tobacco manufacturer to one event sponsorship during any twelve-month period, which may not include major team sports or events in which the intended audience includes a significant percentage of youth;

     - bans all outdoor advertising of tobacco products with the exception of small signs at retail establishments that sell tobacco products;

     - bans tobacco manufacturers from offering or selling apparel and other merchandise that bears a tobacco brand name, subject to specified exceptions;

     - prohibits the distribution of free samples of tobacco products except within adult-only facilities;

     - prohibits payments for tobacco product placement in various media; and

     - bans gift offers based on the purchase of tobacco products without sufficient proof that the intended gift recipient is an adult.

     Many states, cities and counties have enacted legislation or regulations further restricting tobacco advertising. For example, the Attorney General of Massachusetts issued regulations in 1999 severely restricting the placement of outdoor and point-of-sale advertising in retail stores and banning the self-service display of tobacco products. In early 2000, the District Court upheld the regulations, and the First Circuit Court of Appeals affirmed the District Court's ruling later that year. Several tobacco companies, including Lorillard, appealed to the U.S. Supreme Court. In a decision issued on June 28, 2001, the U.S. Supreme Court upheld the ban on self-service display of tobacco products but declared the other challenged regulations preempted by federal law and thus invalid. For additional information regarding the Massachusetts regulations and other tobacco-related legislation and regulations, see "-- Legislation and Regulation."

     There may be additional state and federal legislative and regulatory initiatives relating to the advertising and sales promotion of cigarettes in the future. Lorillard cannot predict the impact of such initiatives on its marketing and sales efforts.

     Lorillard believes that cigarette smoking is an adult activity, that children should not smoke and that laws prohibiting the sale of cigarettes to minors should be strictly enforced. Restrictions and prohibitions contained in the Master Settlement Agreement relating to the marketing and promotion of Lorillard products are consistent with Lorillard's commitment to preventing youth smoking. Lorillard intends to strictly comply with these restrictions and prohibitions, and all other obligations it has undertaken pursuant to the Master Settlement Agreement.

     Lorillard has funded and plans to continue to fund a Youth Smoking Prevention Program, which is designed to discourage youth from smoking. The program addresses not only youth, but also parents and, through the "We Card" program, retailers, to prevent purchase of cigarettes by underage purchasers. In accordance with the Master Settlement Agreement, Lorillard has determined not to advertise its cigarettes in magazines with large readership among people under the age of 18.

PROPERTIES

     Lorillard's manufacturing facility is located on approximately 80 acres in Greensboro, North Carolina. This 942,600 square-foot plant contains modern, high speed cigarette manufacturing machinery. The Greensboro facility also includes a warehouse with shipping and receiving areas totaling 54,800 square feet. In addition, Lorillard owns tobacco receiving and storage facilities totaling 1.5 million square feet in Danville, Virginia.

     Lorillard's executive offices are located in a 130,000 square-foot, four-story office building in Greensboro. Its 79,000 square foot research facility is also located in Greensboro.

     Lorillard's principal properties are owned in fee. With minor exceptions, Lorillard owns all of the machinery used by it. Lorillard believes that its properties and machinery are in generally good condition.

     Lorillard leases sales offices in major cities throughout the United States, a cold-storage facility in Greensboro and warehousing space in 34 public distributing warehouses located throughout the United States.

RAW MATERIALS AND MANUFACTURING

     In its production of cigarettes, Lorillard uses domestic burley tobacco, flue-cured leaf tobacco grown in the United States and abroad, and aromatic tobacco grown primarily in Turkey and other Near Eastern countries. A domestic supplier manufactures all of Lorillard's reconstituted tobacco.

     Lorillard purchases more than 90% of its domestic leaf tobacco from Dimon International, Inc. Lorillard directs Dimon in the purchase of tobacco according to Lorillard's specifications for quality, grade, yield, chemistry, particle size, moisture content and other characteristics. Dimon purchases and processes the whole leaf and then dries and bundles it for shipment to and storage at Lorillard's Danville facility.

     Dimon historically has procured most of Lorillard's leaf tobacco requirements through commission buyers at tobacco auctions. However, the tobacco industry is currently shifting to direct contract purchasing from tobacco farmers. Dimon has stated in its public filings that it believes it is well prepared to participate in direct contracting with tobacco farmers in the United States and that it does not expect any material economic effect from the progressive shift from the auction system to direct contract buying. Lorillard entered into a new contract with Dimon to reflect the transition from auction to direct contract purchasing.

     In the event that Dimon becomes unwilling or unable to supply leaf tobacco to Lorillard, Lorillard believes that it can readily obtain high-quality leaf tobacco from well-established, alternative industry sources, including Standard Commercial Corporation and Universal Corporation.

     Due to the varying size and quality of annual crops and other economic factors, including U.S. tobacco production controls, tobacco prices have historically fluctuated. The U.S. price supports that accompany production controls have inflated the market price of tobacco. In addition, the transition in tobacco purchasing from auction markets to direct farmer contracting may increase the market price of domestically grown tobacco. However, Lorillard does not believe that this increase, if any, will have a material effect on its business. Over the past five years, prices paid by Lorillard for tobacco have risen less than the U.S. rate of inflation, as measured by the U.S. Consumer Price Index.

     Lorillard stores its tobacco in 29 storage warehouses on its 130 acre Danville facility. To protect against loss, amounts of all types and grades of tobacco are stored in each warehouse. Because the process of aging tobacco normally requires approximately two years, Lorillard maintains large quantities of leaf tobacco at all times. Lorillard believes its current tobacco supplies are adequately balanced for its present production requirements. If necessary, Lorillard can purchase aged tobacco in the open markets to supplement existing inventories.

     Lorillard produces cigarettes at its Greensboro manufacturing plant, which has a production capacity of approximately 193 million cigarettes per day and approximately 55 billion cigarettes per year. Through various automated systems and sensors, Lorillard actively monitors all phases of production to promote quality and compliance with applicable regulations.

     Lorillard currently has in place an arrangement with another U.S. cigarette manufacturer pursuant to which each party to the arrangement has agreed to utilize its excess capacity, if any, to produce the other party's cigarettes in the event that a catastrophic occurrence disables a party's manufacturing ability. In addition, Lorillard maintains business interruption insurance.

     Lorillard has storage capacity for 1.8 billion cigarettes at its Greensboro central distribution center. In addition, Lorillard's leased cold-storage facility in Greensboro holds approximately 300 million cigarettes, and Lorillard stores cigarettes in 34 public distributing warehouses across the country.

DISTRIBUTION METHODS

     Lorillard sells its products primarily to:

     - distributors, who in turn service retail outlets;

     - chain store organizations; and

     - government agencies, including the U.S. Armed Forces.

     Upon completion of the manufacturing process, Lorillard ships cigarettes to public distributing warehouse facilities for rapid order fulfillment to wholesalers and other direct buying customers. Lorillard retains a portion of its manufactured cigarettes at its Greensboro central distribution center and Greensboro cold-storage facility for future finished goods replenishment.

     Lorillard has approximately 800 direct customers servicing approximately 400,000 retail accounts. Lorillard does not sell cigarettes directly to consumers. During 2000, 1999 and 1998, sales made by Lorillard to McLane Company, Inc., a wholesale distributor wholly owned by Wal-Mart Stores, Inc., comprised 15%, 13%, and 13%, respectively, of Lorillard's revenues. No other customer accounted for more than 10% of 2000, 1999 or 1998 sales. In the first nine months of 2001, sales made by Lorillard to McLane comprised 16% of Lorillard's revenues. Lorillard does not have any backlog orders.

     Most of Lorillard's customers buy cigarettes on a next-day-delivery basis. Approximately 90% of Lorillard's customers purchase cigarettes using electronic funds transfer, which provides immediate payment to Lorillard.

     Lorillard's sales personnel monitor inventories, work with retailers on displays and signs, and enter into discount arrangements with retailers from time to time.

RESEARCH AND DEVELOPMENT

     Lorillard's research and development staff includes 70 scientists, 29 of whom have advanced degrees. Research and development efforts at Lorillard focus primarily on:

     - developing quality products that appeal to consumers;

     - studying and developing consumer-acceptable products with the potential for reduced health risk;

     - identifying and investigating, through the use of internal and external resources, suspect constituents of cigarette products or their components to determine the feasibility of reduction or elimination;

     - maintaining state-of-the-art knowledge about public health and scientific issues related to cigarette products;

     - developing new, or modifying existing, products and processes to promote quality control and to comply with current and anticipated laws and regulations, including investigating ways to reduce cigarette ignition propensity; and

     - collaborating and cooperating with outside public and private scientific institutions and encouraging independent research relating to cigarette products.

     Current tobacco-related research activities include: analysis of cigarette components, including cigarette paper, filters, tobacco and ingredients, analysis of mainstream and sidestream smoke, and modification of cigarette design. Lorillard employs advanced scientific equipment in its research efforts, including gas chromatographs, mass spectrographs and liquid chromatographs.

     Lorillard does not currently believe there is significant consumer demand for an alternative cigarette product similar to Accord(R), manufactured by Phillip Morris, Eclipse(R), manufactured by R.J. Reynolds, Omni(R), manufactured by Liggett, or Advance(R), manufactured by Brown & Williamson. Accordingly, Lorillard has not yet developed such a product.

INTELLECTUAL PROPERTY

     Lorillard believes that trademarks, including brand names, are important to its business. Lorillard owns the patents, trade secrets, know-how and trademarks, including Lorillard's brand names and the distinctive packaging and displays used by Lorillard. All of Lorillard's material trademarks are registered with the U.S. Patent and Trademark Office. Rights in these trademarks in the United States will last indefinitely as long as Lorillard continues to use the trademarks.

     Lorillard considers the blends of tobacco and the flavor formulas used to make its brands to be trade secrets. These trade secrets are generally not the subject of patents, though various Lorillard manufacturing processes are patented.

     Lorillard sold the international rights to substantially all of its major brands, including Newport, in 1977.

COMPETITION

     Lorillard sells its cigarette products in the United States in highly competitive markets. Lorillard believes its ability to compete even more effectively has been restrained by the Philip Morris Retail Leaders program. Competition is primarily based on a brand's price, positioning, consumer loyalty, retail display, promotion, quality and taste. Lorillard's principal competitors are the three other major U.S. cigarette manufacturers, Philip Morris, R.J. Reynolds and Brown & Williamson. Lorillard's 9.3% market share of the 2000 U.S. cigarette industry was fourth highest overall. Philip Morris and R.J. Reynolds accounted for approximately 48.7% and 22.2%, respectively, of U.S. shipments in 2000. Lorillard's 9.4% market share of the U.S. cigarette industry was fourth highest for the first nine months of 2001. Philip Morris and R.J. Reynolds accounted for approximately 51.1% and 22.4% respectively, of U.S. units shipped in the first nine months of 2001. Among the four major manufacturers in the U.S. premium segment, Lorillard ranked third behind Philip Morris and R.J. Reynolds with an 11.5% share of the premium segment of the U.S. cigarette market in 2000. For the first nine months of 2001, Lorillard had an 11.7% share of the U.S. premium cigarette market compared to 11.5% in the first nine months of 2000. Premium cigarette sales accounted for 87.3% of Lorillard's total units shipped in 2000, and 91.8% of Lorillard's total units shipped in the first nine months of 2001.

     The following table shows historical units shipped for each of Lorillard and its major competitors.

                   UNITS SHIPPED IN THE U.S. CIGARETTE MARKET
                              (BILLIONS OF UNITS)

                                  NINE MONTHS
                               ENDED SEPTEMBER 30                   YEAR ENDED DECEMBER 31
                            ------------------------    ----------------------------------------------
                               2001          2000        2000      1999      1998      1997      1996
                            ----------    ----------    ------    ------    ------    ------    ------
 Philip Morris............    157.80        160.52      211.90    208.15    227.59    235.15    230.84
 R.J. Reynolds............     69.05         72.28       96.40     96.44    110.48    116.92    119.08
 Brown & Williamson.......     33.73         36.58       49.16     56.06     69.13     77.34     83.56
------------------------------------------------------------------------------------------------------
 Lorillard................     29.02         30.76       40.40     43.61     42.11     41.83     40.40
------------------------------------------------------------------------------------------------------
 Others...................     19.30         15.59       37.14     20.74     11.57     11.29     11.10
                              ------        ------      ------    ------    ------    ------    ------
     TOTAL................    308.90        315.73      435.00    425.00    460.88    482.53    484.98
                              ======        ======      ======    ======    ======    ======    ======

---------------
 Source:  The Maxwell Report

     The following table shows historical market share information for each of Lorillard and its major competitors in the overall U.S. cigarette market.

                   MARKET SHARE IN THE U.S. CIGARETTE MARKET

                                       NINE MONTHS
                                    ENDED SEPTEMBER 30                YEAR ENDED DECEMBER 31
                                 ------------------------    -----------------------------------------
                                    2001          2000       2000     1999     1998     1997     1996
                                     %             %           %        %        %        %        %
                                 ----------    ----------    -----    -----    -----    -----    -----
 Philip Morris.................     51.1          50.8        48.7     49.0     49.4     48.7     47.6
 R.J. Reynolds.................     22.4          22.9        22.2     22.7     24.0     24.2     24.6
 Brown & Williamson............     10.9          11.6        11.3     13.2     15.0     16.0     17.2
------------------------------------------------------------------------------------------------------
 Lorillard.....................      9.4           9.7         9.3     10.3      9.1      8.7      8.3
------------------------------------------------------------------------------------------------------
 Others........................      6.2           4.9         8.5      4.9      2.5      2.3      2.3
                                   -----         -----       -----    -----    -----    -----    -----
     TOTAL.....................    100.0         100.0       100.0    100.0    100.0    100.0    100.0
                                   =====         =====       =====    =====    =====    =====    =====

---------------
 Source:  The Maxwell Report
 Totals may not equal 100% due to rounding.

     From 1996 through 2000, units shipped for the overall U.S. industry decreased at a compounded rate of 2.7% on an annualized basis. Lorillard increased its market share from 8.3% in 1996 to 9.3% in 2000.

     Based on Excel-Retail Data that consolidates industry information for units shipped from wholesalers to retail accounts, Newport has the largest market share in the U.S. menthol segment, with a 28.5% market share in 2000 and a 29.7% market share in the first nine months of 2001. According to Excel-Retail Data, Newport's primary competitors in the U.S. menthol segment are Salem, manufactured by R.J. Reynolds, Kool, manufactured by Brown & Williamson, and Marlboro Menthol, manufactured by Philip Morris. Excel-Retail Data indicates that Salem, Kool and Marlboro Menthol had market shares of 11.3%, 10.9% and 10.4%, respectively, of the U.S. menthol segment in 2000.

     Premium brand units shipped have decreased from an average of 71.3% of U.S. units shipped in 1996 to an average of 70.7% of U.S. units shipped in 2000, and represented 73.7% of U.S. units shipped in the first nine months of 2001. Profit margins on discount brands tend to be lower than profit margins on premium brands. Lorillard focuses on the relatively more profitable premium segment of the U.S. cigarette market.

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     In recent years, small manufacturers of low price cigarettes have proliferated and have gained market share. Many of these small manufacturers are not currently affected to a significant degree by payment obligations under the State Settlement Agreements due to their relatively small market shares. Collectively, these small manufacturers, excluding Liggett and Commonwealth, accounted for approximately 5.3% of the domestic cigarette market in 2000, up from 0.4% in 1996. Liggett and Commonwealth had 1.5% and 1.7% U.S. market shares, respectively, in 2000. The market share gains made by the small manufacturers have generally been concentrated in the super-discount subcategory of the discount price segment. Lorillard believes that payment obligations under the State Settlement Agreements make it economically impractical for Lorillard to compete effectively in the super-discount subcategory of the discount price segment. See "-- Payment Obligations under the State Settlement Agreements" for further discussion of Lorillard's payment obligations under the State Settlement Agreements.

     Lorillard believes that a number of factors have made it more difficult to promote cigarettes and to compete in the cigarette industry. For example, the State Settlement Agreements contain provisions restricting the marketing of cigarettes. See "-- Advertising and Sales Promotion," and "-- Legal Proceedings" for discussion of the marketing restrictions contained in the State Settlement Agreements. In addition, various groups have undertaken activities designed to restrict cigarette sales, the form and content of cigarette advertising and the introduction of new cigarette products. Finally, Lorillard believes that substantial restraints have been imposed on its ability to advertise, promote and market cigarettes more effectively at retail outlets due to the Philip Morris Retail Leaders program.

PRICING

     Lorillard believes that the volume of U.S. cigarette sales is sensitive to price changes. Changes in pricing by Lorillard or other cigarette manufacturers could have an adverse impact on Lorillard's volume of units sold, which in turn could have an adverse impact on Lorillard's profits and earnings. Lorillard makes independent pricing decisions based on a number of factors. Lorillard cannot predict the potential adverse impact of price changes on industry volume or Lorillard volume, on the mix between premium and discount sales, on Lorillard's market share or on Lorillard's profits and earnings.

TAXES

     Federal excise taxes included in the price of cigarettes are $17.00 per 1,000 cigarettes ($0.34 per pack of 20 cigarettes). On January 1, 2002, the federal excise tax on cigarettes increased by $2.50 per 1,000 cigarettes. State excise taxes are also in effect in the 50 states, the District of Columbia and many municipalities. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. The state taxes generally range from $.025 to $1.425 per package of 20 cigarettes. Federal excise taxes are paid by Lorillard. State excise taxes are levied upon and paid by the distributors, provided that Lorillard is secondarily liable for non-payment by a distributor of the excise taxes attributable to sales of Lorillard cigarettes. Lorillard does not believe the risk of liability associated with these excise taxes is material.

EMPLOYEES

     As of September 30, 2001, Lorillard had approximately 3,300 full-time employees. As of that date, approximately 1,300 of those employees were represented by labor unions covered by three collective bargaining agreements. Two of the collective bargaining agreements expire in April of 2002; the third agreement expires in March of 2003. Lorillard believes its relationships with its union and non-union employees are good.

     Lorillard provides a retirement plan, a profit sharing plan, and other benefits for its hourly paid employees who are represented by unions. In addition, Lorillard provides to its salaried employees a

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retirement plan, group life, disability and health insurance program and a savings plan. Lorillard also maintains an incentive compensation plan for certain salaried employees.

LEGISLATION AND REGULATION

  FEDERAL LEGISLATION

     The Federal Comprehensive Smoking Education Act, which became effective in 1985, requires the use on cigarette packaging and advertising of one of the following four warning statements, on a rotating basis: (1) "SURGEON GENERAL'S
WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, and May Complicate Pregnancy." (2) "SURGEON GENERAL'S WARNING: Quitting Smoking Now Greatly Reduces Serious Risks to Your Health." (3) "SURGEON GENERAL'S WARNING:
Smoking by Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight." (4) "SURGEON GENERAL'S WARNING: Cigarette Smoke Contains Carbon Monoxide." This law also requires that each person who manufactures, packages or imports cigarettes annually provide to the Secretary of Health and Human Services a list of the ingredients added to tobacco in the manufacture of cigarettes. This list of ingredients may be submitted in a manner which does not identify the company which uses the ingredients or the brand of cigarettes which contains the ingredients.

     Prior to the effective date of the Federal Comprehensive Smoking Education Act, federal law had, since 1965, required that cigarette packaging bear a warning statement which from 1970 to 1985 read as follows: "Warning: The Surgeon General Has Determined That Cigarette Smoking Is Dangerous to Your Health." In addition, in 1972 Lorillard and other cigarette manufacturers agreed, pursuant to consent orders entered into with the U.S. Federal Trade Commission, the "FTC," to include this health warning statement in print advertising, on billboards and on certain categories of point-of-sale display materials relating to cigarettes. Furthermore, advertising of tobacco products has been prohibited on radio and television since 1971.

     From time to time, bills have been introduced in Congress, among other things:

     - to end or limit the price supports for leaf tobacco;

     - to prohibit all tobacco advertising and promotion;

     - to require new health warnings on cigarette packages and advertising;

     - to authorize the establishment of various anti-smoking education programs;

     - to provide that current federal law should not be construed to relieve any person of liability under common or state law;

     - to permit state and local governments to restrict the sale and distribution of cigarettes;

     - concerning the placement of advertising of tobacco products;

     - to provide that cigarette advertising not be deductible as a business expense;

     - to prohibit the mailing of unsolicited samples of cigarettes and otherwise to restrict the sale or distribution of cigarettes;

     - to impose additional, or to increase existing, excise taxes on cigarettes;

     - to require that cigarettes be manufactured in a manner that will cause them, under certain circumstances, to be self-extinguishing; and

     - to subject cigarettes to regulation in various ways by the U.S. Department of Health and Human Services or other regulatory agencies, including regulation by the FDA under the Food, Drug and Cosmetics Act.

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     In 1995, Congress passed legislation prohibiting the sale of cigarettes by vending machines on certain federal property, and the General Services Administration has published implementing regulations. In January of 1996, the Substance Abuse and Mental Health Services Administration issued final regulations implementing a 1992 law (Section 1926 of the Public Health Service
Act), which requires the states to enforce their tobacco sales minimum age laws as a condition of receiving federal substance abuse block grants.

  FOOD AND DRUG ADMINISTRATION REGULATION OF TOBACCO PRODUCTS

     In 1996, the FDA published regulations, the "FDA Regulations," which would have severely restricted cigarette advertising and promotion and limited the manner in which tobacco products could be sold. In enacting the FDA Regulations, the FDA determined that nicotine is a drug and that cigarettes are a nicotine delivery system and, accordingly, subject to FDA regulatory authority as medical devices. The FDA premised its regulations on the need to reduce smoking by underage youth and young adults. The FDA Regulations included the following:

     - Regulations regarding minimum sales age. These regulations would have made unlawful the sale of cigarettes to anyone under age 18. These regulations would have also required proof of age to be demanded from any person under age 27 who attempts to purchase cigarettes.

     - Regulations regarding advertising and billboards, vending machines, self-service displays, sampling premiums, and package labels. These regulations would have limited all cigarette advertising to black and white, text only format in most publications and outdoor advertising such as billboards. The regulations also would have prohibited billboards advertising cigarettes within 1,000 feet of a school or playground, required that the established name for the product, "Cigarettes," and an intended use statement, "Nicotine -- Delivery Device For Persons 18 or Older," be included on all cigarette packages and advertising, banned vending machine sales, product sampling, and the use of cigarette brand names, logos and trademarks on premium items, and prohibited the furnishing of any premium item in consideration for the purchase of cigarettes or the redemption of proofs-of-purchase coupons.

     - Regulations which would have prohibited use of cigarette brand names to sponsor sporting and cultural events and required cigarette manufacturers to comply with certain stringent FDA regulations, known as "good manufacturing practices," governing the manufacture and distribution of medical devices.

     Lorillard and other cigarette manufacturers filed a lawsuit in the U.S. District Court in North Carolina challenging the FDA's assertion of jurisdiction over cigarettes. Lower court rulings in this litigation were appealed to the U.S. Supreme Court which, on March 21, 2000, held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug and Cosmetic Act and, accordingly, the FDA's assertion of jurisdiction over tobacco products was impermissible under that Act. Since the Supreme Court decision, various proposals have been made for federal and state legislation to regulate cigarette manufacturers.

     In September of 2000, former President Clinton appointed a Presidential commission to collect information and make recommendations regarding changes in the tobacco farming economy. In May of 2001, the commission issued a final report recommending, among other things, that "Congress authorize the FDA to establish fair and equitable regulatory mechanisms over the manufacture, sale, marketing, distribution and labeling of tobacco products." In addition, the final report recommended a $0.17 increase in the federal excise tax on each pack of cigarettes sold in the United States to fund various of the report's recommendations. Lorillard cannot predict the ultimate outcome of the commission's recommendations.

     Congressional advocates of FDA regulation have introduced legislation that would give the FDA authority to regulate the manufacture, sale, distribution and labeling of tobacco products to protect

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

public health for consideration by the 107th Congress. Lorillard cannot predict the ultimate outcome of this proposal.

  INSTITUTE OF MEDICINE COMMITTEE

     In December of 1999, the FDA requested the Institute of Medicine, a private, non-profit organization which advises the federal government on medical issues, to convene a committee of experts to formulate scientific methods and standards for the assessment of potential reduced-exposure products, or "PREPs," including conventional and alternative cigarettes.

     The committee's charge was to determine, for each class of products:

     - whether PREPs could or did provide a reduced exposure to harmful substances;

     - whether the reduced exposure was associated with decreased health hazards;

     - whether "surrogate indicators of harm" could be used to evaluate PREPs in a timely manner; and

     - the public health and societal implications of reduced harm tobacco products.

     On February 22, 2001, the committee issued a draft report recommending that Congress enact legislation enabling a suitable agency to regulate tobacco-related products that purport to reduce exposure to one or more tobacco toxicants or to reduce risk of disease, and to implement other policies designed to reduce the harm from tobacco use. The report recommended regulation of all tobacco products, including PREPS. Lorillard cannot predict the ultimate outcome of the recommendations provided in the committee's report.

  ENVIRONMENTAL TOBACCO SMOKE

     Studies and reports with respect to the alleged health risk to non-smokers of environmental tobacco smoke have received significant publicity. In 1986, the Surgeon General of the United States and the National Academy of Sciences reported that environmental tobacco smoke exposes non-smokers to an increased risk of lung cancer and respiratory illness. In January of 1993, the U.S. Environmental Protection Agency released a report, the "EPA Risk Assessment," concluding that environmental tobacco smoke is a human lung carcinogen in adults, and causes respiratory effects in children, including increased risk of lower respiratory tract infections, increased prevalence of fluid in the middle ear and additional episodes and increased severity and frequency of asthma. Many scientific papers on environmental tobacco smoke have been published since the EPA report, with variable conclusions.

     In recent years, many federal, state, local and municipal governments and agencies, as well as private businesses, have adopted legislation, regulations or policies which prohibit or restrict, or are intended to discourage, smoking, including legislation, regulations or policies prohibiting or restricting smoking in various places such as public buildings and facilities, stores and restaurants and on airline flights and in the workplace. This trend has increased significantly since the release of the EPA Risk Assessment. Additional laws, regulations and policies intended to prohibit, restrict or discourage smoking are being proposed or considered by various federal, state and local governments, agencies and private businesses with increasing frequency. In July of 1998, a federal judge struck down the lung cancer related portions of the EPA's scientific risk assessment in an opinion which is currently on appeal.

     In September of 1997, the California Environmental Protection Agency released a report, the "Cal/EPA Report," concluding that environmental tobacco smoke causes specified development, respiratory, carcinogenic, and cardiovascular effects including lung and nasal sinus cancer, heart disease, sudden infant death syndrome, respiratory infections and asthma induction and exacerbation in children. The Cal/EPA Report was subsequently released as a monograph by the National Cancer Institute in November of 1999. In May of 2000, the Department of Health and Human Service's

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National Toxicology Program listed environmental tobacco smoke as "known to be a human carcinogen." Various public health organizations have also issued statements on environmental tobacco smoke and its health effects.

     The California Air Resources Board has scheduled a hearing for December 13, 2001 to consider the identification of environmental tobacco smoke as a toxic air contaminant, or "TAC," under the Toxic Air Contaminant Identification and Control Act, referred to as the "Tanner Act." The Children's Environmental Health Protection Act amended the Tanner Act to require a review of TACs for the purpose of ensuring adequate protection of children's health, and to tighten existing controls as needed. If California, on the basis of its assessments of risk and exposure, identifies environmental tobacco smoke as a TAC, California could initiate the control phase of the Tanner Act, which involves adoption of measures to reduce or eliminate emissions. These measures could include further restrictions regarding venues where smoking is permitted or controls on product emissions.

  INGREDIENT DISCLOSURE

     On August 2, 1996, the Commonwealth of Massachusetts enacted legislation requiring each manufacturer of cigarettes and smokeless tobacco sold in Massachusetts to submit to the Department of Public Health, or "DPH," an annual report, beginning in 1997, (1) identifying for each brand sold certain "added constituents," and (2) providing nicotine yield ratings and other information for certain brands based on regulations promulgated by the DPH. The legislation provides for the public release of this information, which includes trade secret ingredients used in cigarettes.

     In 1996, several cigarette and smokeless tobacco manufacturers filed suit in federal district court in Boston challenging the legislation. On December 10, 1997, the court issued a preliminary injunction, enjoining the required submission of ingredient data to the DPH. The requirement to submit the nicotine yield ratings and other information was not enjoined, and the cigarette and smokeless tobacco manufacturers submitted their data to the DPH on December 15, 1997 and again on each December 1 since 1998. The district court ruled on September 7, 2000 that the Massachusetts law and its implementing regulations were unconstitutional as to the required submission of ingredient data. The Commonwealth of Massachusetts appealed to the U.S. Circuit Court for the First Circuit, and a three-judge panel of the First Circuit reversed the district court's ruling on October 16, 2001. The cigarette and smokeless tobacco manufacturers filed petitions for an en banc rehearing on October 30, 2001 and the First Circuit subsequently granted the petitions.

     Any impact on Lorillard from the legislation and its implementing regulations cannot now be predicted. If the manufacturers ultimately are required to disclose their trade secrets to the DPH and the DPH then discloses them to the public, further litigation seeking compensation for the taking of the manufacturers' property may ensue.

     Other similar laws and regulations have been enacted or considered by other state governments, and could have a material adverse effect on the financial condition and results of operations of Lorillard if implemented without adequate provisions to protect the manufacturers' trade secrets from being disclosed. The State of Texas has implemented legislation similar to the Massachusetts measure described above. However, the Texas legislation does not allow for the public release of trade secret information.

     For a description of federal legislation pertaining to ingredient disclosure, see "-- Federal Legislation."

  FIRE-SAFETY STANDARDS

     In August of 2000, New York State enacted legislation that requires the State's Office of Fire Prevention and Control to promulgate by January 1, 2003 fire-safety standards for cigarettes sold in

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New York. The legislation requires that cigarettes sold in New York meet ignition propensity performance standards established by the Office of Fire Prevention and Control. All cigarettes sold in New York will be required to meet the established standards within 180 days after the standards are promulgated. Lorillard cannot predict the impact of this law on its business until the standards are published. Similar legislation is being considered in other states and localities and at the federal level.

  ADVERTISING

     For a description of certain restrictions on advertising and sales promotion within the cigarette industry, see "--Advertising and Sales Promotion."

     There may be additional state and federal legislative and regulatory initiatives relating to cigarettes in the future. Lorillard cannot predict the impact of such initiatives on its business.

ENVIRONMENTAL MATTERS

     Lorillard and its subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Finally, regulations promulgated by the U.S. Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities.

     Lorillard and its subsidiaries have been engaged in a continuing program to assure compliance with federal, state and local environmental laws and regulations. Although it is difficult to identify precisely the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, Lorillard does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations or financial condition of Lorillard or its subsidiaries.

LEGAL PROCEEDINGS

  INTRODUCTION

     Approximately 4,673 product liability cases are pending against cigarette manufacturers in the United States; Lorillard is a defendant in approximately 4,274 of these cases. Lawsuits continue to be filed against Lorillard and other manufacturers of tobacco products. Some of the lawsuits also name Loews as a defendant. Among the 4,673 product liability cases, approximately 1,250 cases are pending in a West Virginia court. Another group of approximately 2,875 cases has been brought by flight attendants alleging injury from exposure to environmental tobacco smoke in the cabins of aircraft. Lorillard is a defendant in all of the flight attendant suits and is a defendant in most of the cases pending in West Virginia.

     Excluding the flight attendant and West Virginia suits, approximately 550 product liability cases are pending against U.S. cigarette manufacturers. Of these 550 cases, Lorillard is a defendant in approximately 235 cases. Loews is a defendant in approximately 45 of these actions, although it has not received service of process in approximately 10 of them.

     Tobacco litigation includes various types of claims. In these actions, plaintiffs claim substantial compensatory, statutory and punitive damages, as well as equitable and injunctive relief, in amounts ranging into the billions of dollars. These claims are based on a number of legal theories including, among other theories, theories of negligence, fraud, misrepresentation, strict liability, breach of

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warranty, enterprise liability (including claims asserted under the Racketeering
Influenced and Corrupt Organizations Act), civil conspiracy, intentional infliction of harm, violation of consumer protection statutes, violation of antitrust statutes, and failure to warn of the harmful and/or addictive nature of tobacco products.

     Some cases have been brought by individual plaintiffs who allege cancer and/or other health effects resulting from an individual's use of cigarettes and/or smokeless tobacco products, addiction to smoking or exposure to environmental tobacco smoke. These cases are generally referred to as "conventional product liability cases." In other cases, plaintiffs have brought claims as purported class actions on behalf of large numbers of individuals for damages allegedly caused by smoking. These cases are generally referred to as "purported class action cases." In other cases, plaintiffs are U.S. and foreign governmental entities or entities such as labor unions, private companies, hospitals or hospital districts, American Indian tribes, or private citizens suing on behalf of taxpayers. Plaintiffs in these cases seek reimbursement of health care costs allegedly incurred as a result of smoking, as well as other alleged damages. These cases are generally referred to as "reimbursement cases." In addition, there are claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or the insurers of asbestos manufacturers. These cases are generally referred to as "claims for contribution."

     In addition to the above, claims have been brought against Lorillard seeking damages resulting from alleged exposure to asbestos fibers which were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time, ending more than 40 years ago. These cases are generally referred to as "filter cases." Approximately 25 filter cases are pending against Lorillard.

     Lorillard believes that it has valid defenses to the cases pending against it. Lorillard also believes it has valid bases for appeal of the adverse verdicts against it. Lorillard will continue to maintain a vigorous defense in all such litigation. Lorillard may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so.

     While Lorillard intends to defend vigorously all smoking and health related litigation which may be brought against it, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably.

     In addition, adverse developments in relation to smoking and health, including the release in 1998 of industry documents, have received widespread media attention. These developments may reflect adversely on the tobacco industry and, together with adverse outcomes in pending cases, could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation and could prompt the filing of additional litigation.

     Except for the impact of the State Settlement Agreements as described below, Lorillard is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the results of operations or cash flows of the Carolina Group in a particular quarterly or annual period or the Carolina Group's financial position could be materially affected by an unfavorable outcome of certain pending litigation.

     To the extent Loews is a defendant in any of the lawsuits described in this section, Loews believes that it is not a proper defendant in these matters and has moved or will move for dismissal of such claims against it. Any costs, expenses or liabilities of Loews arising out of any such lawsuits will be allocated to the Carolina Group. See "Relationship Between the Loews Group and the Carolina Group -- Allocation of Certain Liabilities and Expenses" for a description of the allocation to the Carolina Group of the tobacco-related liabilities and expenses incurred by Loews.

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  SIGNIFICANT RECENT DEVELOPMENTS

     During December of 2001, the Third District of the Florida Court of Appeal denied defendants' motion for rehearing, for rehearing en banc, and for certification to the Florida Supreme Court of a ruling by the trial court from October of 2000 in the product liability litigation relating to present or former flight attendants. The October of 2000 decision may be construed to hold that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. In January 2002, the defendants, which include Lorillard, filed a Notice to Invoke Discretionary Jurisdiction of the Florida Supreme Court that seeks review of the order dismissing the appeal entered by the Florida Third District Court of Appeal.

     During November of 2001, a jury in the Circuit Court of Ohio County, West Virginia returned a verdict in favor of the defendants, including Lorillard, in the case of Blankenship v. American Tobacco Company, et al. (Circuit Court, Ohio County, West Virginia, filed January 31, 1997), a class action case. The court has denied plaintiffs' motion for new trial. The time for plaintiffs to appeal has not expired.

     During November of 2001, the California Court of Appeal, First Appellate District, affirmed the trial court's final judgment in favor of the plaintiff in the case of Henley v. Philip Morris Inc., a conventional product liability case. During 1999, a jury in the Superior Court of California, San Francisco County, found in favor of plaintiff at trial and awarded her $1.5 million in actual damages and $50.0 million in punitive damages. The trial court subsequently reduced the punitive damages award to $25.0 million. Philip Morris has filed a petition for review with the California Supreme Court. The California Supreme Court has accepted the case for review. Neither Loews nor Lorillard is a defendant in this matter.

     On October 5, 2001, a jury returned a verdict in favor of the defendants in Tompkin v. The American Tobacco Company, et al., a conventional product liability case in the United States District Court for the Northern District of Ohio. Lorillard is a defendant in the case. Plaintiff has filed a motion for new trial. The court has not ruled on the motion for new trial.

     On June 6, 2001, a jury awarded $5.5 million in compensatory damages and $3.0 billion in punitive damages to the plaintiff in Boeken v. Philip Morris, Inc., a conventional product liability case in the Superior Court of Los Angeles County, California. The court ruled that it would grant in part Philip Morris's motion for a new trial and hold a new trial limited to plaintiff's punitive damages claim if plaintiff did not consent to a reduction of the award to $100.0 million. Plaintiff accepted the reduced award and the trial court entered an amended judgment awarding plaintiff $100.0 million in punitive damages. Philip Morris has noticed an appeal from the amended judgment to the California Court of Appeals. Neither Loews nor Lorillard was a defendant in this matter.

     On June 4, 2001, the jury in the case of Blue Cross and Blue Shield of New Jersey, Inc., et al. v. Philip Morris, Incorporated, et al., a health plan reimbursement case pending in the U.S. District Court for the Eastern District of New York, returned a verdict awarding damages against the defendants, including Lorillard. In this trial, the jury heard evidence as to the claims of only one of several of the plan plaintiffs, Empire Blue Cross and Blue Shield, referred to as "Empire." In its June 4, 2001 verdict, the jury found in favor of the defendants on some of Empire's claims, one of which findings precluded the jury from considering Empire's claims for punitive damages. The jury found in favor of Empire on certain other of plaintiff's claims. As a result of these findings, Empire is entitled to an award of approximately $17.8 million in total actual damages, including approximately $1.5 million attributable to Lorillard. The court denied plaintiff's post-verdict application for trebling of the damages awarded by the jury. On November 1, 2001, the court entered a final judgment that reflects the jury's verdict. In the final judgment, Empire was awarded approximately $1.5 million in actual damages and approximately $55,000 in pre-judgment interest for a total award against Lorillard of approximately $1.6 million. The defendants, including Lorillard, have noticed an appeal from the final judgment to the United States Court of Appeals for the Second Circuit. Plaintiff's counsel has sought an award of $39.0 million in attorneys' fees. The court has not ruled on this application.

  SETTLEMENT OF STATE REIMBURSEMENT CASES

     On November 23, 1998, Lorillard, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company, the "Original Participating Manufacturers," entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the "Settling States." The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the Master Settlement Agreement are generally referred to as the "State Settlement Agreements."

     The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by Lorillard and the other participating manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation. For a discussion of Lorillard's payment obligations under the State Settlement Agreements, see "-- Payment Obligations under the State Settlement Agreements."

     The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and underage use laws, and other provisions. For a more detailed discussion of the business restrictions contained in the State Settlement Agreements, see "-- Advertising and Sales Promotion."

     In addition, as part of the Master Settlement Agreement, the Original Participating Manufacturers committed to work cooperatively with the tobacco growing community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers according to their relative market share of domestic cigarette shipments, except that Philip Morris paid more than its market share in 1999 but will have its payment obligations reduced in 2009 and 2010 to make up for the overpayment. Of the total $5.2 billion, a total of $1.0 billion was paid in 1999, 2000 and 2001, $70.6 million of which was paid by Lorillard. Lorillard believes its remaining payments under the agreement will total approximately $445.0 million. All payments will be adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and the effect of new increases in state or federal excise taxes on tobacco products that benefit the tobacco growing community.

     Lorillard believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in U.S. cigarette sales in the premium price and discount price segments, Lorillard's share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements. Almost all domestic manufacturers have agreed to become subject to the terms of the Master Settlement Agreement.

  CONVENTIONAL PRODUCT LIABILITY CASES

     Conventional product liability cases are cases in which individuals allege they or their decedents have been injured due to smoking cigarettes, due to exposure to environmental tobacco smoke, due to use of smokeless tobacco products, or due to cigarette or nicotine dependence or addiction. Plaintiffs

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in most conventional product liability cases seek unspecified amounts in compensatory damages and punitive damages. Lorillard is a defendant in approximately 1,300 of these cases. This total includes approximately 1,150 cases pending in West Virginia that are part of a consolidated proceeding. Additional cases are pending against other cigarette manufacturers. Loews is a defendant in seven of the cases filed by individuals, although four of the cases have not been served on Loews. Loews is not a defendant in any of the conventional product liability cases pending in West Virginia.

     Since January 1, 1999 and through December 31, 2001, 21 cases filed by individual plaintiffs have been tried. Lorillard was a defendant in four of the 21 cases, and juries returned verdicts in favor of the defendants in each of these four matters. Loews was not a defendant in any of the 21 conventional product liability cases tried since January 1, 1999.

     Lorillard was not a defendant in 17 of the individual cases tried since January 1, 1999. Juries have returned verdicts in favor of the defendants in 11 of the cases. In one of the suits, a court granted the motion for directed verdict filed by the defendant at the conclusion of plaintiff's evidence. In the six cases decided in plaintiffs' favor, juries have awarded various amounts. In a 2001 case, a Florida jury awarded plaintiff $165,000 in actual damages but declined to award punitive damages. In the June 2001 verdict in Boeken v. Philip Morris, Inc., discussed under "Significant Recent Developments," a California jury awarded the plaintiff approximately $5.5 million in actual damages and $3.0 billion in punitive damages, although the court subsequently reduced the punitive damages award to $100.0 million. The four other cases in which juries found in favor of the plaintiffs resulted in awards of $51.5 million by a California jury in 1999 (reduced to $26.5 million by the trial court); $80.3 million by an Oregon jury in 1999 (reduced to $32.8 million by the trial court); $21.5 million by a California jury in 2000; and $200,000 by a Florida jury in 2000.

     As a result of pending appeals or post-trial motions, plaintiffs have not been able to execute on any of the judgments reflecting these adverse verdicts. In the Florida case that resulted in the award of $165,000, the court has not ruled to date on the motion for new trial filed by the only defendant in the case. In the Florida case that resulted in the award of $200,000, the trial court granted defendant's post-trial motion and entered judgment in favor of the defendant. Plaintiff, however, has noticed an appeal. Defendants have noticed appeals in the four other cases. During November of 2001, the California Court of Appeal affirmed the judgment in which a California plaintiff was awarded $26.5 million. The defendant in the case has filed a petition for review with the California Supreme Court. The court, which has discretionary review of this matter, has not ruled to date as to whether it will accept jurisdiction of the appeal.

     During 2001, juries returned verdicts in seven conventional product liability cases. Verdicts in favor of defendants were returned in five of the cases, including the two in which Lorillard was a defendant. In an eighth case during 2001, a court granted a motion for directed verdict filed by the defendant in the case at the close of plaintiff's evidence. Juries returned verdicts in favor of the plaintiffs in two of the suits tried during 2001. One of these two suits was the California case discussed above in which plaintiff was awarded punitive damages. The second suit resolved in favor of the plaintiffs during 2001 was the Florida suit discussed above in which plaintiffs were awarded $165,000 in actual damages. The jury hearing this trial declined to award punitive damages to the plaintiffs. The only defendant in the suit has filed a motion for new trial that has not been ruled on by the court.

     During 2001, another cigarette manufacturer, Brown & Williamson Tobacco Corporation, paid $1.1 million in damages and interest to a former smoker and his spouse for injuries incurred as a result of smoking. Carter v. Brown & Williamson Tobacco Corporation (Circuit Court, Duval County, Florida, filed February 10, 1995). In the 1996 trial of that case, the jury awarded plaintiffs a total of $750,000 in damages. Plaintiffs did not seek punitive damages. In 1998, the Florida Court of Appeal reversed the judgment, holding that plaintiffs' claims were barred by the statute of limitations. The Florida Supreme Court, however, reinstated the jury's damages award during 2000 and denied Brown

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& Williamson's motion for rehearing during 2001. Brown & Williamson's motion to stay the mandate pending the resolution of its petition for writ of certiorari to the U.S. Supreme Court was denied. Brown & Williamson therefore paid approximately $1.1 million in damages and interest to the plaintiffs during 2001. Brown & Williamson subsequently filed a petition for writ of certiorari with the U.S. Supreme Court. On June 29, 2001, the U.S. Supreme Court declined to accept for review the petition for writ of certiorari. Lorillard was not a defendant in this matter.

     Some cases against U.S. cigarette manufacturers and manufacturers of smokeless tobacco products are scheduled for trial during 2002 and beyond. These trials include a consolidated trial of the cases brought by approximately 1,250 West Virginia smokers or users of smokeless tobacco products that is scheduled to begin during September of 2002. Lorillard is a defendant in some of the cases set for trial, including the consolidated West Virginia trial. The trial dates are subject to change.

     The California Supreme Court is reviewing decisions by the California Court of Appeals as to whether a California statute bars claims against cigarette manufacturers if the claims accrued between 1988 and 1998. The California Attorney General has filed an amicus brief with the Supreme Court that supports the position of the plaintiffs in these suits.

     Flight Attendant Cases. There are approximately 2,875 cases pending in the Circuit Court of Dade County, Florida against Lorillard and three other U.S. cigarette manufacturers in which the plaintiffs are present or former flight attendants, or the estates of deceased flight attendants, who allege injury as a result of exposure to environmental tobacco smoke in aircraft cabins. Loews is not a defendant in any of the flight attendant cases.

     The suits were filed as a result of a settlement agreement on October 10, 1997 by the parties to Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement was approved by the trial court on February 3, 1998. Pursuant to the settlement agreement, among other things, Lorillard and three other U.S. cigarette manufacturers paid approximately $300.0 million to create and endow a research institute to study diseases associated with cigarette smoke. In addition, the settlement agreement permitted the plaintiff class members to file individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997.

     During October of 2000, the Circuit Court of Dade County, Florida entered an order that may be construed to hold that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs' alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded. It is not clear how the trial judges will apply this order. The Third District of the Florida Court of Appeal dismissed as premature defendants' appeal from the October 2000 decision. The Court of Appeals denied defendants' motion for rehearing and for rehearing en banc or, in the alternative, for certification of the October 2001 ruling to the Florida Supreme Court. In January 2002, the defendants, which include Lorillard, filed a Notice to Invoke Discretionary Jurisdiction of the Florida Supreme Court that seeks review of the order dismissing the appeal entered by the Florida Third District Court of Appeal.

     Trial has been held in one of the flight attendant cases. On April 5, 2001, a jury in the Circuit Court of Dade County, Florida returned a verdict in favor of Lorillard and the other defendants in the case of Fontana v. Philip Morris Incorporated, et al. The court has entered final judgment in favor of the defendants and has denied plaintiff's post-trial motions. Plaintiff has noticed an appeal to the Third District of the Florida Court of Appeal.

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     Additional flight attendant cases are set for trial. Approximately 15 such cases are scheduled for trial between February and May of 2002.

  CLASS ACTION CASES

     There are approximately 45 purported class action cases pending against cigarette manufacturers and other defendants. Of these approximately 45 cases, Lorillard is a defendant in approximately 25, five of which also name Loews as a defendant. Two cases that name both Loews and Lorillard as defendants have not been served on any of the parties. Many of the purported class actions are in the pre-trial, discovery stage, although trial proceedings are under way in one of the matters. As discussed under "-- Significant Recent Developments," a verdict was returned in favor of defendants in one of those matters, Blankenship
v. American Tobacco Company, et al. during November of 2001. Most of the suits seek class certification on behalf of residents of the states in which the purported class action cases have been filed, although some suits seek class certification on behalf of residents of multiple states. Plaintiffs in all but two of the purported class action cases seek class certification on behalf of individuals who smoked cigarettes or were exposed to environmental tobacco smoke. In one of the two remaining purported class action cases, plaintiffs seek class certification on behalf of individuals who paid insurance premiums. Plaintiffs in the other remaining suit seek class certification on behalf of U.S. residents under the age of 22 who purchased cigarettes as minors and who do not have personal injury claims. Plaintiffs in a few of the reimbursement cases, which are discussed below, also seek certification of such cases as class actions.

     Various courts have ruled on motions for class certification in smoking and health-related cases. In 12 state court cases, which were pending in five states and the District of Columbia, courts have denied plaintiffs' class certification motions. In another 15 cases, cigarette manufacturers have defeated motions for class certification before either federal trial courts or courts of appeal from cases pending in 13 states and the Commonwealth of Puerto Rico. The denial of class certification in a New York federal court case, however, was due to the court's interest in preserving judicial resources for a potentially broader class certification ruling in In re Simon (II) Litigation, which is discussed below. In six cases in which Lorillard is a defendant, plaintiffs' motions for class certification have been granted and appeals either have been rejected at the interlocutory stage, appeals have not yet been considered, or, in one case, plaintiffs' claims were resolved through a settlement agreement. These six cases are Broin (which is the matter concluded by a settlement agreement and discussed under "-- Conventional Product Liability Cases -- Flight Attendant Cases"), Engle, Blankenship, Scott, Daniels and Brown.

     Theories of liability asserted in the purported class action cases include a broad range of product liability theories, including those based on consumer protection statutes and fraud and misrepresentation. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in many of the cases seek medical monitoring. Plaintiffs in some of the purported class action cases are represented by a well-funded and coordinated consortium of law firms throughout the United States.

     The Engle Case. Trial began during July of 1998 in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). The trial court, as amended by the Florida Court of Appeal, granted class certification on behalf of Florida residents and citizens, and survivors of such individuals, who have been injured or have died from medical conditions allegedly caused by their addiction to cigarettes containing nicotine.

     The case is being tried in three phases. The first phase began during July of 1998 and involved consideration of certain issues claimed to be "common" to the members of the class and their asserted causes of action.

     On July 7, 1999, the jury returned a verdict against defendants, including Lorillard, at the conclusion of the first phase. The jury found, among other things, that cigarette smoking is addictive

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and causes lung cancer and a variety of other diseases, that the defendants concealed information about the health risks of smoking, and that defendants' conduct "rose to a level that would permit a potential award or entitlement to punitive damages." The verdict permitted the trial to proceed to a second phase. The jury was not asked to award damages in the Phase One verdict.

     By order dated July 30, 1999 and supplemented on August 2, 1999, together, the "Punitive Damages Order," the trial judge amended the trial plan with respect to the manner of determining punitive damages. The Punitive Damages Order provided that the jury would determine punitive damages, if any, on a lump-sum dollar amount basis for the entire qualified class. The Third District of the Florida Court of Appeal rejected as premature defendants' appeals from the Punitive Damages Order, and the Florida Supreme Court declined to review the Punitive Damages Order at that time.

     The first portion of Phase Two of the trial began on November 1, 1999 before the same jury that returned the verdict in Phase One. In the first part of Phase Two, the jury determined issues of specific causation, reliance, affirmative defenses, and other individual-specific issues related to the claims of three named plaintiffs and their entitlement to damages, if any.

     On April 7, 2000, the jury found in favor of the three plaintiffs and awarded them a total of $12.5 million in economic damages, pain and suffering damages and damages for loss of consortium. After awarding damages to one of the three plaintiffs, the jury appeared to find that his claims were barred by the statute of limitations. The final judgment entered by the trial court on November 6, 2000 reflected the damages award, and held that only a portion of this plaintiff's claims were barred by the statute of limitations.

     The second part of Phase Two of the trial began on May 22, 2000 and was heard by the same jury that heard the trial's prior phases and considered evidence as to the punitive damages to be awarded to the class. On July 14, 2000, the jury awarded approximately $145.0 billion in punitive damages against all defendants, including $16.25 billion against Lorillard.

     On November 6, 2000, the Circuit Court of Dade County, Florida, entered a final judgment in favor of the plaintiffs. The judgment also provides that the jury's awards bear interest at the rate of 10% per year. The court's final judgment denied various of defendants' post-trial motions, which included a motion for new trial and a motion seeking reduction of the punitive damages award. Lorillard has noticed an appeal from the final judgment to the Third District of the Florida Court of Appeal and has posted its appellate bond in the amount of $100.0 million pursuant to Florida legislation enacted in May of 2000 limiting the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. While Lorillard believes this legislation is valid and that any challenges to the possible application or constitutionality of this legislation would fail, during May of 2001, Lorillard and two other defendants jointly contributed a total of $709.0 million to a fund (held for the benefit of the Engle plaintiffs) that will not be recoverable by them even if challenges to the judgment are resolved in favor of the defendants. As a result, the class has agreed to a stay of execution, referred to as the Engle agreement, on its punitive damages judgment until appellate review is completed, including any review by the U.S. Supreme Court. Lorillard contributed a total of $200.0 million to this fund, which included the $100.0 million that was posted as collateral for its appellate bond. Accordingly, Lorillard has recorded a pre-tax charge of $200.0 million in the quarter ended June 30, 2001.

     In the event that Lorillard, Inc.'s balance sheet net worth falls below $921.2 million (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000), the stay granted in favor of Lorillard in the Engle agreement would terminate and the class would be free to challenge the Florida legislation. As of September 30, 2001, Lorillard, Inc. had a balance sheet net worth of approximately $1.3 billion.

     In addition, the Engle agreement requires Lorillard to obtain the written consent of class counsel or the court prior to selling any trademark of or formula comprising a cigarette brand having a U.S.

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market share of 0.5% or more during the preceding calendar year. The Engle agreement also requires Lorillard to obtain the written consent of the Engle class counsel or the court to license to a third party the right to manufacture or sell such a cigarette brand unless the cigarettes to be manufactured under the license will be sold by Lorillard.

     Now that the jury has awarded punitive damages and final judgment has been entered, Lorillard believes that it is unclear how the Punitive Damages Order will be implemented. The Punitive Damages Order provides that the lump-sum punitive damages amount, if any, will be allocated equally to each class member and acknowledges that the actual size of the class will not be known until the last case has withstood appeal, i.e., the punitive damages amount, if any, determined for the entire qualified class, would be divided equally among those plaintiffs who are ultimately successful. The Punitive Damages Order does not address whether defendants would be required to pay the punitive damages award, if any, prior to a determination of claims of all class members, which is Phase Three of the trial plan, a process that could take years to conclude. The final judgment entered by the court on November 6, 2000 directs that the amounts awarded by the jury are to be paid immediately. Phase Three would address potentially hundreds of thousands of other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

     Lorillard has been named in six separate lawsuits that are pending in the Florida courts in which the plaintiffs claim that they are members of the Engle class, that all liability issues associated with their claims were resolved in the earlier phases of the Engle proceedings, and that trials on their claims should proceed immediately. Lorillard is opposing trials of these actions on the grounds that they should be considered during Phase Three of the Engle case and should be stayed while the Engle appeal is proceeding.

     Lorillard remains of the view that the Engle case should not have been certified as a class action. Lorillard believes that class certification in the Engle case is inconsistent with the majority of federal and state court decisions which have held that mass smoking and health claims are inappropriate for class treatment. Lorillard has challenged the class certification, as well as numerous other legal errors that it believes occurred during the trial. Lorillard believes that an appeal of these issues on the merits should prevail.

     Other Class Action Cases. On November 14, 2001, a jury in the Circuit Court of Ohio County, West Virginia returned a verdict in favor of the defendants, including Lorillard, in the case of Blankenship v. American Tobacco Company, et al. (Circuit Court, Ohio County, West Virginia, filed January 31,
1997). The court has denied plaintiffs' motion for new trial. The time for plaintiffs to appeal has not expired. During 2000, the court granted plaintiffs' motion for class certification. The court has ruled that the class consisted of West Virginia residents who were cigarette smokers on or after January 31, 1995; who had a minimum of a five pack-year smoking history as of December 4, 2000; who had not been diagnosed with certain medical conditions; and who had not received health care funded by the State of West Virginia. The West Virginia Supreme Court of Appeals declined to review defendants' petition for a writ of prohibition against the class certification ruling. Plaintiffs sought the creation of a fund, the purpose of which would be to pay for class members to receive medical monitoring for chronic obstructive pulmonary disease, emphysema and lung cancer. Lorillard is a defendant in the case.

     Jury selection began during June of 2001 in the case of Scott v. The American Tobacco Company, et al. (District Court, Orleans Parish, Louisiana, filed May 24, 1996). A twelve-member jury and ten alternate jurors were selected, but the Louisiana Court of Appeals and the Louisiana Supreme Court, in response to writ applications initiated by the defendants, excused a total of nine jurors or alternate jurors. The Supreme Court has directed the trial court to re-open the jury selection process in order to select additional jurors. In their writ applications, defendants contended that several selected jurors had family members who were potential members of the class certified by the

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trial court, and that the selected jury was biased against the defendants. Nine new alternate jurors were selected by the court in proceedings that concluded during December of 2001. Defendants subsequently filed an application for supervisory writ with the Fourth District of Louisiana Supreme Court regarding errors in the jury selection process. Defendants contend that some of the newly selected alternate jurors have family members that could benefit from an award to the class certified by the court, and that these jurors have indicated that they want their family members to receive the relief plaintiffs are requesting. The court has not announced when the jury as finally constituted would begin hearing evidence in the trial. The trial court has certified a class comprised of residents of the State of Louisiana who desire to participate in medical monitoring or smoking cessation programs and who began smoking prior to September 1, 1988 or began smoking prior to May 24, 1996 and allege that defendants undermined compliance with the warnings on cigarette packages. Lorillard is a defendant in the case.

     During December of 2000, the Superior Court of San Diego County, California issued an order in the case of Daniels v. Philip Morris, Incorporated, et al. that granted plaintiffs' motion for class certification on behalf of California residents who, while minors, smoked at least one cigarette between April 1994 and December 31, 1999. Trial in this matter is scheduled to begin during July of 2002. Lorillard is a defendant in the case.

     During April of 2001, the Superior Court of San Diego County, California in the case of Brown v. The American Tobacco Company, Inc., et al., granted in part plaintiff's motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants' cigarettes "during the applicable time period" and who were exposed to defendants' marketing and advertising activities in California. Certification was granted as to plaintiff's claims that defendants violated California Business and Professions Code sec.sec. 17200 and 17500. The court subsequently defined "the applicable class period" for plaintiff's claims, pursuant to a stipulation submitted by the parties, as June 10, 1993 through April 23, 2001. The California Court of Appeals denied defendants' writ application, which sought review of the trial court's class certification orders. Defendants filed a petition for review with the California Supreme Court, which was subsequently denied. Trial is scheduled to begin during October of 2002. Lorillard is a defendant in the case.

  REIMBURSEMENT CASES

     In addition to the cases settled by the State Settlement Agreements described above, approximately 50 other suits are pending, comprised of cases brought by the U.S. federal government, county governments, city governments, unions, American Indian tribes, hospitals or hospital districts, private companies and foreign governments filing suit in U.S. courts, in which plaintiffs seek recovery of funds allegedly expended by them to provide health care to individuals with injuries or other health effects allegedly caused by use of tobacco products or exposure to cigarette smoke. These cases are based on, among other things, equitable claims, including injunctive relief, indemnity, restitution, unjust enrichment and public nuisance, and claims based on antitrust laws and state consumer protection acts. Plaintiffs in some of these actions seek certification as class actions. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in some of the cases seek medical monitoring. Lorillard is named as a defendant in all of the reimbursement cases except for a few of those filed in U.S. courts by foreign governments. Loews is named as a defendant in approximately 30 of the pending reimbursement cases, although it has not received service of two of these matters.

     U.S. Federal Government Action. The U.S. federal government filed a reimbursement suit on September 22, 1999 in the U.S. District Court for the District of Columbia against Lorillard, other U.S. cigarette manufacturers, some parent companies and two trade associations. Loews is not a defendant in this action. Plaintiff asserted claims under the Medical Care Recovery Act, the Medicare as Secondary Payer provisions of the Social Security Act, and the Racketeer Influenced and Corrupt Organizations Act. The government alleges in the complaint that it has incurred costs of

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more than $20.0 billion annually in providing health care costs under several federal programs, including Medicare, military and veterans' benefits programs, and the Federal Employee Health Benefits Program. The federal government seeks to recover an unspecified amount of health care costs, and various types of other relief, including disgorgement of profits, injunctive relief and declaratory relief that defendants are liable for the government's future costs of providing health care resulting from the defendants' alleged wrongful conduct.

     During September of 2000, the court granted in part and denied in part defendants' motion to dismiss the complaint. The court dismissed plaintiff's claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act. The court denied the motion as to plaintiff's claims under the Racketeering Influenced and Corrupt Organizations Act. Plaintiff sought modification of the trial court's order as it related to the dismissal of the Medical Care Recovery Act claim. In an amended complaint filed during February of 2001, plaintiff attempted to replead the Medicare as Secondary Payer claim. In a July 2001 decision, the court reaffirmed its dismissal of the Medical Care Recovery Act claims. The court also dismissed plaintiff's reasserted claims under the Medicare as Secondary Payer Act. The court has denied a motion for intervention and a proposed complaint in intervention filed by the Cherokee Nation Tribe on behalf of a purported nationwide class of American Indian tribes.

     In June of 2001, the government invited defendants in the lawsuit, including Lorillard, to meet to discuss the possibility of a settlement of the government's case. Lorillard participated in one such meeting and no further meetings are scheduled.

     Reimbursement Cases filed by Foreign Governments in U.S. Courts. Cases have been brought in U.S. courts by the nations of Belize, Bolivia, Ecuador, Guatemala, Honduras, Kyrgyz, Nicaragua, Panama, the Russian Federation, Tajikistan, Thailand, Ukraine and Venezuela, as well as ten Brazilian states, 11 Brazilian cities and one Canadian province. Both Loews and Lorillard are named as defendants in the cases filed by Belize, Bolivia, Ecuador, Honduras, Kyrgyz, the Russian Federation, Tajikistan, Ukraine and Venezuela, nine of the ten Brazilian states, the 11 Brazilian cities and the Canadian province. Loews has not received service of process of the cases filed by Honduras or Venezuela. The suits filed by Ecuador, Kyrgyz, Thailand and the Canadian Province of Ontario have been voluntarily dismissed by the plaintiffs. A federal court of appeal has affirmed the trial court's orders dismissing the cases filed by Guatemala, Nicaragua and Ukraine and the U.S. Supreme Court has denied plaintiffs' petitions for writ of certiorari. During November of 2001, a Florida court granted defendants' dispositive motions and dismissed the cases filed by the Republic of Venezuela and the State of Espirito Santo, Brazil. The Republic of Venezuela noticed an appeal to the Third District of the Florida Court of Appeal. The state of Espirito Santo, Brazil did not pursue an appeal. In addition, Lorillard and Loews were dismissed from two suits that remain pending against other defendants. One of these cases was filed by the Marshall Islands, while the plaintiff in the second remaining suit is one of the Brazilian states.

     In 1977, Lorillard sold substantially all of its trademarks outside of the United States and the international business associated with those brands. Performance by Lorillard of obligations under the 1977 agreement reflecting the sale was guaranteed by Loews. Lorillard and Loews have received notice from Brown & Williamson Tobacco Corporation, which claims to be a successor to the purchaser, that indemnity will be sought under certain indemnification provisions of the 1977 agreement with respect to suits brought by various of the foregoing foreign jurisdictions, and in certain cases brought in foreign countries by individuals concerning periods prior to June 1977 and during portions of 1978.

     Reimbursement Cases by American Indian Tribes. American Indian tribes are the plaintiffs in five pending reimbursement suits. Most of these cases have been filed in tribal courts. Lorillard is a defendant in each of the cases. Loews is not named as a defendant in any of the pending tribal cases. One of the five cases is pending before a federal court of appeals following plaintiffs' appeal from an

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order that granted defendants' motion to dismiss the complaint. The remaining four cases are in the pre-trial, discovery stage.

     Reimbursement Cases by Private Companies and Health Plans or Hospitals and Hospital Districts. Three cases are pending against cigarette manufacturers in which the plaintiffs are private companies, including not-for-profit insurance companies. Lorillard is a defendant in each of the pending cases. Loews is not a defendant in any of the pending private company cases. One of the cases was filed in New York by eight German insurance companies.

     On June 4, 2001, trial concluded in the case of Blue Cross and Blue Shield of New Jersey as to certain of the claims asserted by one of the plan plaintiffs, Empire Blue Cross and Blue Shield. For a discussion of this case, see "-- Significant Recent Developments."

     In addition, one case is pending in which the plaintiff is a group of Illinois hospital districts. Another suit filed by a group of New York hospitals or hospital districts was dismissed by the court during December of 2001, and the plaintiffs have noticed an appeal. Lorillard is named as a defendant in both such cases. Loews is not named as a defendant in either of the cases filed by hospitals or hospital districts. In one additional suit, a city governmental entity and several hospitals or hospital districts are plaintiffs. Loews is a defendant in this case.

     Reimbursement Cases by Labor Unions. Seven reimbursement cases are pending in various federal or state courts in which the plaintiffs are labor unions, their trustees or their trust funds. Lorillard is a defendant in each of these suits. Loews is a defendant in two of the pending suits. Approximately 75 union cases have been dismissed in recent years. Some of these cases were dismissed voluntarily, while others were dismissed as a result of defendants' motions. Appeals were sought from some of these dismissal rulings and defendants have prevailed in each of these appeals. The Second, Third, Fifth, Seventh, Eighth, Ninth and Eleventh Circuit Courts of Appeal have found in favor of the defendants in each of the appeals from dismissal orders entered by the federal trial courts that were submitted to them, and the U.S. Supreme Court has denied petitions for writ of certiorari that sought review of some of these decisions. During 2001, an intermediate California court of appeal affirmed the final judgment entered in favor of the defendants in a union case pending in the state. The plaintiffs have sought review of the case by the California Supreme Court. In addition, the Circuit Court of Appeals for the District of Columbia entered a ruling in 2001 that reversed a decision by a district court refusing to dismiss a union case. Several cases pending in state courts also have been dismissed.

     Trial has been held in one of the reimbursement cases brought by labor unions. On March 18, 1999, the jury in Iron Workers Local Union No. 17 Insurance Fund, et al. v. Philip Morris, Inc., et al. (U.S. District Court, Northern District, Ohio, Eastern Division, filed May 20, 1997), returned a verdict in favor of the defendants, which included Lorillard, on all counts of plaintiffs' complaint. During pre-trial proceedings, the court granted plaintiffs' motion for class certification on behalf of funds in Ohio established under the Taft-Hartley Act. Plaintiffs voluntarily dismissed the appeal they noticed following the verdict.

  EASTERN DISTRICT OF NEW YORK LITIGATION

     On April 18, 2000, a federal judge in the Eastern District of New York issued an order that consolidates, for settlement purposes only, ten pending cases involving Lorillard as well as other industry defendants. These cases include three contribution cases (Falise v. The American Tobacco Company, et al., H.K. Porter Company, Inc. v. The American Tobacco Company, Inc., et al. and Raymark Industries, Inc. v. The American Tobacco Company, Inc., et al.), two union cases (Bergeron, et al. v. Philip Morris, Inc., et al. and The National Asbestos Workers Medical Fund, et al. v. Philip Morris Incorporated, et al.), one private company case (Blue Cross and Blue Shield of New Jersey, Inc., et al.
v. Philip Morris Incorporated, et al.), two smoking and health class actions that have been served on defendants (Decie v. The American Tobacco Company, Inc., et al. and Simon v.

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

Philip Morris Incorporated, et al.), one smoking and health class action in which none of the defendants has received service of process (Ebert v. Philip Morris Incorporated, et al.) and one case that contains elements of both a smoking and health class action and a private citizen reimbursement case (Mason v. The American Tobacco Company, Inc., et al.). The Falise and H.K. Porter cases have been voluntarily dismissed. The judge's order invited the federal government to join in the settlement discussions. On July 31, 2000, the federal judge orally proposed the formation of a national punitive damages class action for the purposes of settlement. Pursuant to the judge's proposal, Lorillard entered into discussions with a committee of counsel representing a broad-based group of plaintiffs in an effort to arrive at a comprehensive settlement of all exemplary and punitive damage claims, including claims involved in the Engle class action in Florida described above. The parties were unable to reach an understanding and the negotiations were suspended in late 2000.

     The federal judge directed that a combined suit be filed encompassing all of the claims pending before him that name cigarette manufacturers as defendants. This matter is styled In re Simon (II) Litigation (U.S. District Court, Eastern District, New York, filed September 6, 2000). Loews and Lorillard are defendants in this proceeding. In a November 2000 ruling, the court stated that "Simon II should be triable without appreciable delay should it be certified." During March of 2001, the court heard argument of plaintiffs' motion for class certification, plaintiffs' motion for appointment of class counsel, and defendants' motion to dismiss the complaint. During December of 2001, the plaintiffs proposed to the court that a test case comprising the claims of 15 individual plaintiffs be tried. Plaintiffs have been directed to file a complaint during January of 2002 that asserts claims on behalf of a group of individuals. On January 31, 2002, Loews and Lorillard learned of a filing of a complaint on behalf of a group of individuals as directed by the court. Loews and Lorillard have not yet seen a copy of the complaint; nor has service of process been effected. As of January 31, 2002, a trial date of this proposed test case had not been scheduled.

     During 2001, trial was held in Blue Cross and Blue Shield of New Jersey (trial was limited to the claims of only one plan plaintiff), a reimbursement case described under "-- Significant Recent Developments." Following conclusion of the trial, the U.S. District Judge stayed the claims asserted in the suit by the other plan plaintiffs pending resolution of the appeals the court expects the parties in the trial to file. The U.S. District Judge also stayed several of the cases involving cigarette manufacturers pending before the judge.

  CONTRIBUTION CLAIMS

     In addition to the foregoing cases, 15 cases are pending in which private companies seek recovery of funds expended by them to individuals whose asbestos disease or illness was alleged to have been caused in whole or in part by smoking-related illnesses. Lorillard is named as a defendant in each action, although it has not received service of process in one of the cases. Loews is named as a defendant in three of the cases but has not received service of process in one of them. As noted under "-- Eastern District of New York Litigation," plaintiffs in the Falise case dismissed their suit against all defendants and gave up their right to file suit again in the future. The remaining cases are in the pre-trial, discovery stage.

  FILTER CASES

     A number of cases have been filed against Lorillard seeking damages for cancer and other health effects claimed to have resulted from exposure to asbestos fibers which were incorporated, for a limited period of time, ending more than 40 years ago, into the filter material used in one of the brands of cigarettes manufactured by Lorillard. Approximately 25 filter cases are pending in federal and state courts against Lorillard. Loews is not a defendant in any of the pending filter cases. Allegations of liability include negligence, strict liability, fraud, misrepresentation and breach of warranty. Plaintiffs in most of these cases seek unspecified amounts in compensatory and punitive damages. Trials have been held in 15 such cases. Five such trials have been held since January 1,

1999. Juries have returned verdicts in favor of Lorillard in 11 of the 15 trials. Four verdicts have been returned in plaintiffs' favor. In a 1995 trial, a California jury awarded plaintiffs approximately $1.2 million in actual damages and approximately $700,000 in punitive damages. In a 1996 trial, another California jury awarded plaintiff approximately $140,000 in actual damages. In a 1999 trial, a Maryland jury awarded plaintiff approximately $2.2 million in actual damages. In a 2000 trial, a California jury awarded plaintiffs $1.1 million in actual damages and the case was settled prior to a determination of punitive damages.

  TOBACCO-RELATED ANTITRUST CASES

     Wholesalers and Direct Purchaser Suits. Lorillard and other domestic and international cigarette manufacturers and their parent companies, including Loews, were named as defendants in nine separate federal court actions brought by tobacco product wholesalers for violations of U.S. antitrust laws and international law. The complaints allege that defendants conspired to fix the price of cigarettes to wholesalers since 1993 in violation of the Sherman Act. These actions seek certification of a class including all domestic and international wholesalers similarly affected by such alleged conduct, and damages, injunctive relief and attorneys' fees. These actions were consolidated for pre-trial purposes in the U.S. District Court for the Northern District of Georgia. The Court has granted class certification for a four-year class (beginning in 1996 and ending in 2000) of domestic direct purchasers. Loews has been voluntarily dismissed without prejudice from all direct purchaser cases.

     Indirect Purchaser Suits. Approximately 30 suits are pending in various state courts alleging violations of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. Approximately 18 states permit such suits. Lorillard is a defendant in all but one of these indirect purchaser cases. Two indirect purchaser suits, in Arizona and New York, have been dismissed in their entirety. Loews was also named as a defendant in most of these indirect purchaser cases but has been voluntarily dismissed without prejudice from all of them.

     Tobacco Growers Suit. DeLoach v. Philip Morris Inc., et al. (U.S. District Court, Middle District of North Carolina, filed February 16, 2000). Lorillard is named as a defendant in a lawsuit that, after several amendments, alleges only antitrust violations. The other major domestic tobacco companies are also presently named as defendants, and the plaintiffs have now added the major leaf buyers as defendants. This case was originally filed in U.S. District Court, District of Columbia, and transferred to a North Carolina federal court upon motion by the defendants. Plaintiffs seek certification of a class including all tobacco growers and quota holders (the licenses that a farmer must either own or rent to sell the crop), who sold tobacco or held quota under the federal tobacco leaf price support program since February of 1996. The plaintiffs' claims relate to the conduct of the companies in the purchase of tobacco through the auction system under the federal program. The suit seeks an unspecified amount of actual damages, trebled under the antitrust laws, and injunctive relief.

  OTHER TOBACCO-RELATED LITIGATION

     Cigarette Smuggling Litigation. Lorillard and other domestic cigarette manufacturers and their parent companies, including Loews, were named as defendants in cases filed in a Florida court by the Republic of Ecuador, the Republic of Honduras and the Republic of Belize. Plaintiffs alleged that the defendants evaded cigarette taxation by engaging in a scheme to smuggle cigarettes into each nation. Plaintiffs contended defendants sold cigarettes to distributors who in turn sold the cigarettes to smugglers. Plaintiffs seek unspecified amounts in actual damages, treble damages, punitive damages and equitable relief in each of the three suits. Lorillard and Loews received service of process in each of the three suits but amended complaints filed in each of the three cases during December of 2001 dropped claims against both Lorillard and Loews. While each of the three matters remains pending against other defendants, neither Lorillard nor Loews is a party to the actions.

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

     Cigarette Advertising Suit. On June 28, 2001, the U.S. Supreme Court voided in large part a Massachusetts law that placed restrictions on cigarette advertising and promotional practices. The Court held that the Federal Cigarette Labeling and Advertising Act preempts many of Massachusetts' regulations governing outdoor and point-of-sale cigarette advertising. The Court also ruled that Massachusetts' outdoor and point-of-sale advertising regulations relating to smokeless tobacco and cigars violate the First Amendment and are unconstitutional. However, the Court held that the prohibition of self-service promotional displays relating to cigarettes, cigars and smokeless tobacco products is constitutional. Such regulations include those designed to prevent the sale of cigarettes to minors or to regulate conduct as it relates to the sale or use of cigarettes.

  OTHER LITIGATION

     Lorillard is also party to other litigation arising in the ordinary course of business. Lorillard believes that the outcome of this other litigation will not materially affect Lorillard's results of operations or equity.

PAYMENT OBLIGATIONS UNDER THE STATE SETTLEMENT AGREEMENTS

     The following discussion summarizes Lorillard's future payment obligations under the Master Settlement Agreement and the settlement agreements with Mississippi, Florida, Texas and Minnesota. Payment obligations under the State Settlement Agreements are the several and not joint obligations of each party to the agreements and are not the responsibility of any parent or affiliate of a party to the agreements, including Loews. The State Settlement Agreements are exhibits to our Form 10-K for the year ended December 31, 2000. The following description of the State Settlement Agreements is qualified in its entirety by reference to the terms of the State Settlement Agreements.

  PAYMENT OBLIGATIONS UNDER THE MASTER SETTLEMENT AGREEMENT

     Future payments under the Master Settlement Agreement will be allocated among Lorillard, Philip Morris Incorporated, R.J. Reynolds Tobacco Company and Brown & Williamson Tobacco Corporation, which we refer to collectively as the "Original Participating Manufacturers," on the basis of relative unit volume of domestic cigarette shipments in the year prior to the year payments are due, and are subject to adjustment as described below. Payments by signatories to the Master Settlement Agreement other than the Original Participating Manufacturers are governed by different provisions. We refer to these other signatories as "Subsequent Participating Manufacturers."

     Initial Payments. The Original Participating Manufacturers will pay aggregate amounts of approximately $2.6 billion on January 10, 2002 and $2.7 billion on January 10, 2003. These payments are subject to adjustment for changes in the volume of domestic cigarette shipments as described below. In addition, Lorillard has already paid its $628.0 million share of approximately $7.9 billion in total initial payments paid to date by the Original Participating Manufacturers.

     Annual and Strategic Contribution Payments. On April 15, 2002 and on each April 15 thereafter, the Original Participating Manufacturers will pay the following aggregate amounts, which we refer to as the "annual payments," subject to adjustment as described below:

2002 and 2003...............................................    $6.5 billion
2004 through 2007...........................................    $8.0 billion
2008 through 2017...........................................    $8.1 billion
2018 and each year thereafter...............................    $9.0 billion

     In addition to the foregoing annual payments, the Original Participating Manufacturers will pay $861 million on April 15, 2008 and on each April 15 thereafter through 2017, which we refer to as the "strategic contribution payments," subject to adjustment as described below. Lorillard has paid its

$785.4 million share of the approximately $9.5 billion total annual and strategic contribution payments paid to date by the Original Participating Manufacturers.

     Adjustments to Annual and Strategic Contribution Payments. The annual and strategic contribution payments are subject to adjustment for inflation and for changes in volume of domestic cigarette shipments as described below. Downward adjustments to the annual payments for changes in volume may, subject to specified conditions and exceptions, be reduced in the event of an increase in the Original Participating Manufacturers' aggregate operating income from domestic sales of cigarettes over the 1997 level of approximately $7.1 billion, adjusted for inflation. In 2000, the Original Participating Manufacturers' aggregate operating income from domestic sales of cigarettes was approximately $8.3 billion. Any adjustments resulting from increases in operating income will be allocated among those Original Participating Manufacturers who have had increases. The annual and strategic contribution payments will also be subject to further adjustment as follows:

     - Annual payments will be reduced by a percentage intended to reflect the Original Participating Manufacturers' separate payment obligations to Mississippi, Florida, Texas and Minnesota, which were not parties to the Master Settlement Agreement. This percentage is 12.45% for payments due in or before 2007, 12.24% for payments due after 2007 but before 2018 and 11.07% for payments due in or after 2018. These percentages result in reductions that are lower than the actual payment obligations owed to Mississippi, Florida, Texas and Minnesota. See "-- Payment Obligations under the Settlement Agreements with Mississippi, Florida, Texas and Minnesota."

     - Subject to specified conditions and exceptions, the annual and strategic contribution payments will also be subject to a dollar-for-dollar offset for amounts paid by Participating Manufacturers and made available to any Settling State pursuant to specified federal tobacco-related legislation enacted after November 23, 1998 and on or before November 30, 2002. No qualifying federal tobacco legislation has been enacted.

     - Subject to specified conditions, the annual and strategic contribution payments will also be subject to a further offset for any amounts paid by any Original Participating Manufacturers or other released party on any claims released under the Master Settlement Agreement.

     Payments to Foundation. The Original Participating Manufacturers will also make payments to fund a national foundation which has been established by the National Association of Attorneys General. On March 31, 2002, and on each March 31 for the subsequent six years, the Original Participating Manufacturers will pay $25.0 million in the aggregate to fund the foundation. These payments are not subject to adjustment. On March 31, 2002 and 2003, the Original Participating Manufacturers will make additional $300.0 million payments in the aggregate for the benefit of a national public education fund established by the foundation. In addition, if for any calendar year beginning with 2003, the signatories to the Master Settlement Agreement who were signatories for the entire calendar year in question have an aggregate share of all domestic cigarette sales for that year equal to or greater than 99.05%, the Original Participating Manufacturers will pay $300.0 million for the benefit of the national public education fund on April 15 of the subsequent year. The payments described in the preceding two sentences are subject to adjustment for inflation and for changes in the volume of domestic cigarette shipments as described below.

     Inflation Adjustment. The inflation adjustment applies to annual and strategic contribution payments and to payments for the benefit of the national public education fund established by the foundation. It increases payments on a compounded annual basis by the greater of 3% or the actual total percentage change in the consumer price index for the preceding year. The inflation adjustment is measured starting with inflation for 1999. The inflation rate for 1999 was approximately 2.7%, resulting in an adjustment for payments made in 2000 of 3% and the inflation rate in 2000 was approximately 3.4%, resulting in a compound adjustment for payments made in 2001 of approximately 6.5%.

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

     Volume Adjustment. The volume adjustment applies to initial payments, annual and strategic contribution payments and payments for the benefit of the national public education fund established by the foundation. It increases or decreases payments based on the increase or decrease in the total number of cigarettes shipped in or to the 50 U.S. states, the District of Columbia and Puerto Rico by the Original Participating Manufacturers during the preceding year, as compared to the 1997 base number of cigarettes shipped by the Original Participating Manufacturers. When volume has increased, the volume adjustment increases payments by the same percentage as the number of cigarettes shipped exceeds the 1997 base number. When volume has decreased, the volume adjustment decreases payments by a percentage equal to 98% of the percentage reduction in volume. As noted above, certain Original Participating Manufacturers do not realize the full impact of a downward volume adjustment in years in which the Original Participating Manufacturers have achieved specified increases in aggregate operating income. See "-- Adjustments to Annual and Strategic Contribution Payments."

     In 2000, the total number of cigarettes shipped in or to the 50 U.S. states, the District of Columbia and Puerto Rico by the Original Participating Manufacturers was approximately 402.7 billion according to data from Management Science Associates. This represents a decrease of approximately 15% from the 1997 base number of 475.7 billion.

     Costs and Attorneys Fees. The Original Participating Manufacturers will also pay the reasonable fees of in-house and outside counsel representing the Settling States and other specified governmental entities as described below. Each of the payment obligations described below is separate from and in addition to the other payment obligations.

     - Liquidated fees for outside counsel as agreed to between the outside counsel and the Original Participating Manufacturers. These fees are subject to a total limit of $1.3 billion and a quarterly limit of $62.5 million. All liquidated fees are to be paid in or prior to 2003. As of September 30, 2001, 25 liquidated offers have been accepted totaling $625.7 million, $560.5 million of which has been paid.

     - Fees for outside counsel awarded in arbitration, subject to an annual cap of $500.0 million. This cap includes amounts awarded in arbitration to outside counsel for Mississippi, Florida and Texas. As of September 30, 2001, $13.6 billion of fees has been awarded in arbitration, $1.9 billion of which has been paid.

     - Reasonable costs and expenses incurred by outside counsel not to exceed $75.0 million per year. As of September 30, 2001, $30.0 million of these costs and expenses has been agreed to and paid.

     - Up to $150.0 million for reimbursement of in-house costs and expenses, including payment for in-house attorney and paralegal time. $150.0 million of these costs and expenses has been agreed to, all of which has been paid.

     Amounts owed in any year or quarter which could not be paid because of any cap are rolled over to the next year or quarter without interest. As of September 30, 2001, Lorillard has paid its $231.8 million share of the $14.3 billion in aggregate fees and expenses paid to date by the Original Participating Manufacturers.

  PAYMENTS BY SUBSEQUENT PARTICIPATING MANUFACTURERS

     Under the Master Settlement Agreement, each Subsequent Participating Manufacturer is required to make payments in any year that equal, on a per-cigarette basis, the sum of the annual and strategic contribution payments and payments for the benefit of the national public education fund by the Original Participating Manufacturers in that year, provided, however, that any Subsequent

Participating Manufacturer who signed the Master Settlement Agreement within 90 days of its effective date is required to make such payments only with respect to cigarettes that represent the increase in its market share in such year over the greater of the Subsequent Participating Manufacturer's 1998 market share and 125% of its 1997 market share.

  PAYMENTS BY NONPARTICIPATING MANUFACTURERS

     Each of the Settling States, other than a few territories, has enacted a statute as provided for in the Master Settlement Agreement. The statutes require that any cigarette manufacturer that is not a signatory to the Master Settlement Agreement make payments into an escrow fund to cover possible future liabilities to the relevant Settling State. The payment required to be made by a nonparticipating manufacturer under the statutes is somewhat less than the annual payment that would be paid by an Original Participating Manufacturer with the same market share as the nonparticipating manufacturer's market share. Due to this payment requirement, many manufacturers have chosen to become Subsequent Participating Manufacturers.

     If the Settling States had not enacted the statutes described in the immediately preceding paragraph, the Original Participating Manufacturers would have been entitled to a decrease in their payment obligations for some losses in their market share. Because the entitlement depends on many factors, including when the statutes were enacted, and whether they are diligently enforced, there may be decreases for 2000 and 2001 payments.

  PAYMENT OBLIGATIONS UNDER THE SETTLEMENT AGREEMENTS WITH MISSISSIPPI, FLORIDA, TEXAS AND MINNESOTA

     Future payments under the settlement agreements with Mississippi, Florida, Texas and Minnesota will be allocated among the Original Participating Manufacturers on the basis of relative unit volume of domestic cigarette shipments, and will be subject to adjustment for inflation and for changes in the volume of domestic cigarette shipments on terms substantially similar to those in the Master Settlement Agreement.

     Initial Payments. The Original Participating Manufacturers will pay an aggregate of approximately $1.5 billion on January 2, 2002 and $731.0 million on January 2, 2003, subject to the adjustments described above. In addition, Lorillard has already paid its $529.0 million share of approximately $4.7 billion in total initial payments paid to date by the Original Participating Manufacturers.

     Annual Payments. On December 31, 2001, and on each December 31 thereafter, the Original Participating Manufacturers will pay 17% of the following amounts, subject to the adjustments described above:

2001 and 2002...............................................    $6.5 billion
2003 and each year thereafter...............................    $8.0 billion

     Lorillard has paid its $304.0 million share of the approximately $13.5 billion total annual payments paid to date by the Original Participating Manufacturers.

  TOBACCO GROWER TRUST FUND

     The Original Participating Manufacturers committed, under the Master Settlement Agreement, to work cooperatively with the tobacco grower community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers according to their relative market share of domestic cigarette shipment. Philip Morris paid more than its market share in the first year of the agreement but will have its payment obligations reduced in 2009 and 2010 to make up for the overpayment. Of the total $5.2 billion, a total of $1.0 billion was paid in 1999, 2000 and 2001, $70.6 million of which was paid by Lorillard. Lorillard believes that its remaining payments under the agreement will total approximately $445.0 million. All payments will be adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and the effect of new increases in state or federal excise taxes on tobacco products that benefit the growing community.

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

                            MANAGEMENT OF LORILLARD

LORILLARD TOBACCO COMPANY

     The following table sets forth the directors and senior management of Lorillard Tobacco Company:

NAME                                        AGE                       POSITION
----                                        ---                       --------
Martin L. Orlowsky........................  60    Director; Chairman, President and Chief Executive
                                                    Officer
Dewey R. Tedder...........................  64    Director; Senior Executive Vice President,
                                                  Operations and Technology
Randy B. Spell............................  50    Director; Executive Vice President, Marketing and
                                                  Sales
Thomas R. Staab...........................  59    Director; Senior Vice President and Chief
                                                  Financial Officer
Christopher R.E. Coggins..................  51    Senior Vice President, Science and Technology
George T. Baroody.........................  59    Vice President, Marketing Services
Major H. Bowes............................  65    Vice President, Manufacturing
Louis E. Burch............................  64    Vice President, Leaf Operations
William G. Crump..........................  55    Vice President, Human Resources
Ronald S. Milstein........................  45    Vice President, General Counsel and Secretary
Thomas B. Moring..........................  53    Vice President, Support Services
Dennis M. Smith...........................  54    Vice President, Management Information Systems
Kathleen A. Sparrow.......................  44    Vice President, Sales
George R. Telford.........................  59    Vice President, Brand Marketing
Steven C. Watson..........................  40    Vice President, External Affairs

LORILLARD, INC.

     The following table sets forth the directors of Lorillard, Inc.:

NAME                                        AGE                       POSITION
----                                        ---                       --------
Connie S. Linhart.........................  49     Director; Chairperson, President and Treasurer
Martin L. Orlowsky........................  60     Director
Gerard M. Byrne...........................  66     Director; Vice President and Assistant
                                                   Treasurer

     Connie S. Linhart is President and Treasurer of Lorillard, Inc. As President and Treasurer, Ms. Linhart is responsible for all the finance, administrative and treasury management functions of Lorillard, Inc. Ms. Linhart has performed similar responsibilities for various special-purpose, passive investment companies in Delaware since 1986, and has held the positions of President and/or Treasurer of Lorillard since 2000. Ms. Linhart graduated as a Phi Beta Kappa member from Purdue University with a B.S. degree in Accounting and Business Management.

     Martin L. Orlowsky is Chairman, President and Chief Executive Officer of Lorillard Tobacco Company. He has been with Lorillard since 1990. He has served as President and Chief Executive Officer since January of 1999 and added the Chairman's position in January of 2001. Previously, he served as President and Chief Operating Officer and prior to this position he was Executive Vice President, Marketing & Sales. Before joining Lorillard, he served as President, Planters & LifeSavers and President, Grocery Products, both divisions of Nabisco Brands, Inc. Prior to his association with Nabisco, he spent nine years with R.J. Reynolds Tobacco Co., and his last position with R.J.

Reynolds was as Executive Vice President, Marketing & Sales. Mr. Orlowsky serves on the board of directors of the United Way of Greater Greensboro and on the board of management for the Guilford College YMCA.

     Gerard M. Byrne is Vice President and Assistant Treasurer of Lorillard, Inc. Mr. Byrne has held his present position since 1994. Prior to joining Lorillard, Mr. Byrne served as Director of Federal Taxation at Loews.

     Dewey R. Tedder is Senior Executive Vice President, Operations and Technology of Lorillard Tobacco Company. Mr. Tedder has been with Lorillard since 1960. He has been in his current position since 1999. Previously, Mr. Tedder served as Executive Vice President, Operations for four years and as Senior Vice President, Operations for four years prior to his promotion to Executive Vice President. Mr. Tedder is a member of the Guilford County Board of Education and is also a member of the Board of Visitors, Bryan School of Business at the University of North Carolina at Greensboro.

     Randy B. Spell is Executive Vice President, Marketing and Sales of Lorillard Tobacco Company. Mr. Spell has been with Lorillard since 1977 and in his current position since 1999. Previously, Mr. Spell served as Senior Vice President, Sales for four years and prior to that, as Vice President, Sales for one year.

     Thomas R. Staab is Senior Vice President, Chief Financial Officer of Lorillard Tobacco Company. Mr. Staab assumed his current position when he joined the company in 1998. Prior to joining Lorillard, Mr. Staab served as Vice President, Chief Financial Officer for Fieldcrest Cannon from 1994 until 1997, as Vice President of Finance from 1992 through 1993 and as Controller from 1986 through 1991.

     Dr. Christopher R.E. Coggins is Senior Vice President, Science and Technology of Lorillard Tobacco Company. Mr. Coggins has held his present position since joining Lorillard in 1996. He served as a principal scientist for R.J. Reynolds Tobacco Company for 11 years before joining Lorillard. Mr. Coggins serves on the Scientific Advisory Board for the University of North Carolina at Greensboro.

     George T. Baroody is Vice President, Marketing Services of Lorillard Tobacco Company. Mr. Baroody has been with Lorillard in his current position since 1996. Prior to joining Lorillard, he was Vice President, Merchandising for R.J. Reynolds Tobacco Company. He also served as Director of Merchandising and Sales Promotion for Jos. Schlitz Brewing Company.

     Major H. Bowes is Vice President, Manufacturing of Lorillard Tobacco Company. Mr. Bowes has been with Lorillard since 1963. He has been in his present position since 1997. He previously served as Director, Manufacturing for six years. Mr. Bowes is a board member of the East Market Street Development Corporation and Junior Achievement of Greensboro.

     Louis E. Burch is Vice President, Leaf Operations of Lorillard Tobacco Company. Mr. Burch has been with Lorillard since 1968. He has been in his current position since 1997. He previously served as Director, Leaf Purchases for 13 years and as Director, Leaf Usage and Foreign Purchases for five years.

     William G. Crump is Vice President, Human Resources of Lorillard Tobacco Company. Mr. Crump has been with the company and in his current position since 1997. Prior to joining Lorillard, he was a partner with Paul Ray Berndtson, an executive management consulting firm for three years. He also served as Senior Vice President, Human Resources and Administration with Dun & Bradstreet. Mr. Crump serves as a member of the executive board of the YMCA of Greater Greensboro.

     Ronald S. Milstein is Vice President, General Counsel and Secretary of Lorillard Tobacco Company. Mr. Milstein has been with Lorillard since 1996 and has held his current positions since

1998. Before joining Lorillard, Mr. Milstein served as Vice President, General Counsel for Del Laboratories for two years and was also with Culbro Corporation as Vice President, Assistant General Counsel for eleven years. He is a member of the Guilford County Planning Board.

     Thomas B. Moring is Vice President, Support Services of Lorillard Tobacco Company. Mr. Moring has been with Lorillard since 1971 and in his current position since 1999. He served as Director, Quality Management for 13 years and as Research Administrator for seven years before joining Quality Management. Mr. Moring is a board member of the National Conference for Community and Justice and is Chairman of the Bryan Business School Alumni Advisory Committee.

     Dennis M. Smith is Vice President, Management Information Systems of Lorillard Tobacco Company. Mr. Smith has been with Lorillard in his current position since 1997. Prior to joining Lorillard, Mr. Smith was Vice President of Management Information Systems at Loews for seven years.

     Kathleen A. Sparrow is Vice President, Sales of Lorillard Tobacco Company. Ms. Sparrow has been with Lorillard since 1980. She has been in her current position since 1999. Previously, Ms. Sparrow served as General Manager, Sales Planning and Operations for two years and prior to that, Director of Sales Planning for two years.

     George R. Telford is Vice President, Brand Marketing of Lorillard Tobacco Company. Mr. Telford has been with Lorillard since 1975. He has been in his current position since 1987. Previously, Mr. Telford served as group brand director for Advertising and Brand Management for four years.

     Steven C. Watson is Vice President, External Affairs of Lorillard Tobacco Company. Mr. Watson joined Lorillard in 2000 to head the newly created department. Prior to joining Lorillard, he served for four years as Vice President of Broadcasting and Communications for the National Basketball Association's Miami HEAT. He also served as the Regional Political Director for the Republican National Committee in 1989, and as Special Assistant for Trade Development for the U.S. Department of Commerce prior to 1989.

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                       DESCRIPTION OF LOEWS CAPITAL STOCK

     The following description of certain terms of the capital stock of Loews does not purport to be complete and is qualified in its entirety by reference to the Loews charter. For more information on how you can obtain the Loews charter, see "Where You Can Find More Information" on page 111. We urge you to read the Loews charter in its entirety.

GENERAL

     The Loews charter provides that Loews is authorized to issue 1.3 billion shares of capital stock, consisting of 100 million shares of preferred stock, par value $0.10 per share, 600 million shares of Loews common stock, par value $1.00 per share, and 600 million shares of Carolina Group stock, par value $0.01 per share. As of September 30, 2001, we had outstanding 191,493,300 shares of Loews common stock, no shares of Carolina Group stock and no shares of Loews preferred stock.

     Although our board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of Loews preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of Loews and its shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of Loews's shareholders might believe to be in their best interests or in which Loews's shareholders might receive a premium for their stock over the then-current market price of the stock.

LOEWS COMMON STOCK

     The holders of Loews common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of Loews preferred stock, the holders of such shares currently possess all voting power. The election of members of our board of directors is currently decided by the holders of a plurality of the voting power of the shares of Loews common stock entitled to vote in person or by proxy at a meeting for the election of directors. Following completion of this offering, the holders of Loews common stock and Carolina Group stock will possess all voting power and the election of members of our board of directors will be decided by holders of a plurality of the voting power of the shares of Loews common stock and Carolina Group stock entitled to vote in person or by proxy, voting together, at a meeting for the election of directors.

     Subject to any preferential rights of any outstanding series of Loews preferred stock created by our board of directors from time to time, the holders of Loews common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, would currently be entitled to receive pro rata all assets of Loews available for distribution to such holders. Following completion of this offering, upon liquidation, holders of shares of Loews common stock, Carolina Group stock and any other class of Loews common shares will share ratably in the funds of Loews remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock, Carolina Group stock and any other class of Loews common shares outstanding.

     The Loews common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

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LOEWS PREFERRED STOCK

     The board of directors is authorized to establish and designate series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of the respective series of preferred stock. The terms of a particular series of preferred stock may differ, among other things, in:

     - the designation and number of shares comprising such series;

     - the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto;

     - any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, Loews;

     - the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto;

     - any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of Loews and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange;

     - any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto;

     - any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and

     - any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the board of directors may deem advisable.

     Unless otherwise specifically set forth in the certificate of designations relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

     Since Loews is a holding company, the right of Loews, and hence the right of creditors and shareholders of Loews, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that claims of Loews itself as a creditor of the subsidiary may be recognized.

CAROLINA GROUP STOCK

  THE CAROLINA GROUP

     We designed Carolina Group stock to track the economic performance of the Carolina Group. Following this offering, the Carolina Group will include Loews's ownership interest in its wholly owned subsidiary, Lorillard, Inc., together with $2.5 billion of notional, intergroup debt owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021, and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. Our charter provides for

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adjustments to the definition of the Carolina Group to reflect, among other things, net income and net losses arising after the date of issuance of Carolina Group stock, as well as any allocations of assets and liabilities between the groups and acquisitions or investments made from net income attributable to assets reflected in the Carolina Group.

     Our charter defines the "Loews Group" generally as the assets and liabilities of Loews or any of its subsidiaries, other than the economic performance of the Carolina Group represented by the outstanding shares of Carolina Group stock.

     The Carolina Group stock has no preemptive or conversion rights.

  THE CAROLINA GROUP ALLOCATION FRACTION

     Our charter defines the "Carolina Group Allocation Fraction" to represent the interest in the economic performance of the Carolina Group reflected by Carolina Group stock issued to the public. At any time that all of the interest in the economic performance of the Carolina Group is not reflected by the outstanding Carolina Group stock, this fraction will be used, in effect, to allocate to the Loews Group the right to participate, to the extent of its intergroup interest, in any dividend, distribution, liquidation or other payment made to holders of Carolina Group stock. At any time that all of the interest in the economic performance of the Carolina Group is fully reflected by the outstanding Carolina Group stock, this fraction will equal one and, accordingly, the intergroup interest will equal zero.

     Immediately following completion of this offering, the Carolina Group Allocation Fraction will be .2014. Thus, the 35,000,000 outstanding shares of Carolina Group stock will represent 20.1% of the interest in the economic performance of the Carolina Group. The Loews Group will retain the remaining 79.9% interest in the economic performance of the Carolina Group as an intergroup interest. The numbers in this paragraph do not take into account shares of Carolina Group stock underlying stock options that we expect to issue to officers, employees, non-employee directors and consultants of Lorillard upon completion of this offering and assume no exercise of the underwriters' over-allotment option.

     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     - to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Carolina Group stock and stock dividends payable in shares of Carolina Group stock;

     - to reflect the fair market value of any allocations by Loews of cash, property or other assets or liabilities from the Loews Group to the Carolina Group (or vice versa), or of cash or property or other assets or liabilities of the Loews Group to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with employee benefit plans or arrangements of Loews or any of its subsidiaries (or vice versa);

     - to reflect the number of shares of capital stock of Loews contributed to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with benefit plans or arrangements of Loews or any of its subsidiaries;

     - to reflect repurchases by Loews, on behalf of the Loews Group or the Carolina Group, of shares of Carolina Group stock;

     - to reflect issuances of Carolina Group stock for the account of the Carolina Group or the Loews Group;

     - to reflect dividends or other distributions to holders of Carolina Group stock, to the extent a pro rata payment is not made to the Loews Group; and

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     - under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the percentage interest of holders of Carolina Group stock in any particular dividend or other distribution, we will reduce the economic interest of holders of Carolina Group stock in the Carolina Group to reflect dilution arising from shares of Carolina Group stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

     Any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of Loews common stock and holders of Carolina Group stock. In the event that any asset or other property attributed to the Loews Group is allocated to the Carolina Group, the consideration paid by Loews to acquire such asset or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to the Carolina Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

  VOTING RIGHTS

     Holders of Loews common stock have one vote per share. Except as we describe below, each outstanding share of Carolina Group stock will be entitled to 1/10 of a vote and each outstanding share of Loews common stock will continue to be entitled to one vote. The voting rights of Carolina Group stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to Loews common stock or Carolina Group stock.

     Except as otherwise required by Delaware law or any special voting rights of any class or series of Loews preferred stock or any other class of Loews common shares, holders of shares of Loews common stock, Carolina Group stock and any other class or series of Loews capital stock that are entitled to vote will vote as one class with respect to all matters to be voted on by shareholders of Loews. No separate class vote of Carolina Group stock will be required, except as required by the Delaware General Corporation Law. When a vote is taken on any matter as to which all of our common shares are voting together as one class, holders of the Loews common stock will have significantly greater voting power than holders of Carolina Group stock.

  DIVIDENDS

     General. While we cannot assure you that we will do so, we currently intend to pay a quarterly dividend of $0.445 per share on Carolina Group stock following its issuance. The first dividend is expected to be declared in May of 2002 and payable in June of 2002. The first dividend payment will cover the first three months of the year even though the Carolina Group stock will have been outstanding for less than three months. Because Loews is a holding company, our principal source of funds is dividends we receive from our subsidiaries. The failure of the independent board of directors of Lorillard Tobacco Company or Lorillard, Inc. to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock. Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

     - the assets of Loews legally available for dividends; and

     - the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of funds legally available for all of Loews, less the sum of the available dividend amount for Carolina Group stock. Net losses of either group and dividends or distributions on shares of either class of common stock will reduce the funds of Loews legally available for payment of dividends on Carolina Group stock.

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     Discrimination among classes of common shares.  Our charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described under "-- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on Loews common stock, Carolina Group stock, any other class or series of Loews capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor.

  SHARE DISTRIBUTIONS

     Loews may declare and pay a distribution consisting of shares of Loews common stock, Carolina Group stock or any other securities of Loews or any other person to holders of Loews common stock or Carolina Group stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on Loews common stock or Carolina Group stock. Loews may declare and pay a share distribution to holders of Loews common stock or Carolina Group stock consisting of any securities of Loews, any subsidiary of Loews, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration. In the case of shares of Carolina Group stock distributed to holders of Loews common stock, such consideration may consist, in whole or in part, of a decrease in the intergroup interest, if any, held by the Loews Group in the Carolina Group.

     Discrimination among classes of Loews common shares. Our charter does not provide for mandatory share distributions. Subject to the restrictions described above, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on Loews common stock, Carolina Group stock, or any other class or series of Loews capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions declared, liquidation rights or any other factor.

  REDEMPTION

     Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors. At any time following the occurrence of a tax event, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 100% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or, at the sole discretion of our board of directors, (2) such amount of cash, calculated to the nearest $0.01, equal to 105% of the average market price per share of Carolina Group stock.

     In order to redeem Carolina Group stock on the basis of a tax event, Loews must obtain an opinion of counsel that, as a result of the enactment of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after Carolina Group stock is issued, there is more than an insubstantial risk that, for tax purposes:

     - any issuance of Carolina Group stock would be treated as a sale or other taxable disposition by Loews or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying Carolina Group stock;

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     - the existence of Carolina Group stock would subject Loews, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences; or

     - either Loews common stock or Carolina Group stock would not be treated solely as common stock of Loews.

     For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

     If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

     Redemption in exchange for shares of Loews common stock or cash following the second anniversary of the public issuance of Carolina Group stock at option of our board of directors. At any time following the second anniversary of the date that Carolina Group stock is initially issued until the 90th day after the occurrence of a disposition of all or substantially all of the assets attributed to the Carolina Group, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or (2) such amount of cash, calculated to the nearest $0.01, equal to 120% of the average market price per share of Carolina Group stock.

     For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

     If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. Loews may, in its sole discretion, at any time, without shareholder approval, redeem all outstanding shares of Carolina Group stock in exchange for shares of common stock of a subsidiary of Loews that satisfies certain requirements under the Internal Revenue Code of 1986, as amended, and that directly or indirectly holds all of the assets and liabilities of the Carolina Group (and no other material assets or liabilities). We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption must be tax-free to the holders of Carolina Group stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange the shares of Carolina Group stock for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by Loews multiplied by the Carolina Group Allocation Fraction.

     We may redeem shares of Carolina Group stock for qualifying subsidiary stock only if we have sufficient funds legally available for distribution under Delaware law.

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     Redemption in connection with certain significant transactions.  In the event of a sale, transfer, assignment or other disposition of all or substantially all of the assets attributed to the Carolina Group, Loews may take one of the actions set forth below on or prior to the 90th calendar day following the disposition date, which action will be selected in the sole discretion of our board of directors; provided, however, that if (1) Loews has received any of the net proceeds from the disposition, and (2) Loews has determined not to retain all such amounts as Loews tobacco contingency reserves, Loews must take one of the actions set forth below on or prior to the 90th calendar day following the disposition date:

     - Redeem each outstanding share of Carolina Group stock in exchange for a number of shares of Loews common stock (calculated to the nearest 1/10,000) equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock.

     - Subject to limitations, declare and pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the net proceeds of the disposition received by Loews (less any Loews tobacco contingency reserves) allocable to Carolina Group stock.

     - Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the assets attributed to the Carolina Group, redeem all outstanding shares of Carolina Group stock in exchange for cash and/or securities (other than Loews common stock) or other property in an aggregate amount equal to the net proceeds of such disposition allocable to Carolina Group stock.

     - Subject to limitations, if the disposition involves substantially all (but not all) of the assets attributed to the Carolina Group, redeem a number of outstanding shares of Carolina Group stock in exchange for a redemption price in cash and/or securities (other than Loews common stock) equal to the net proceeds of that disposition allocable to Carolina Group stock. The number of shares of Carolina Group stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount of net proceeds allocated to the redemption of these shares by the average market value of one share of Carolina Group stock during the 20 consecutive trading days ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition and (2) the total number of outstanding shares of Carolina Group stock.

     - Subject to limitations, redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition received by Loews (less any Loews tobacco contingency reserves) allocable to Carolina Group stock to declare and pay a dividend as described in the second bullet above.

     - Subject to limitations, redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to Carolina Group stock to redeem part or all of the remaining shares of Carolina Group stock as described in the third and fourth bullets above.

The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could vary significantly. Our board of directors would not be required to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

     It is possible that Lorillard will, in its independent judgment, retain some or all of the net proceeds from the sale of all or substantially all of the assets of the Carolina Group. See "Risk

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Factors -- Carolina Group Stock -- The independence of the board of directors of
Lorillard, Inc. and the board of directors of its wholly owned subsidiary, Lorillard Tobacco Company, may affect Lorillard's payment of dividends to Loews and thereby inhibit Loews's ability or willingness to pay dividends and make other distributions on Carolina Group stock." It is also possible that after Loews receives some or all of the net proceeds from the sale of substantially all of the assets of the Carolina Group, that Loews will retain some or all of such net proceeds as Loews tobacco contingency reserves.

     If, on the 91st day following the disposition date, Loews has not redeemed all of the outstanding shares of Carolina Group stock and (1) Loews has not received 100% of the net proceeds from the disposition, or (2) Loews has received some or all of the net proceeds from the disposition but has determined to retain Loews tobacco contingency reserves, the following principles will apply: Each time that Loews receives any distributions from Lorillard, Loews is required to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the amount of the distribution (less any increase in Loews tobacco contingency reserves made in connection with each new distribution from Lorillard) allocable to Carolina Group stock. If, and when, Loews, in its sole discretion, determines to release some or all of the Loews tobacco contingency reserves, Loews is required promptly to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the released Loews tobacco contingency reserves allocable to Carolina Group stock. In no event will Loews be required to make dividend payments more frequently than once per fiscal quarter. Any unpaid amounts in any fiscal quarter will be accumulated for payment in the next fiscal quarter. Notwithstanding the foregoing, at any time after:

     - Loews has received 100% of the net proceeds from the disposition;

     - there are no remaining Loews tobacco contingency reserves; and

     - the remaining assets of the Carolina Group consist solely of cash and/or cash equivalents, such amount, the "final cash amount,"

Loews may redeem all of the outstanding shares of Carolina Group stock for the greater of (x) the portion of the final cash amount allocable to the Carolina Group, divided equally among the outstanding shares of Carolina Group stock, and
(y) $.001 per share of Carolina Group stock.

     For purposes of these redemption provisions, the "average market price per share" of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for such Loews common stock or Carolina Group stock, as applicable, during the 20 consecutive trading days ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition.

     For purposes of these provisions, "substantially all of the assets" of the Carolina Group as of any date means a portion of such assets that represents at least 80% of the fair value of the assets attributed to the Carolina Group as of such date.

     For purposes of these provisions, the term "net proceeds" means the proceeds from the sale received after payment or provision for:

     - repayment of any notional, intergroup debt;

     - taxes and transaction costs in connection with the sale;

     - any fixed tobacco-related liabilities; and

     - any other liabilities or obligations (contingent or otherwise) of the Carolina Group (other than any tobacco-related contingencies or other tobacco-related costs or liabilities of any kind (by

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       way of contract, tort, indemnity, guarantee or otherwise) which are not fixed tobacco-related liabilities, whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles), including

       -- indemnity or guarantee obligations; and

       -- liabilities assumed for future purchase price adjustments.

     For purposes of these provisions, the term "Loews tobacco contingency reserves" means an amount retained by Loews which our board of directors from time to time determines in good faith should be retained for tobacco-related contingencies or other tobacco-related costs or liabilities of any kind (by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles, in each case, other than fixed tobacco-related liabilities.

     For purposes of these provisions, "fixed tobacco-related liabilities" means noncontingent tobacco-related costs or liabilities in fixed and determinable amounts directly arising from a final and nonappealable award or order of a court of competent jurisdiction or a contractual obligation.

     We may pay a dividend or redeem shares of Carolina Group stock only if we have funds for distributions under Delaware law and the amount to be paid to holders is less than or equal to the available distribution amount.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and Loews will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     - if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of Carolina Group stock, voting as a separate class;

     - if the disposition is in connection with a liquidation of Loews;

     - in connection with a spin-off or similar disposition of Loews's entire interest in the Carolina Group to the holders of Carolina Group stock, including a disposition that is made in connection with a redemption as described under "-- Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors," "-- Redemption in exchange for shares of Loews common stock or cash following the second anniversary of the public issuance of Carolina Group stock at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors;" and

     - if the disposition is to a person or group of which Loews is the majority owner and the Carolina Group receives in exchange primarily equity securities of that person or group as consideration and that person or group engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses reflected in the Carolina Group prior to such transaction.

  GENERAL PROCEDURES

     Public announcements; notices. In the case of specified dispositions or a redemption, Loews will publicly announce or otherwise provide specified information to holders of Carolina Group stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of Carolina Group stock upon any redemption, dividend or other distribution described under "-- Redemption." Instead of issuing fractional shares, Loews will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

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     No adjustments for dividends or other distributions.  No adjustments for dividends will be made upon the exchange of any shares of Carolina Group stock; except that, if a redemption date with respect to Carolina Group stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or Loews's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of Carolina Group stock wants Loews to issue a certificate in a name other than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of Loews or its agent, that the tax has been paid or is not applicable.

     Notices of disposition of all or substantially all of the assets attributed to the Carolina Group. Promptly following the disposition date, we will announce publicly by press release:

     - the net proceeds of the disposition;

     - the number of shares outstanding of Carolina Group stock on the date of the notice; and

     - the Carolina Group Allocation Fraction on the date of the notice.

     Not later than the 60th calendar day after the disposition date, we will announce publicly by press release whether we will pay a special dividend, redeem shares of Carolina Group stock for shares of Loews common stock or cash and/or other securities or take some other action permitted under the provisions described above. In addition, in the case of a dividend, we will announce in the press release the record date for determining holders entitled to receive the dividend. Notwithstanding the foregoing, Loews may take additional time, to the extent determined necessary in the judgment of the Loews board of directors, to assess the appropriate amount of the net proceeds to be held in reserve for contingent liabilities.

     We will also mail to each holder of shares of Carolina Group stock any additional notices and other information required by law or our charter.

  LIQUIDATION RIGHTS

     Currently, in the event of a liquidation, dissolution or winding up of Loews, after payment or provision for payment of the debts and other liabilities of Loews, holders of Loews common stock are entitled to share ratably in the funds of Loews remaining for distribution.

     Following completion of this offering, in the event of a liquidation, dissolution or winding up of Loews, whether voluntary or involuntary, Loews will first pay or provide for payment of debts and other liabilities of Loews, including the liquidation preferences of any class or series of Loews preferred stock. Thereafter, holders of shares of Loews common stock, Carolina Group stock and any other class of Loews common shares will share ratably in the funds of Loews remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock, Carolina Group stock and any other class of Loews common shares outstanding. Loews will calculate the market capitalizations based on the 20 consecutive trading days ending on the 5th trading day immediately prior to the date of the public announcement of the liquidation, dissolution or winding up of Loews.

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     Neither of the following, by itself, will constitute a liquidation, dissolution or winding up of Loews:

     - the consolidation or merger of Loews with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of Loews; or

     - any transaction or series of related transactions that results in all of the assets and liabilities reflected in the Carolina Group being held by one or more subsidiaries of Loews and the distribution of shares of such subsidiary or subsidiaries, and no other material assets or liabilities, to the holders of the outstanding shares of Carolina Group stock.

  DETERMINATIONS BY OUR BOARD OF DIRECTORS

     Any determinations made by our board of directors under any provision described in this section "-- Carolina Group Stock" will be final and binding on all shareholders of Loews, except as may otherwise be required by law. Loews will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Secretary.

ANTI-TAKEOVER CONSIDERATIONS

     The Delaware General Corporation Law, the Loews charter and the Loews by-laws contain provisions which could serve to discourage or to make more difficult a change in control of Loews without the support of the Loews board of directors or without meeting various other conditions.

  EXTRAORDINARY CORPORATE TRANSACTIONS

     Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation's assets, dissolutions, etc.

  STATE TAKEOVER LEGISLATION

     Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested shareholder within three years of the time such shareholder became an interested shareholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a shareholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq or held of record by more than 2,000 shareholders. Loews has elected not to be governed by Section 203 of the Delaware General Corporation Law.

  RIGHTS OF DISSENTING SHAREHOLDERS

     Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 shareholders, provided that such shares will be converted into stock of the surviving corporation
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or another corporation, which corporation in either case must also be listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 shareholders. In addition, Delaware law denies appraisal rights to shareholders of the surviving corporation in a merger if the surviving corporation's shareholders weren't required to approve the merger.

  SHAREHOLDER ACTION

     Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of shareholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of shareholders. The Loews charter does not provide otherwise and thus permits action by written consent.

  MEETINGS OF SHAREHOLDERS

     The Loews by-laws provide that special meetings of the shareholders may be called at any time by the board of directors or by the chairman of the board and chief executive officer, the president or by the secretary or upon the written request of holders of a majority or more of the shares of capital stock of Loews entitled to vote in an election of directors.

  CUMULATIVE VOTING

     Delaware law permits shareholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation's charter. The Loews charter does not authorize cumulative voting.

  REMOVAL OF DIRECTORS

     Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

     The Loews by-laws provide that any or all of the directors may be removed
(i) for cause, by vote of the shareholders or by action of the board of directors, and (ii) without cause, by vote of the shareholders.

  VACANCIES

     Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

     The Loews by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, at any meeting of the board of directors or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of the shareholders called for that purpose.

  NO PREEMPTIVE RIGHTS

     Holders of Loews common stock or Carolina Group stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that Loews may issue in the future.

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                      RELATIONSHIP BETWEEN THE LOEWS GROUP
                             AND THE CAROLINA GROUP

     The description of the Carolina Group policy statement below is not complete and is qualified in its entirety by reference to the Carolina Group policy statement. For information about how to obtain this document, see "Where You Can Find More Information" on page 111. We urge you to read the Carolina Group policy statement in its entirety.

THE CAROLINA GROUP POLICY STATEMENT

     In connection with the creation and issuance of Carolina Group stock, Loews will, effective upon issuance of Carolina Group stock, adopt the Carolina Group policy statement, which Loews intends to follow. While it has no present intention to do so, our board of directors may amend the Carolina Group policy statement at any time without shareholder consent.

  GENERAL POLICY

     Our board of directors has determined that all material matters in which holders of Loews common stock and Carolina Group stock may have divergent interests will be generally resolved in a manner that is in the best interests of Loews and its common shareholders of all classes after giving consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Loews common shares. Under the Carolina Group policy statement, the relationship between the Loews Group and the Carolina Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. In making determinations in connection with the policies set forth in the Carolina Group policy statement, the members of our board of directors will act in a fiduciary capacity and in accordance with legal guidance concerning their obligations under applicable law.

  RELATIONSHIP BETWEEN THE LOEWS GROUP AND THE CAROLINA GROUP

     Following creation of the Carolina Group, we expect that Lorillard, Inc. will continue to be managed by its independent board of directors and Loews's other subsidiaries will continue to be managed by their respective boards of directors.

     We expect that there will be limited financial arrangements between the Loews Group and the Carolina Group, including, for example, with respect to debt, taxes and fees for services provided from one group to the other. Given the dissimilar nature of the businesses underlying each group, we do not expect the intergroup interactions to be numerous or substantial.

     The Carolina Group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between the Loews Group and the Carolina Group will be on commercially reasonable terms taken as a whole and will be subject to review by, and approval of, the board of directors of Loews.

     Each group will have access to the support services of the other group. For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     - allocated, at cost, directly to the group utilizing those services; and

     - if not directly allocable to a group, allocated, at cost, between the groups on a fair and reasonable basis as our board of directors determines.

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     For other support services, the Carolina Group policy statement provides that each group will seek to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on its own either from the other group or from third parties.

     The Carolina Group policy statement provides that the Carolina Group will not acquire an intergroup interest in the Loews Group.

  CORPORATE OPPORTUNITIES

     The Carolina Group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of Loews and its shareholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, the Loews board of directors will allocate it using its business judgment or in accordance with procedures that the Loews board of directors adopts from time to time to ensure that decisions will be made in the best interests of Loews and its shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that the Loews board of directors determines to be relevant.

     Except under the policy statement and any other policies adopted by our board of directors, neither the Carolina Group nor the Loews Group will have any duty, responsibility or obligation to provide financial support to the other group, except as described under "-- Relationship with Loews -- Financing Arrangements," or otherwise to assist the other group.

  DIVIDEND POLICY

     General. While we cannot assure you that we will do so, and subject to the limitations contained in this section, we currently intend to pay a quarterly dividend of $0.445 per share on Carolina Group stock following its issuance. The first dividend is expected to be declared in May of 2002 and payable in June of 2002. The first dividend payment will cover the first three months of the year even though the Carolina Group stock will have been outstanding for less than three months. The Carolina Group policy statement provides that, subject to the limitation on dividends set forth in our charter, including any preferential rights of any series of preferred stock of Loews that Loews may issue in the future, and to the limitations of applicable law, holders of shares of Carolina Group stock will be entitled to receive dividends on that stock when, as and if, our board of directors authorizes and declares dividends on that stock. The payment of dividends on Loews common stock and Carolina Group stock will be a business decision that our board of directors makes from time to time based upon the results of operations, financial conditions and capital requirements of Loews and other factors that our board of directors considers relevant.

     Payment of dividends on Loews common stock and Carolina Group stock may be restricted by loan agreements, indentures and other transactions that Loews enters into from time to time. In addition, Loews's ability to pay dividends on Carolina Group stock may be limited by Loews's holding company structure. Because it has no operations of its own, Loews's ability to pay dividends is dependent on the cash flows of, and cash distributions from, its subsidiaries. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to Loews, whether in the form of loans, dividends or otherwise.

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     Available Dividend Amount.  Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

     - the assets of Loews legally available for dividends; and

     - the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of legally available funds for all of Loews less the sum of the available dividend amount for Carolina Group stock.

     The available dividend amount for the Carolina Group would be determined by the consolidated financial statements of Lorillard, Inc. and its subsidiaries combined with any additional assets and liabilities allocated to the Carolina Group. Initially, the only assets and liabilities allocated to the Carolina Group will be Loews's 100% ownership interest in Lorillard, Inc., $2.5 billion of notional, intergroup debt, owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021, and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. While we cannot assure you that we will do so, and subject to the limitations described in this section, we currently intend to pay a quarterly dividend on Carolina Group stock of $0.445 per share following its issuance.

     Dependence on Lorillard Dividends. For so long as the only asset attributed to the Carolina Group is the stock of Lorillard, Inc., the principal source of cash to pay dividends on Carolina Group stock, including in respect of the Loews Group's intergroup interest, would be dividends paid by Lorillard, Inc. to Loews. Although the Loews Group could, in effect, make loans to the Carolina Group in order to fund dividend payments, Loews has no current intention of causing the Loews Group to do so. Accordingly, the ability and willingness of Loews to pay dividends in respect of Carolina Group stock, including in respect of the Loews Group's intergroup interest, will depend primarily upon the payment of dividends by Lorillard, Inc. to Loews.

     Our charter provides that all dividends paid by Lorillard, Inc. to Loews will be allocated to the Carolina Group. Lorillard, Inc.'s principal source of cash is dividends from its wholly owned subsidiary, Lorillard Tobacco Company. The payment of dividends by each of Lorillard, Inc. and Lorillard Tobacco Company is a business decision of that company's board of directors, subject to the limitations on dividends under applicable law and under any loan agreements, indentures or other transactions that each company enters into from time to time.

     Loews understands that in making their respective business decisions regarding payment of dividends, the boards of directors of Lorillard, Inc. and Lorillard Tobacco Company plan to take into account the results of operations, financial condition and capital requirements of such entity and such other factors that the respective board of directors considers relevant, including cash needs in respect of payment obligations under the State Settlement Agreements, cash needs for the cost of defending tobacco litigation, and cash needs for payment of judgments in or settlements of tobacco litigation.

     None of the individuals currently serving as a director of Lorillard, Inc. or Lorillard Tobacco Company is an officer, director or employee of Loews. Accordingly, each of these individuals may be considered to be independent of Loews, although as sole shareholder of Lorillard, Inc. Loews has the right to elect and remove directors of Lorillard, Inc. Should any person serving as a director of Lorillard, Inc. be removed, resign or not seek reelection, Loews expects to nominate individuals who

                                        98
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are not officers, directors or employees of Loews to fill such vacancies. Loews has no present intention to remove any person currently serving as a director of Lorillard, Inc.

     On July 14, 2000, the jury in the Engle case awarded $16.25 billion in punitive damages against Lorillard. Under the Engle agreement, in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court, Lorillard, Inc. is required to maintain a balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) of at least $921.2 million. As of September 30, 2001, Lorillard, Inc. had a balance sheet net worth of approximately $1.3 billion. Because dividends from Lorillard, Inc. to Loews are deducted from the balance sheet net worth of Lorillard, Inc., this agreement may affect the payment of dividends by Lorillard, Inc. to Loews. See "Business -- Legal Proceedings -- Class Action Cases -- The Engle Case," included elsewhere in this prospectus, for a more detailed discussion of the Engle agreement and the Engle case.

     If and when Lorillard, Inc. pays dividends to Loews, we intend to apply all of the cash from such distributions in the following order of priority until the notional, intergroup debt is repaid:

     - first, to satisfy or make provision for any intergroup or other obligations of the Carolina Group, other than with respect to the notional, intergroup debt;

     - second, to satisfy accrued interest on the Carolina Group's notional, intergroup debt;

     - third, to pay any regularly declared quarterly dividends on Carolina Group stock and to make proportional distributions to the Loews Group in respect of its intergroup interest in the Carolina Group;

     - fourth, to maintain up to $150.0 million for general corporate purposes, including for investments, on behalf of the Carolina Group; and

     - fifth, to reduce the principal of the Carolina Group's notional, intergroup debt.

  AMENDMENT AND MODIFICATION TO THE CAROLINA GROUP POLICY STATEMENT

     Our board of directors may modify, suspend or rescind the policies set forth in the Carolina Group policy statement, including any resolution implementing the provisions of the policy statement. Our board of directors may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Carolina Group policy statement in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties to Loews and all of our shareholders.

ALLOCATION OF CERTAIN LIABILITIES AND EXPENSES

     Carolina Group has been allocated any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     Accordingly, Loews and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of Loews from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to Loews or an increase in Lorillard's exposure in such litigation. In such an

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event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

RELATIONSHIP WITH LOEWS

  REALLOCATION OF ASSETS

     We may reallocate assets between the Loews Group and the Carolina Group in exchange for an increase or decrease in the retained intergroup interest held by the Loews Group in the Carolina Group. Any reallocations of assets between the groups that do not result in such an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

     - the reallocation by the transferee group to the transferor group of other assets or consideration;

     - the creation of intergroup debt owed by the transferee group to the transferor group; or

     - the reduction of intergroup debt owed by the transferor group to the transferee group,

in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

  FINANCING ARRANGEMENTS

     The Carolina Group will be deemed to owe to the Loews Group $2.5 billion of notional, intergroup debt, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021.

  STOCK BUY BACKS

     Loews may make open market purchases of Carolina Group stock from time to time on behalf of the Loews Group and/or the Carolina Group.

  ACCOUNTING MATTERS

     Following issuance of any shares of Carolina Group stock, Loews intends to prepare financial statements in accordance with accounting principles generally accepted in the United States of America for the Carolina Group, as well as consolidated and consolidating financial statements of Loews. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing group financial statements, holders of Loews common stock and holders of Carolina Group stock will continue to be subject to the risks associated with an investment in a single corporation and all of Loews's assets and liabilities.

  TAXES

     Loews and Lorillard, Inc. are currently parties to a tax sharing agreement, which will remain in effect after the issuance of Carolina Group stock. The agreement provides that Lorillard, Inc. will make payments to Loews, and Loews will make payments to Lorillard, Inc., in respect of the federal tax liability Lorillard, Inc. would have if it were not a member of the Loews affiliated group. Any payments made pursuant to the tax sharing agreement between Loews and Lorillard, Inc. will be credited to the Loews Group or the Carolina Group, as the case may be, for purposes of determining the allocation of responsibility for taxes between the Loews Group and the Carolina Group as described below.

     According to the Carolina Group policy statement, the Carolina Group will generally be responsible for the consolidated tax liability, computed on a stand-alone basis, of a hypothetical

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affiliated group consisting of the Carolina Group, which we refer to as the
"hypothetical Carolina affiliated group." Such consolidated tax liability will take into account losses, deductions (including interest attributable to the notional, intergroup debt) and other tax attributes, such as capital losses or charitable deductions, but only to the extent that such tax attributes could be utilized by the hypothetical Carolina affiliated group on a stand-alone basis.

     With respect to each taxable period ending after the date that Carolina Group stock initially is issued, allocation of responsibility for taxes will be made between the Carolina Group and the Loews Group as follows:

     - if the hypothetical Carolina affiliated group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then the Carolina Group will credit the Loews Group an amount equal to the tax that would have been payable by the hypothetical Carolina affiliated group had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group; and

     - if the hypothetical Carolina affiliated group has a consolidated net operating loss, net capital loss, excess tax credit or other tax attribute for federal income tax purposes, or a consolidated, combined or unitary net operating loss, net capital loss, excess tax credit or other tax attribute for state, local or foreign tax purposes, for the taxable period, then the Loews Group will credit the Carolina Group an amount equal to the refund to which the hypothetical Carolina affiliated group would have been entitled had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group.

     It is possible that the Internal Revenue Service may assert that Carolina Group stock is not stock of Loews, in which case the members of the Loews Group and the Carolina Group may not be members of the same federal income tax affiliated group filing consolidated returns. Loews believes that it is unlikely that the IRS would prevail on that view, but, as discussed under "Certain U.S. Federal Tax Considerations -- Certain U.S. Federal Tax Considerations for Loews," we can give no assurance in that regard. The Carolina Group would be responsible for any corporate-level taxes resulting from the treatment of Carolina Group stock as not stock of Loews, and any corporate-level taxes on the actual or deemed disposition of the Carolina Group caused by the issuance of Carolina Group stock. See "Risk Factors -- Carolina Group Stock -- If Carolina Group stock is not treated as a class of common stock of Loews, several adverse federal income tax consequences will result."

     With respect to taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, the Carolina Group will generally be responsible for the taxes attributable to the businesses and entities reflected in the Carolina Group. The responsibility of the Carolina Group for consolidated income taxes attributable to it will generally be considered to have been settled for taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, except that:

     - the Carolina Group will be required to credit the Loews Group with respect to the taxable period ending on December 31, 2000 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the Carolina Group differs from the Carolina Group taxable income or loss reflected in the 2000 income tax return of the consolidated group; and

     - consolidated income taxes resulting from audit adjustments or other tax contests from any prior year will be determined on a stand-alone basis. For example, the Carolina Group will be required to credit the Loews Group in the event that a loss or deduction attributable to the Carolina Group for such a period is disallowed.

  SERVICES AGREEMENTS

     Lorillard has entered into individual services agreements with Loews pursuant to which certain administrative, technical and ministerial services may be provided by Loews. These services may include assistance in:

     - cash management and the investment of financial assets;

     - the preparation and filing of tax returns;

     - internal auditing and accounting, including investment accounting and financial reporting; and

     - other miscellaneous services as the parties may, from time to time, agree.

     A services agreement between Loews and Lorillard further provides that Lorillard may provide mainframe data processing services and related technical support and information resources management services and consultation to Loews.

     Costs and expenses for all services rendered under these services agreements are charged to the receiving party and reimbursed to the providing party at cost. Each services agreement may be terminated by either party upon six months' notice to the other and, in the case of the services agreement between Loews and Lorillard Licensing Company LLC, a subsidiary of Lorillard Tobacco Company, upon ten days' notice to the other.

     Lorillard has paid Loews an aggregate of approximately $200,000 in each of the nine-month periods ended September 30, 2001 and 2000, and $200,000, $100,000 and $3.5 million in 2000, 1999 and 1998, respectively, for services performed by Loews. Loews has paid Lorillard an aggregate of approximately $600,000 and $1.8 million in the nine-month periods ended September 30, 2001 and 2000, respectively, and $2.6 million, $2.9 million and $3.0 million in 2000, 1999 and 1998, respectively, for services performed by Lorillard.

  EMPLOYEE BENEFIT PLANS

     Certain tax-qualified employee benefit plans sponsored by Lorillard Tobacco Company, Loews and certain of Loews's other subsidiaries have deposited their financial assets into a single custody account maintained by The Chase Manhattan Bank as custodian. The management of the assets in this custody account is directed by the trustees of each plan. Loews's investment department provides the trustees with investment management services in connection with these assets.

                             THE STOCK OPTION PLAN

     The description of the Carolina Group 2002 Stock Option Plan below is not complete and is qualified in its entirety by reference to the Carolina Group 2002 Stock Option Plan. For information about how to obtain this document, see "Where You Can Find More Information" on page 111. We urge you to read the Carolina Group 2002 Stock Option Plan in its entirety.

     Our shareholders approved the Carolina Group 2002 Stock Option Plan on January 4, 2002. Those persons who are responsible for or contribute to the management, growth or profitability of Lorillard and any company attributed to the Carolina Group in the future may receive grants under the Carolina Group 2002 Stock Option Plan. Optionees will be selected from time to time from a pool of all officers, employees, non-employee directors and consultants of Lorillard and any company attributed to the Carolina Group in the future. The aggregate number of shares of Carolina Group stock for which options may be granted under the Carolina Group 2002 Stock Option Plan is 1,500,000; and the maximum number of shares of Carolina Group stock with respect to which options may be granted to any individual in any calendar year is 200,000. We have granted to 49 officers, employees and non-employee directors of Lorillard options with respect to an aggregate of 208,000 shares of Carolina Group stock at an exercise price equal to the public offering price.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of Carolina Group stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than:

     - a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the laws of the United States or of any state;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. We assume in this discussion that a Non-U.S. Holder holds shares of Carolina Group stock as a capital asset (generally property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular Non-U.S. Holder in light of that Non-U.S. Holder's individual circumstances nor does it address any aspects of state, local, or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, partnerships, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, owners of more than 5% of the Carolina Group stock and certain U.S. expatriates). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, OWNING AND DISPOSING OF SHARES OF CAROLINA GROUP STOCK.

     DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder within the United States. Dividends effectively connected with such a U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a Non-U.S. Holder, generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Under applicable Treasury Regulations, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements (generally by filing Internal Revenue Service Form W-8BEN (or any successor form) with the payor of the dividend) in order to claim a reduced rate of, or exemption from, withholding pursuant to an applicable income tax treaty.

     GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of Carolina Group stock unless:

     - the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation) or the gain is attributable to a permanent establishment of the Non-U.S. Holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting a Non-U.S. Holder to United States income tax on a net basis;

     - the Non-U.S. Holder is an individual who holds shares of Carolina Group stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and meets other tests;

     - the Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates; or

     - Loews is or has been a U.S. real property holding corporation for U.S. federal income tax purposes -- which Loews does not believe that it has been, currently is, or will become -- at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. If Loews were or were to become a U.S. real property holding corporation at any time during this period, gains realized upon a disposition of Carolina Group stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the Carolina Group stock during this period generally would not be subject to U.S. federal income tax, provided that Carolina Group stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code).

     ESTATE TAX

     Carolina Group stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

     BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established. Some stockholders, including all corporations, are exempt from these rules.

     U.S. backup withholding tax is imposed at the rate of not more than 30.0% on certain payments made prior to 2011 to persons that fail to furnish the information required under the U.S. information reporting requirements.

     Under applicable Treasury Regulations, the payment of proceeds from the disposition by a Non-U.S. Holder of Carolina Group stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition by a Non-U.S. Holder of Carolina Group stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition by a Non-U.S. Holder of Carolina Group stock paid to or though a non-U.S. office of a broker that is:

     - a U.S. person;

     - a "controlled foreign corporation" for U.S. federal income tax purposes;

     - a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

     - a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

     The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective Non-U.S. Holder of Carolina Group stock should consult his, her or its own tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of Carolina Group stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR LOEWS

     It is the opinion of Wachtell, Lipton, Rosen & Katz that, subject to the discussion below in this section, neither the creation of Carolina Group stock, nor the occurrence of the public offering of Carolina Group stock, will be taxable to Loews, holders of Loews common stock or holders of Carolina Group stock.

     The conclusions in the preceding paragraph are not free from doubt and are based on the conclusion that Carolina Group stock is treated as a class of common stock of Loews. While Loews believes that, under current law, Carolina Group stock will be treated as common stock of Loews, there are no authorities directly on point nor will Loews receive an advance ruling from the Internal Revenue Service. There is a risk that the Internal Revenue Service could assert that Carolina Group stock is property other than common stock of Loews. Loews believes it is unlikely the Internal Revenue Service would prevail on that view, but no assurance can be given that the views expressed in the preceding paragraph, if contested, would be sustained by a court. If Carolina Group stock is considered property other than common stock of Loews, Loews would generally be taxed on a portion of the appreciation of the Carolina Group assets and may no longer be able to file a consolidated U.S. federal income tax return that includes the Carolina Group.

     The foregoing discussion under this section "-- Certain U.S. Federal Income Tax Considerations for Loews" is only a summary of certain federal income tax considerations relating to the issuance of Carolina Group stock. It is not a complete analysis of all potential tax effects relevant to the issuance of Carolina Group stock. The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of this prospectus. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion. WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ISSUANCE OF CAROLINA GROUP STOCK.

                                  UNDERWRITING

     Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Carolina Group stock set forth opposite the underwriter's name.

                                                                NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ----------
Salomon Smith Barney Inc. ..................................   4,987,400
Morgan Stanley & Co. Incorporated ..........................   4,987,400
Credit Suisse First Boston Corporation......................   4,987,400
Goldman, Sachs & Co. .......................................   4,987,400
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........   4,987,400
Lehman Brothers Inc. .......................................   2,075,875
Banc of America Securities LLC..............................   2,075,875
J.P. Morgan Securities Inc. ................................   2,075,875
UBS Warburg LLC.............................................   2,075,875
Bear, Stearns & Co. Inc. ...................................     145,500
Blaylock & Partners, L.P. ..................................     145,500
Deutsche Banc Alex. Brown Inc. .............................     145,500
Dresdner Kleinwort Wasserstein Securities LLC...............     145,500
A.G. Edwards & Sons, Inc. ..................................     145,500
Janney Montgomery Scott LLC.................................     145,500
Jefferies & Company.........................................     145,500
Legg Mason Wood Walker, Incorporated........................     145,500
Neuberger & Berman, LLC.....................................     145,500
Sanford C. Bernstein & Co., Inc. ...........................      75,000
Dominick & Dominick LLC.....................................      75,000
Midwest Research............................................      75,000
Samuel A. Ramirez & Co., Inc. ..............................      75,000
Sanders Morris Harris.......................................      75,000
Muriel Siebert & Co., Inc. .................................      75,000
                                                              ----------
     Total..................................................  35,000,000
                                                              ==========

     The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.87 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 5,250,000 additional shares of Carolina Group stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

     Loews, the officers and directors of Loews, and the officers and directors of Lorillard have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated, dispose of or hedge any shares of Carolina Group stock, any securities convertible into or exchangeable for Carolina Group stock or options to acquire Carolina Group stock, except that we may grant options pursuant to the Carolina Group 2002 Stock Option Plan and issue shares of Carolina Group stock upon the exercise of options. Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated in their discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     At our request, the underwriters have reserved approximately 17,950 shares of Carolina Group stock for sale at the initial public offering price to certain employees of Loews and certain officers, directors and employees of Lorillard. Any shares purchased by these individuals will be subject to the lock-up restrictions described in the preceding paragraph for a period of 180 days from the date of this prospectus.

     Prior to this offering, there has been no public market for Carolina Group stock. Consequently, the public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the public offering price were the record of operations of the Carolina Group, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which it competes, management of Lorillard, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies with businesses considered comparable to the Carolina Group. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in Carolina Group stock will develop and continue after this offering.

     Carolina Group stock has been approved for listing on the New York Stock Exchange under the symbol "CG." The underwriters have undertaken to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the distribution requirements for trading.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Carolina Group stock.

                                                              PAID BY LOEWS
                                                       ----------------------------
                                                       NO EXERCISE    FULL EXERCISE
                                                       -----------    -------------
Per share............................................  $      1.33     $      1.33
Total................................................  $46,550,000     $53,532,500

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of Carolina Group stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Carolina Group stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Carolina

Group stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Carolina Group stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of Carolina Group stock. They may also cause the price of the Carolina Group stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses of this offering will be $3.0 million.

     Several of the underwriters, including Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated, have performed investment banking and advisory services for us and our subsidiaries from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the Carolina Group stock offered in the offering will be passed upon for Loews by Wachtell, Lipton, Rosen & Katz, special counsel to Loews. Cravath, Swaine & Moore of New York, New York is passing upon certain legal matters in connection with this offering on behalf of the underwriters.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Loews Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of the Carolina Group as of September 30, 2001 and December 31, 2000 and 1999 and for the nine-month period ended September 30, 2001 and each of the three years in the period ended December 31, 2000, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial documents retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

LOEWS SEC FILINGS                                               PERIOD
-----------------                                               ------
Annual Report on Form 10-K/A                  Year ended December 31, 2000 (as amended
                                              on March 16, 2001)
Quarterly Reports on Form 10-Q                Quarters ended March 31, 2001, June 30,
                                              2001 and September 30, 2001
Current Reports on Form 8-K                   Filed on January 9, 2001, May 8, 2001, May
                                              23, 2001, September 17, 2001, October 17,
                                              2001, December 6, 2001, January 4, 2002
                                              and January 25, 2002
Proxy Statement                               Filed on November 29, 2001

     We are also incorporating by reference into this prospectus additional documents that may be filed with the SEC from the date of this prospectus prior to the termination of the offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner to whom this prospectus is delivered, may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address and phone number:

                               Loews Corporation
                               667 Madison Avenue
                         New York, New York 10021-8087
                           Telephone: (212) 521-2000
                         Attention: Corporate Secretary

                         INDEX TO FINANCIAL STATEMENTS

THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS WHICH ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS.

THE CAROLINA GROUP AND THE LOEWS GROUP ARE NOTIONAL GROUPS THAT ARE INTENDED TO REFLECT THE PERFORMANCE OF DEFINED SETS OF ASSETS AND LIABILITIES. THE CAROLINA GROUP AND THE LOEWS GROUP WILL NOT BE SEPARATE LEGAL ENTITIES. INVESTORS IN CAROLINA GROUP STOCK AND LOEWS COMMON STOCK WILL BE SHAREHOLDERS OF LOEWS AND WILL BE SUBJECT TO THE RISKS RELATED TO AN EQUITY INVESTMENT IN LOEWS. LOEWS'S ASSETS AND LIABILITIES REFLECTED IN THE CAROLINA GROUP AND THE LOEWS GROUP WILL REMAIN ASSETS AND LIABILITIES OF LOEWS AND WILL THEREFORE BE SUBJECT TO THE CLAIMS OF LOEWS'S CREDITORS GENERALLY. IN THE EVENT OF THE LIQUIDATION OR WINDING UP OF LOEWS, ASSETS OF LOEWS REMAINING FOR DISTRIBUTION TO LOEWS'S COMMON SHAREHOLDERS WILL BE DISTRIBUTED TO HOLDERS OF CAROLINA GROUP STOCK AND LOEWS COMMON STOCK IN PROPORTION TO THE MARKET CAPITALIZATION OF THE OUTSTANDING SHARES OF EACH GROUP. THIS LIQUIDATION ALLOCATION MAY DIFFER FROM LOEWS'S ALLOCATION OF ASSETS AND LIABILITIES BETWEEN THE GROUPS. OUR BOARD OF DIRECTORS MAY, SUBJECT TO THE RESTRICTIONS IN LOEWS'S CERTIFICATE OF INCORPORATION, CHANGE THE ALLOCATION OF THE ASSETS AND LIABILITIES THAT ARE REFLECTED IN EACH OF THE LOEWS GROUP AND THE CAROLINA GROUP WITHOUT SHAREHOLDER APPROVAL. GIVEN THE DISCRETION OF OUR BOARD OF DIRECTORS IN THESE MATTERS, IT MAY BE DIFFICULT TO ASSESS THE FUTURE PROSPECTS OF EACH GROUP BASED ON PAST PERFORMANCE.

                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
LOEWS CORPORATION
  Consolidating Condensed Financial Information.............   F-3
  Unaudited Consolidating Statements of Income for the years
     ended December 31, 2000, 1999 and 1998.................   F-4
  Unaudited Consolidating Balance Sheets as of December 31,
     2000 and 1999..........................................   F-7
  Unaudited Consolidating Condensed Statements of Cash Flows
     for the years ended December 31, 2000, 1999 and 1998...   F-9
  Unaudited Consolidating Statements of Operations for the
     nine months ended September 30, 2001 and 2000..........  F-12
  Unaudited Consolidating Balance Sheet as of September 30,
     2001...................................................  F-14
  Unaudited Consolidating Condensed Statements of Cash Flows
     for the nine months ended September 30, 2001 and
     2000...................................................  F-15

RECONCILIATION TO CAROLINA GROUP FINANCIAL STATEMENTS
  Unaudited Combined Financial Statement Schedules..........  F-17
  Unaudited Combined Statements of Income for the years
     ended December 31, 2000, 1999 and 1998.................  F-18
  Unaudited Combined Balance Sheets as of December 31, 2000
     and 1999...............................................  F-21
  Unaudited Combined Statements of Income for the nine
     months ended September 30, 2001 and 2000...............  F-23
  Unaudited Combined Balance Sheet as of September 30,
     2001...................................................  F-25

CAROLINA GROUP
  Independent Auditors' Report..............................  F-26
  Combined Statements of Income and Changes in Combined
     Attributed Net Assets for the nine months ended
     September 30, 2001 and 2000 and the years ended
     December 31, 2000, 1999 and 1998.......................  F-27
  Combined Balance Sheets as of September 30, 2001 and
     December 31, 2000 and 1999.............................  F-28

                                                              PAGE
                                                              ----
  Combined Statements of Cash Flows for the nine months
     ended September 30, 2001 and 2000 and the years ended
     December 31, 2000, 1999 and 1998.......................  F-29
  Notes to Combined Financial Statements....................  F-30
PRO FORMA FINANCIAL STATEMENTS
CAROLINA GROUP
  Pro Forma Financial Information...........................  F-54
  Unaudited Pro Forma Combined Statement of Income for the
     year ended December 31, 2000...........................  F-55
  Unaudited Pro Forma Combined Statement of Income for the
     nine months ended September 30, 2001...................  F-56
  Unaudited Pro Forma Combined Balance Sheet as of September
     30, 2001...............................................  F-57

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                 CONSOLIDATING CONDENSED FINANCIAL INFORMATION

     In conjunction with the issuance of Carolina Group stock, Loews has separated for financial reporting purposes in all periods the Loews Group and Carolina Group. Below is the consolidating financial information for these individual groups, including the allocation of expenses between the groups in accordance with our allocation policies, as well as other related party transactions such as services between groups. Neither group is a separate company or legal entity. Rather, each group is intended to reflect a defined set of assets and liabilities.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                  UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

                                                                     ADJUSTMENTS
                                  CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                  --------------    -----------    ----------------    ---------
                                                          (IN MILLIONS)
REVENUES:
  Insurance premiums............                     $11,471.7                         $11,471.7
  Investment income -- net......     $  101.7          2,492.1                           2,593.8
  Investment (losses) gains.....         (0.6)         1,021.7                           1,021.1
  Manufactured product
     (including federal excise
     taxes of $667.9 in the
     Carolina Group)............      4,233.8            149.8                           4,383.6
  Other.........................          6.9          1,784.1                           1,791.0
                                     --------        ---------         -------         ---------
          Total.................      4,341.8         16,919.4                          21,261.2
                                     --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits....                       9,831.1                           9,831.1
  Amortization of deferred
     acquisition costs..........                       1,879.8                           1,879.8
  Cost of sales.................      2,178.2             72.9                           2,251.1
  Other operating expenses(2)...        939.8          2,796.6                           3,736.4
  Interest......................          1.5            355.4                             356.9
                                     --------        ---------         -------         ---------
                                      3,119.5         14,935.8                          18,055.3
                                     --------        ---------         -------         ---------
                                      1,222.3          1,983.6                           3,205.9
                                     --------        ---------         -------         ---------
  Income taxes..................        469.5            637.4                           1,106.9
  Minority interest.............                         222.3                             222.3
                                     --------        ---------         -------         ---------
          Total.................        469.5            859.7                           1,329.2
                                     --------        ---------         -------         ---------
Income (loss) from operations...        752.8          1,123.9                           1,876.7
Equity in earnings of the
  Carolina Group................                         752.8          (752.8)(1)
                                     --------        ---------         -------         ---------
Net income......................     $  752.8        $ 1,876.7         $(752.8)        $ 1,876.7
                                     ========        =========         =======         =========

-------------------------

(1) To eliminate the Loews Group's intergroup interest in the earnings of the Carolina Group.

(2) Includes $2.6 of expenses allocated by the Carolina Group to the Loews Group for computer-related charges and $0.2 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                  UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                                     ADJUSTMENTS
                                  CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                  --------------    -----------    ----------------    ---------
                                                          (IN MILLIONS)
REVENUES:
  Insurance premiums............                     $13,276.7                         $13,276.7
  Investment income -- net......     $   65.7          2,359.6                           2,425.3
  Investment (losses) gains.....          1.0           (274.5)                           (273.5)
  Manufactured products
     (including federal excise
     taxes of $512.6 in the
     Carolina Group)............      3,991.3            134.0                           4,125.3
  Other.........................          6.5          1,882.4                           1,888.9
                                     --------        ---------         -------         ---------
          Total.................      4,064.5         17,378.2                          21,442.7
                                     --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits....                      11,890.3                          11,890.3
  Amortization of deferred
     acquisition costs..........                       2,142.6                           2,142.6
  Cost of sales.................      2,050.5             65.9                           2,116.4
  Other operating expenses(2)...        919.7          3,075.2                           3,994.9
  Interest......................         14.9            339.4                             354.3
                                     --------        ---------         -------         ---------
                                      2,985.1         17,513.4                          20,498.5
                                     --------        ---------         -------         ---------
                                      1,079.4           (135.2)                            944.2
                                     --------        ---------         -------         ---------
  Income taxes..................        427.6           (122.1)                            305.5
  Minority interest.............                         117.6                             117.6
                                     --------        ---------         -------         ---------
          Total.................        427.6             (4.5)                            423.1
                                     --------        ---------         -------         ---------
Income (loss) from operations...        651.8           (130.7)                            521.1
Equity in earnings of the
  Carolina Group................                         651.8          (651.8)(1)
                                     --------        ---------         -------         ---------
Income before cumulative effect
  of changes in accounting
  principles....................        651.8            521.1          (651.8)            521.1
Cumulative effect of changes in
  accounting
  principles -- net.............                        (157.9)                           (157.9)
                                     --------        ---------         -------         ---------
Net income......................     $  651.8        $   363.2         $(651.8)        $   363.2
                                     ========        =========         =======         =========

-------------------------

(1) To eliminate the Loews Group's intergroup interest in the earnings of the Carolina Group.

(2) Includes $2.9 of expenses allocated by the Carolina Group to the Loews Group for computer-related charges and $0.1 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                  UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                                       ADJUSTMENTS
                                    CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                    --------------    -----------    ----------------    ---------
                                                            (IN MILLIONS)
REVENUES:
  Insurance premiums..............                     $13,530.1                         $13,530.1
  Investment income -- net........     $   51.9          2,415.1                           2,467.0
  Investment (losses) gains.......                          77.0                              77.0
  Manufactured products (including
     federal excise taxes of
     $495.3 in the Carolina
     Group).......................      2,807.5            129.1                           2,936.6
  Other...........................          5.7          2,279.6                           2,285.3
                                       --------        ---------         -------         ---------
          Total...................      2,865.1         18,430.9                          21,296.0
                                       --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits......                      11,700.9                          11,700.9
  Amortization of deferred
     acquisition costs............                       2,180.2                           2,180.2
  Cost of sales...................        961.9             65.8                           1,027.7
  Other operating expenses(2).....        729.7          3,631.9                           4,361.6
  Fixed non-unit based settlement
     costs........................        579.0                                              579.0
  Interest........................          1.4            367.8                             369.2
                                       --------        ---------         -------         ---------
                                        2,272.0         17,946.6                          20,218.6
                                       --------        ---------         -------         ---------
                                          593.1            484.3                           1,077.4
                                       --------        ---------         -------         ---------
  Income taxes....................        241.6            112.9                             354.5
  Minority interest...............                         258.1                             258.1
                                       --------        ---------         -------         ---------
          Total...................        241.6            371.0                             612.6
                                       --------        ---------         -------         ---------
Income (loss) from operations.....        351.5            113.3                             464.8
Equity in earnings of the Carolina
  Group...........................                         351.5          (351.5)(1)
                                       --------        ---------         -------         ---------
Net income........................     $  351.5        $   464.8         $(351.5)        $   464.8
                                       ========        =========         =======         =========

-------------------------

(1) To eliminate the Loews Group's intergroup interest in the earnings of the Carolina Group.

(2) Includes $3.0 of expenses allocated by the Carolina Group to the Loews Group for computer-related charges and $3.5 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                                                              ADJUSTMENTS
                                             CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                             --------------   -----------   ----------------   ---------
                                                                    (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities......................                    $27,244.3                       $27,244.3
     Equity securities.....................     $   13.8         2,668.7                         2,682.5
     Other investments.....................                      1,368.5                         1,368.5
     Short-term investments................      1,627.1         7,473.2                         9,100.3
                                                --------       ---------       ----------      ---------
  Total investments........................      1,640.9        38,754.7                        40,395.6
  Cash.....................................          1.4           193.8                           195.2
  Receivables -- net.......................         68.4        15,233.2                        15,301.6
  Property plant & equipment -- net........        199.5         3,006.8                         3,206.3
  Deferred income taxes....................        344.8            59.2                           404.0
  Goodwill and other intangibles...........          0.6           378.1                           378.7
  Other assets.............................        416.2         3,875.1                         4,291.3
  Investment in combined attributed net
     assets of the Carolina Group..........                      1,376.8       $ (1,376.8)(1)
  Deferred acquisition costs of insurance
     subsidiaries..........................                      2,417.8                         2,417.8
  Separate account business................                      4,286.6                         4,286.6
                                                --------       ---------       ----------      ---------
          Total assets.....................     $2,671.8       $69,582.1       $ (1,376.8)     $70,877.1
                                                ========       =========       ==========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Insurance reserves:
     Claim and claim adjustment expense....                    $26,962.7                       $26,962.7
     Future policy benefits................                      6,669.5                         6,669.5
     Unearned premiums.....................                      4,820.6                         4,820.6
     Policyholders' funds..................                        601.5                           601.5
                                                --------       ---------       ----------      ---------
  Total insurance reserves.................                     39,054.3                        39,054.3
  Payable for securities purchased.........                        971.4                           971.4
  Securities sold under agreements to
     repurchase............................                      1,308.4                         1,308.4
  Long-term debt, less unamortized
     discounts.............................     $    4.0         6,036.0                         6,040.0
  Reinsurance balances payable.............                      1,381.2                         1,381.2
  Other liabilities........................      1,291.0         3,145.2                         4,436.2
  Separate account business................                      4,286.6                         4,286.6
                                                --------       ---------       ----------      ---------
          Total liabilities................      1,295.0        56,183.1                        57,478.1
                                                --------       ---------       ----------      ---------
  Minority interest........................                      2,207.9                         2,207.9
                                                --------       ---------       ----------      ---------
  SHAREHOLDERS' EQUITY:
     Common stock, $1 par value............                                    $    197.2(2)       197.2
     Additional paid-in capital............                                          45.6(2)        45.6
     Earnings retained in the business.....                                      10,191.6(2)    10,191.6
     Accumulated other comprehensive
       income..............................                                         756.7(2)       756.7
     Combined attributed net assets........      1,376.8        11,191.1        (12,567.9)(2)
                                                --------       ---------       ----------      ---------
          Total shareholders' equity.......      1,376.8        11,191.1         (1,376.8)      11,191.1
                                                --------       ---------       ----------      ---------
          Total liabilities and
            shareholders' equity...........     $2,671.8       $69,582.1       $ (1,376.8)     $70,877.1
                                                ========       =========       ==========      =========

---------------
(1) To eliminate the Loews Group's 100% equity interest in the combined attributed net assets of the Carolina Group.
(2) To eliminate the combined attributed net assets of the Carolina Group and the Loews Group, and to record the Loews Corporation consolidated equity accounts at the balance sheet date.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999

                                                                              ADJUSTMENTS
                                             CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                             --------------   -----------   ----------------   ---------
                                                                    (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities......................     $    5.6       $27,918.8                       $27,924.4
     Equity securities.....................         11.7         4,011.8                         4,023.5
     Other investments.....................                      1,367.3                         1,367.3
     Short-term investments................      1,283.8         6,034.0                         7,317.8
                                                --------       ---------       ----------      ---------
  Total investments........................      1,301.1        39,331.9                        40,633.0
  Cash.....................................          2.0           181.9                           183.9
  Receivables -- net.......................         54.9        13,486.0                        13,540.9
  Property plant & equipment -- net........        196.8         2,755.9                         2,952.7
  Deferred income taxes....................        334.1           439.8                           773.9
  Goodwill and other intangibles...........          1.1           408.4                           409.5
  Other assets.............................        320.0         3,611.1                         3,931.1
  Investment in combined attributed net
     assets of the Carolina Group..........                        921.2       $   (921.2)(1)
  Deferred acquisition costs of insurance
     subsidiaries..........................                      2,435.6                         2,435.6
  Separate account business................                      4,603.1                         4,603.1
                                                --------       ---------       ----------      ---------
          Total assets.....................     $2,210.0       $68,174.9       $   (921.2)     $69,463.7
                                                ========       =========       ==========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Insurance reserves:
     Claim and claim adjustment expense....                    $27,355.9                       $27,355.9
     Future policy benefits................                      6,102.0                         6,102.0
     Unearned premiums.....................                      5,103.1                         5,103.1
     Policyholders' funds..................                        709.9                           709.9
                                                --------       ---------       ----------      ---------
  Total insurance reserves.................                     39,270.9                        39,270.9
  Payable for securities purchased.........                        516.6                           516.6
  Securities sold under agreements to
     repurchase............................                      1,647.3                         1,647.3
  Long-term debt, less unamortized
     discounts.............................     $    4.1         5,702.2                         5,706.3
  Reinsurance balances payable.............                        664.1                           664.1
  Other liabilities........................      1,284.7         3,442.7                         4,727.4
  Separate account business................                      4,603.1                         4,603.1
                                                --------       ---------       ----------      ---------
          Total liabilities................      1,288.8        55,846.9                        57,135.7
                                                --------       ---------       ----------      ---------
  Minority interest........................                      2,350.3                         2,350.3
                                                --------       ---------       ----------      ---------
  SHAREHOLDERS' EQUITY:
     Common stock, $1 par value............                                    $    209.0(2)       209.0
     Additional paid-in capital............                                          46.2(2)        46.2
     Earnings retained in the business.....                                       8,705.9(2)     8,705.9
     Accumulated other comprehensive
       income..............................                                       1,016.6(2)     1,016.6
     Combined attributed net assets........        921.2         9,977.7        (10,898.9)(2)
                                                --------       ---------       ----------      ---------
          Total shareholders' equity.......        921.2         9,977.7           (921.2)       9,977.7
                                                --------       ---------       ----------      ---------
          Total liabilities and
            shareholders' equity...........     $2,210.0       $68,174.9       $   (921.2)     $69,463.7
                                                ========       =========       ==========      =========

---------------
(1) To eliminate the Loews Group's 100% equity interest in the combined attributed net assets of the Carolina Group.
(2) To eliminate the combined attributed net assets of the Carolina Group and the Loews Group, and to record the Loews Corporation consolidated equity accounts at the balance sheet date.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000

                                                          LOEWS        ADJUSTMENTS
                                       CAROLINA GROUP     GROUP      AND ELIMINATIONS     TOTAL
                                       --------------   ----------   ----------------   ----------
                                                              (IN MILLIONS)
Net cash provided (used) by operating
  activities.........................     $ 550.4       $   (717.1)      $(300.0)(1)    $   (466.7)
                                          -------       ----------       -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities......                    (60,838.3)                      (60,838.3)
  Proceeds from sales of fixed
     maturities......................                     58,345.0                        58,345.0
  Proceeds from maturities of fixed
     maturities......................                      4,222.3                         4,222.3
  Purchases of equity securities.....                     (1,858.0)                       (1,858.0)
  Proceeds from sales of equity
     securities......................                      2,941.6                         2,941.6
  Purchases of property and
     equipment.......................       (30.1)          (637.1)                         (667.2)
  Securities sold under agreements to
     repurchase......................                       (338.9)                         (338.9)
  Change in short-term investments...      (222.2)          (903.0)                       (1,125.2)
  Change in other investments........         1.4            334.8                           336.2
                                          -------       ----------       -------        ----------
                                           (250.9)         1,268.4                         1,017.5
                                          -------       ----------       -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.....      (300.0)           (99.7)        300.0(1)          (99.7)
  Dividends paid to minority
     interests.......................                        (33.5)                          (33.5)
  Purchases of treasury shares.......                       (305.7)                         (305.7)
  Purchases of treasury shares by
     subsidiaries....................                       (127.9)                         (127.9)
  Redemption of preferred stock by
     subsidiary......................                       (150.0)                         (150.0)
  Principal payments on long-term
     debt............................        (0.1)          (166.5)                         (166.6)
  Issuance of long-term debt.........                        476.9                           476.9
  Receipts credited to
     policyholders...................                          4.8                             4.8
  Withdrawals of policyholder account
     balances........................                       (137.8)                         (137.8)
                                          -------       ----------       -------        ----------
                                           (300.1)          (539.4)        300.0            (539.5)
                                          -------       ----------       -------        ----------
Net change in cash...................        (0.6)            11.9                            11.3
Cash, beginning of year..............         2.0            181.9                           183.9
                                          -------       ----------       -------        ----------
Cash, end of year....................     $   1.4       $    193.8                      $    195.2
                                          =======       ==========       =======        ==========

---------------
(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                                                            ADJUSTMENTS
                                           CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                           --------------   -----------   ----------------   ----------
                                                                  (IN MILLIONS)
Net cash provided (used) by operating
  activities.............................     $1,024.9       $(2,793.3)       $(300.0)(1)    $ (2,068.4)
                                              --------       ---------        -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities..........                    (58,532.7)                       (58,532.7)
  Proceeds from sales of fixed
     maturities..........................                     57,211.8                         57,211.8
  Proceeds from maturities of fixed
     maturities..........................                      2,995.5                          2,995.5
  Purchases of equity securities.........                     (1,575.4)                        (1,575.4)
  Proceeds from sales of equity
     securities..........................                      1,803.4                          1,803.4
  Purchases of property and equipment....        (20.7)         (687.5)                          (708.2)
  Securities sold under agreements to
     repurchase..........................                      1,067.8                          1,067.8
  Change in short-term investments.......       (706.1)        1,213.4                            507.3
  Change in other investments............          2.2           267.8                            270.0
                                              --------       ---------        -------        ----------
                                                (724.6)        3,764.1                          3,039.5
                                              --------       ---------        -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.........       (300.0)         (108.9)         300.0(1)         (108.9)
  Dividends paid to minority interests...                        (40.1)                           (40.1)
  Purchases of treasury shares...........                       (601.6)                          (601.6)
  Principal payments on long-term debt...         (0.1)         (478.0)                          (478.1)
  Issuance of long-term debt.............                        225.1                            225.1
  Receipts credited to policyholders.....                          7.0                              7.0
  Withdrawals of policyholder account
     balances............................                        (78.0)                           (78.0)
                                              --------       ---------        -------        ----------
                                                (300.1)       (1,074.5)         300.0          (1,074.6)
                                              --------       ---------        -------        ----------
Net change in cash.......................          0.2          (103.7)                          (103.5)
Cash, beginning of year..................          1.8           285.6                            287.4
                                              --------       ---------        -------        ----------
Cash, end of year........................     $    2.0       $   181.9                       $    183.9
                                              ========       =========        =======        ==========

---------------
(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                                          ADJUSTMENTS
                                         CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS      TOTAL
                                         --------------   -----------   ----------------    ----------
                                                                 (IN MILLIONS)
Net cash provided (used) by operating
  activities...........................     $ 379.8       $    (23.1)       $(450.0)(1)     $    (93.3)
                                            -------       ----------        -------         ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities........                    (70,141.5)                        (70,141.5)
  Proceeds from sales of fixed
     maturities........................                     66,429.6                          66,429.6
  Proceeds from maturities of fixed
     maturities........................                      3,564.0                           3,564.0
  Purchases of equity securities.......                     (1,072.6)                         (1,072.6)
  Proceeds from sales of equity
     securities........................                        850.8                             850.8
  Purchases of property and
     equipment.........................       (18.9)          (625.1)                           (644.0)
  Securities sold under agreements to
     repurchase........................                        426.8                             426.8
  Change in short-term investments.....        88.5            698.1                             786.6
  Change in other investments..........         1.7             48.3                              50.0
                                            -------       ----------        -------         ----------
                                               71.3            178.4                             249.7
                                            -------       ----------        -------         ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.......      (450.0)          (114.6)         450.0(1)          (114.6)
  Dividends paid to minority
     interests.........................                        (40.7)                            (40.7)
  Purchases of treasury shares.........                       (218.0)                           (218.0)
  Purchases of treasury shares by
     subsidiaries......................                       (191.1)                           (191.1)
  Principal payments on long-term
     debt..............................        (0.1)          (861.8)                           (861.9)
  Issuance of long-term debt...........                      1,073.8                           1,073.8
  Receipts credited to policyholders...                          6.2                               6.2
  Withdrawals of policyholder account
     balances..........................                        (20.5)                            (20.5)
                                            -------       ----------        -------         ----------
                                             (450.1)          (366.7)         450.0             (366.8)
                                            -------       ----------        -------         ----------
Net change in cash.....................         1.0           (211.4)                           (210.4)
Cash, beginning of year................         0.8            497.0                             497.8
                                            -------       ----------        -------         ----------
Cash, end of year......................     $   1.8       $    285.6                        $    287.4
                                            =======       ==========        =======         ==========

---------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                              ADJUSTMENTS
                                           CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                           --------------    -----------    ----------------    ---------
                                                                   (IN MILLIONS)
REVENUES:
  Insurance premiums.....................                     $ 6,660.6                         $ 6,660.6
  Investment income -- net...............     $   64.9          1,526.3                           1,591.2
  Investment gains.......................          2.1          1,063.4                           1,065.5
  Manufactured products (including
     federal excise taxes of $476.4 in
     the Carolina Group).................      3,389.5             97.5                           3,487.0
  Other..................................          6.9          1,452.2                           1,459.1
                                              --------        ---------         --------        ---------
          Total..........................      3,463.4         10,800.0                          14,263.4
                                              --------        ---------         --------        ---------
EXPENSES:
  Insurance claims and policyholders'
     benefits............................                       8,846.3                           8,846.3
  Amortization of deferred acquisition
     costs...............................                       1,297.2                           1,297.2
  Cost of sales..........................      1,684.9             45.6                           1,730.5
  Other operating expenses(2)............        995.1          2,307.6                           3,302.7
  Interest...............................          0.6            255.5                             256.1
                                              --------        ---------         --------        ---------
                                               2,680.6         12,752.2                          15,432.8
                                              --------        ---------         --------        ---------
                                                 782.8         (1,952.2)                         (1,169.4)
                                              --------        ---------         --------        ---------
  Income taxes...........................        307.4           (632.4)                           (325.0)
  Minority interest......................                        (120.5)                           (120.5)
                                              --------        ---------         --------        ---------
          Total..........................        307.4           (752.9)                           (445.5)
                                              --------        ---------         --------        ---------
Income (loss) from operations............        475.4         (1,199.3)                           (723.9)
Equity in earnings of the Carolina
  Group..................................                         475.4           (475.4)(1)
                                              --------        ---------         --------        ---------
Income (loss) before cumulative effect of
  changes in accounting principles.......        475.4           (723.9)          (475.4)          (723.9)
Cumulative effect of changes in
  accounting principles -- net...........                         (53.3)                            (53.3)
                                              --------        ---------         --------        ---------
Net income (loss)........................     $  475.4        $  (777.2)        $ (475.4)       $  (777.2)
                                              ========        =========         ========        =========

-------------------------

(1) To eliminate the Loews Group's intergroup interest in the earnings of the Carolina Group.

(2) Includes $0.6 of expenses allocated by the Carolina Group to the Loews Group for computer related charges and $0.2 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement, which are eliminated in these consolidating statements.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                     ADJUSTMENTS
                                  CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                  --------------    -----------    ----------------    ---------
                                                          (IN MILLIONS)
REVENUES:
  Insurance premiums............                     $ 8,464.7                         $ 8,464.7
  Investment income -- net......     $   68.8          1,881.1                           1,949.9
  Investment (losses) gains.....         (1.4)           743.2                             741.8
  Manufactured products
     (including federal excise
     taxes of $508.4 in the
     Carolina Group)............      3,194.2            105.6                           3,299.8
  Other.........................          4.5          1,266.3                           1,270.8
                                     --------        ---------         -------         ---------
          Total.................      3,266.1         12,460.9                          15,727.0
                                     --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits....                       7,155.8                           7,155.8
  Amortization of deferred
     acquisition costs..........                       1,381.6                           1,381.6
  Cost of sales.................      1,675.2             52.1                           1,727.3
  Other operating expenses(2)...        685.4          2,164.2                           2,849.6
  Interest......................          1.4            265.1                             266.5
                                     --------        ---------         -------         ---------
                                      2,362.0         11,018.8                          13,380.8
                                     --------        ---------         -------         ---------
                                        904.1          1,442.1                           2,346.2
                                     --------        ---------         -------         ---------
  Income taxes..................        345.9            448.3                             794.2
  Minority interest.............                         178.2                             178.2
                                     --------        ---------         -------         ---------
          Total.................        345.9            626.5                             972.4
                                     --------        ---------         -------         ---------
Income (loss) from operations...        558.2            815.6                           1,373.8
Equity in earnings of the
  Carolina Group................                         558.2          (558.2)(1)
                                     --------        ---------         -------         ---------
Net income......................     $  558.2        $ 1,373.8         $(558.2)        $ 1,373.8
                                     ========        =========         =======         =========

-------------------------

(1) To eliminate the Loews Group's intergroup interest in the earnings of the Carolina Group.

(2) Includes $1.8 of expenses allocated by the Carolina Group to the Loews Group for computer related charges and $0.2 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement, which are eliminated in these consolidating statements.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 2001

                                                                             ADJUSTMENTS
                                            CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS      TOTAL
                                            --------------   -----------   ----------------    ---------
                                                                   (IN MILLIONS)
ASSETS:

  Investments:
     Fixed maturities.....................                    $29,603.2                        $29,603.2
     Equity securities....................                      1,689.5                          1,689.5
     Other investments....................                      1,598.1                          1,598.1
     Short-term investments...............     $2,039.9         6,473.7                          8,513.6
                                               --------       ---------      -----------       ---------
  Total investments.......................      2,039.9        39,364.5                         41,404.4
  Cash....................................          1.9           156.6                            158.5
  Receivables -- net......................         62.7        18,955.8                         19,018.5
  Property plant & equipment -- net.......        173.7         2,860.5                          3,034.2
  Deferred income taxes...................        449.8           390.1                            839.9
  Goodwill and other intangibles..........          0.1           360.1                            360.2
  Other assets............................        473.1         4,124.4                          4,597.5
  Investment in combined attributed net
     assets of the Carolina Group.........                      1,327.1      $  (1,327.1)(1)
  Deferred acquisition costs of insurance
     subsidiaries.........................                      2,454.5                          2,454.5
  Separate account business...............                      3,729.7                          3,729.7
                                               --------       ---------      -----------       ---------
          Total assets....................     $3,201.2       $73,723.3      $  (1,327.1)      $75,597.4
                                               ========       =========      ===========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Insurance reserves:
     Claim and claim adjustment expense...                    $30,806.7                        $30,806.7
     Future policy benefits...............                      7,200.0                          7,200.0
     Unearned premiums....................                      4,766.5                          4,766.5
     Policyholders' funds.................                        582.2                            582.2
                                               --------       ---------      -----------       ---------
  Total insurance reserves................                     43,355.4                         43,355.4
  Payable for securities purchased........                      1,845.5                          1,845.5
  Securities sold under agreements to
     repurchase...........................                      1,430.5                          1,430.5
  Long-term debt, less unamortized
     discounts............................                      5,442.8                          5,442.8
  Reinsurance balances payable............                      2,683.9                          2,683.9
  Other liabilities.......................     $1,874.1         3,504.6                          5,378.7
  Separate account business...............                      3,729.7                          3,729.7
                                               --------       ---------      -----------       ---------
          Total liabilities...............      1,874.1        61,992.4                         63,866.5
                                               --------       ---------      -----------       ---------
  Minority interest.......................                      2,020.9                          2,020.9
                                               --------       ---------      -----------       ---------
  SHAREHOLDERS' EQUITY:
     Common stock, $1 par value...........                                   $     197.2(2)        197.2
     Additional paid-in capital...........                                          49.3(2)         49.3
     Earnings retained in the business....                                       9,330.6(2)      9,330.6
     Accumulated other comprehensive
       income.............................                                         415.1(2)        415.1
     Combined attributed net assets.......      1,327.1         9,710.0        (11,037.1)(2)
                                               --------       ---------      -----------       ---------
                                                1,327.1         9,710.0         (1,044.9)        9,992.2
     Less common stock held in treasury at
       cost...............................                                        (282.2)         (282.2)
                                               --------       ---------      -----------       ---------
          Total shareholders' equity......      1,327.1         9,710.0         (1,327.1)        9,710.0
                                               --------       ---------      -----------       ---------
          Total liabilities and
            shareholders' equity..........     $3,201.2       $73,723.3      $  (1,327.1)      $75,597.4
                                               ========       =========      ===========       =========

---------------
(1) To eliminate the Loews Group's 100% equity interest in the combined attributed net assets of the Carolina Group.
(2) To eliminate the combined attributed net assets of the Carolina Group and the Loews Group, and to record the Loews Corporation consolidated equity accounts at the balance sheet date.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                         ADJUSTMENTS
                                        CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                        --------------   -----------   ----------------   ----------
                                                               (IN MILLIONS)
Net cash provided (used) by operating
  activities..........................     $1,015.9      $   (145.0)       $(500.0)(1)    $    370.9
                                           --------      ----------        -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities.......                    (56,344.3)                       (56,344.3)
  Proceeds from sales of fixed
     maturities.......................                     52,665.8                         52,665.8
  Proceeds from maturities of fixed
     maturities.......................                      2,834.7                          2,834.7
  Purchases of equity securities......                     (1,065.8)                        (1,065.8)
  Proceeds from sales of equity
     securities.......................                      1,928.8                          1,928.8
  Purchases of property and
     equipment........................        (25.6)         (321.8)                          (347.4)
  Proceeds from sales of property and
     equipment........................          9.1           278.3                            287.4
  Securities sold under agreements to
     repurchase.......................                        122.1                            122.1
  Change in short-term investments....       (498.9)        1,203.4                            704.5
  Change in other investments.........                       (172.2)                          (172.2)
                                           --------      ----------        -------        ----------
                                             (515.4)        1,129.0                            613.6
                                           --------      ----------        -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders......       (500.0)          (83.8)         500.0(1)          (83.8)
  Dividends paid to minority
     interests........................                        (23.7)                           (23.7)
  Issuance of common stock by
     subsidiary.......................                         50.2                             50.2
  Purchases of treasury shares........                       (279.6)                          (279.6)
  Purchases of treasury shares by
     subsidiaries.....................                        (24.3)                           (24.3)
  Principal payments on long-term
     debt.............................                     (1,060.2)                        (1,060.2)
  Issuance of long-term debt..........                        449.1                            449.1
  Receipts credited to
     policyholders....................                          1.5                              1.5
  Withdrawals of policyholder account
     balances.........................                        (50.4)                           (50.4)
                                           --------      ----------        -------        ----------
                                             (500.0)       (1,021.2)         500.0          (1,021.2)
                                           --------      ----------        -------        ----------
Net change in cash....................          0.5           (37.2)                           (36.7)
Cash, beginning of period.............          1.4           193.8                            195.2
                                           --------      ----------        -------        ----------
Cash, end of period...................     $    1.9      $    156.6                       $    158.5
                                           ========      ==========        =======        ==========

---------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                        ADJUSTMENTS
                                       CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                       --------------   -----------   ----------------   ----------
                                                              (IN MILLIONS)
Net cash provided (used) by operating
  activities.........................    $   796.4      $   (248.9)       $(300.0)(1)    $    247.5
                                         ---------      ----------        -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities......       (483.6)      (41,874.2)                       (42,357.8)
  Proceeds from sales of fixed
     maturities......................      1,607.6        38,652.3                         40,259.9
  Proceeds from maturities of fixed
     maturities......................                      3,258.8                          3,258.8
  Purchases of equity securities.....                     (1,387.9)                        (1,387.9)
  Proceeds from sales of equity
     securities......................                      2,304.1                          2,304.1
  Purchases of property and
     equipment.......................        (15.8)         (531.2)                          (547.0)
  Proceeds from sales of property and
     equipment.......................          0.3            34.1                             34.4
  Securities sold under agreements to
     repurchase......................                        191.6                            191.6
  Change in short-term investments...     (1,604.9)           45.0                         (1,559.9)
  Change in other investments........                        (17.7)                           (17.7)
                                         ---------      ----------        -------        ----------
                                            (496.4)          674.9                            178.5
                                         ---------      ----------        -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.....       (300.0)          (75.0)         300.0             (75.0)
  Dividends paid to minority
     interests.......................                        (25.6)                           (25.6)
  Purchases of treasury shares.......                       (305.7)                          (305.7)
  Purchases of treasury shares by
     subsidiaries....................                        (40.3)                           (40.3)
  Redemption of preferred stock by
     subsidiary......................                       (150.0)                          (150.0)
  Principal payments on long-term
     debt............................                       (113.9)                          (113.9)
  Issuance of long-term debt.........                        426.3                            426.3
  Receipts credited to
     policyholders...................                          3.6                              3.6
  Withdrawals of policyholder account
     balances........................                       (113.0)                          (113.0)
                                         ---------      ----------        -------        ----------
                                            (300.0)         (393.6)         300.0            (393.6)
                                         ---------      ----------        -------        ----------
Net change in cash...................                         32.4                             32.4
Cash, beginning of period............          2.0           181.9                            183.9
                                         ---------      ----------        -------        ----------
Cash, end of period..................    $     2.0      $    214.3                       $    216.3
                                         =========      ==========        =======        ==========

---------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                UNAUDITED COMBINED FINANCIAL STATEMENT SCHEDULES

     In accordance with Article 5 of Regulation S-X of the Securities and Exchange Commission, we have presented the historical financial statements of the Carolina Group in the manner customary for a commercial and industrial company and have therefore included classified financial statements. In contrast, the income statements and balance sheets in the Loews Corporation financial reporting format are unclassified due to the significance of Loews's insurance subsidiary to the consolidated financial statements. The reclassification columns on the following pages provide a reconciliation of the Carolina Group financial statement schedules to a classified format. We believe this reconciliation provides potential investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group.

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A STAND-ALONE ENTITY. THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $  101.7            $(101.7)
  Investment (losses) gains....................         (0.6)               0.6
  Net sales of manufactured products (including
     federal excise taxes of $667.9)...........      4,233.8                            $4,233.8
  Other........................................          6.9               (6.9)
                                                    --------            -------         --------
          Total................................      4,341.8             (108.0)         4,233.8
                                                    --------            -------         --------
EXPENSES:
  Cost of sales................................      2,178.2               19.5          2,197.7
  Other operating expenses.....................        939.8              (21.1)           918.7
  Interest.....................................          1.5               (1.5)
                                                    --------            -------         --------
          Total operating costs and expenses...      3,119.5               (3.1)         3,116.4
                                                    --------            -------         --------
Operating income...............................      1,222.3             (104.9)         1,117.4
Net investment income..........................                           104.9            104.9
                                                    --------            -------         --------
Income before income taxes.....................      1,222.3                             1,222.3
Income taxes...................................        469.5                               469.5
                                                    --------            -------         --------
Net income.....................................     $  752.8                            $  752.8
                                                    ========            =======         ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   65.7            $(65.7)
  Investment (losses) gains....................          1.0              (1.0)
  Net sales of manufactured products (including
     federal excise taxes of $512.6)...........      3,991.3                            $3,991.3
  Other........................................          6.5              (6.5)
                                                    --------            ------          --------
          Total................................      4,064.5             (73.2)          3,991.3
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................      2,050.5              18.6           2,069.1
  Other operating expenses.....................        919.7             (19.5)            900.2
  Interest.....................................         14.9             (14.9)
                                                    --------            ------          --------
          Total operating costs and expenses...      2,985.1             (15.8)          2,969.3
                                                    --------            ------          --------
Operating income...............................      1,079.4             (57.4)          1,022.0
Net investment income..........................                           57.4              57.4
                                                    --------            ------          --------
Income before income taxes.....................      1,079.4                             1,079.4
Income taxes...................................        427.6                               427.6
                                                    --------            ------          --------
Net income.....................................     $  651.8                            $  651.8
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   51.9            $(51.9)
  Net sales of manufactured products (including
     federal excise taxes of $495.3)...........      2,807.5                            $2,807.5
  Other........................................          5.7              (5.7)
                                                    --------            ------          --------
          Total................................      2,865.1             (57.6)          2,807.5
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................        961.9              17.4             979.3
  Other operating expenses.....................        729.7             (16.8)            712.9
  Fixed non-unit based settlement costs........        579.0                               579.0
  Interest.....................................          1.4              (1.4)
                                                    --------            ------          --------
          Total operating costs and expenses...      2,272.0              (0.8)          2,271.2
                                                    --------            ------          --------
Operating income...............................        593.1             (56.8)            536.3
Net investment income..........................                           56.8              56.8
                                                    --------            ------          --------
Income before income taxes.....................        593.1                               593.1
Income taxes...................................        241.6                               241.6
                                                    --------            ------          --------
Net income.....................................     $  351.5                            $  351.5
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                        UNAUDITED COMBINED BALANCE SHEET
                               DECEMBER 31, 2000

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities..........................
     Equity securities.........................     $   13.8                            $   13.8
     Other investments.........................
     Short-term investments....................      1,627.1           $  (125.8)        1,501.3
                                                    --------           ---------        --------
  Total investments............................      1,640.9              (125.8)        1,515.1
  Cash.........................................          1.4                                 1.4
  Receivables -- net...........................         68.4                (5.2)           63.2
  Inventories..................................                            269.3           269.3
  Deferred income taxes........................                            311.0           311.0
                                                    --------           ---------        --------
          Total current assets.................                                          2,160.0
  Property plant & equipment -- net............        199.5                               199.5
  Prepaid pension assets.......................                            143.0           143.0
  Deferred income taxes........................        344.8              (344.8)
  Goodwill and other intangibles...............          0.6                (0.6)
  Other assets.................................        416.2              (252.1)          164.1
                                                    --------           ---------        --------
          Total assets.........................     $2,671.8           $    (5.2)       $2,666.6
                                                    ========           =========        ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
  Accounts payable and accrued liabilities.....                        $   398.8        $  398.8
  Settlement costs.............................                            675.9           675.9
                                                    --------           ---------        --------
          Total current liabilities............                                          1,074.7
  Long-term debt, less unamortized discounts...     $    4.0                (4.0)
  Settlement costs.............................                             25.8            25.8
  Postretirement health and life insurance
     benefits..................................                            185.4           185.4
  Other liabilities............................      1,291.0            (1,287.1)            3.9
                                                    --------           ---------        --------
          Total liabilities....................      1,295.0                (5.2)        1,289.8
  Combined attributed net assets...............      1,376.8                             1,376.8
                                                    --------           ---------        --------
          Total liabilities and combined
             attributed net assets.............     $2,671.8           $    (5.2)       $2,666.6
                                                    ========           =========        ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                        UNAUDITED COMBINED BALANCE SHEET
                               DECEMBER 31, 1999

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities..........................     $    5.6           $    (5.6)
     Equity securities.........................         11.7               (11.7)
     Other investments.........................
     Short-term investments....................      1,283.8                (1.9)       $1,281.9
                                                    --------           ---------        --------
  Total investments............................      1,301.1               (19.2)        1,281.9
  Cash.........................................          2.0                                 2.0
  Receivables -- net...........................         54.9                                54.9
  Inventories..................................                            230.6           230.6
  Deferred income taxes........................                            298.7           298.7
                                                    --------           ---------        --------
          Total current assets.................                                          1,868.1
  Property plant & equipment -- net............        196.8                               196.8
  Prepaid pension assets.......................                             83.1            83.1
  Deferred income taxes........................        334.1              (334.1)
  Goodwill and other intangibles...............          1.1                (1.1)
  Other assets.................................        320.0              (259.3)           60.7
                                                    --------           ---------        --------
          Total assets.........................     $2,210.0           $    (1.3)       $2,208.7
                                                    ========           =========        ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
  Accounts payable and accrued liabilities.....                        $   473.6        $  473.6
  Settlement costs.............................                            578.0           578.0
                                                    --------           ---------        --------
          Total current liabilities............                                          1,051.6
  Long-term debt, less unamortized discounts...     $    4.1                (0.1)            4.0
  Settlement costs.............................                             37.2            37.2
  Postretirement health and life insurance
     benefits..................................                            186.8           186.8
  Other liabilities............................      1,284.7            (1,276.8)            7.9
                                                    --------           ---------        --------
          Total liabilities....................      1,288.8                (1.3)        1,287.5
  Combined attributed net assets...............        921.2                               921.2
                                                    --------           ---------        --------
          Total liabilities and combined
             attributed net assets.............     $2,210.0           $    (1.3)       $2,208.7
                                                    ========           =========        ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   64.9            $(64.9)
  Investment gains.............................          2.1              (2.1)
  Net sales of manufactured products (including
     federal excise taxes of $476.4)...........      3,389.5                            $3,389.5
  Other........................................          6.9              (6.9)
                                                    --------            ------          --------
          Total................................      3,463.4             (73.9)          3,389.5
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................      1,684.9              14.9           1,699.8
  Other operating expenses.....................        995.1             (18.2)            976.9
  Interest.....................................          0.6              (0.6)
                                                    --------            ------          --------
          Total operating costs and expenses...      2,680.6              (3.9)          2,676.7
                                                    --------            ------          --------
Operating income...............................        782.8             (70.0)            712.8
Net investment income..........................                           70.0              70.0
                                                    --------            ------          --------
Income before income taxes.....................        782.8                               782.8
Income taxes...................................        307.4                               307.4
                                                    --------            ------          --------
Net income.....................................     $  475.4                            $  475.4
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   68.8            $(68.8)
  Investment (losses) gains....................         (1.4)              1.4
  Net sales of manufactured products (including
     federal excise taxes of $508.4)...........      3,194.2                            $3,194.2
  Other........................................          4.5              (4.5)
                                                    --------            ------          --------
          Total................................      3,266.1             (71.9)          3,194.2
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................      1,675.2              14.7           1,689.9
  Other operating expenses.....................        685.4             (15.0)            670.4
  Interest.....................................          1.4              (1.4)
                                                    --------            ------          --------
          Total operating costs and expenses...      2,362.0              (1.7)          2,360.3
                                                    --------            ------          --------
Operating income...............................        904.1             (70.2)            833.9
Net investment income..........................                           70.2              70.2
                                                    --------            ------          --------
Income before income taxes.....................        904.1                               904.1
Income taxes...................................        345.9                               345.9
                                                    --------            ------          --------
Net income.....................................     $  558.2                            $  558.2
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                        UNAUDITED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2001

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities..........................
     Equity securities.........................
     Other investments.........................
     Short-term investments....................     $2,039.9           $  (178.9)       $1,861.0
                                                    --------           ---------        --------
  Total investments............................      2,039.9              (178.9)        1,861.0
  Cash.........................................          1.9                                 1.9
  Marketable securities........................                            153.0           153.0
  Receivables -- net...........................         62.7                                62.7
  Inventories..................................                            274.6           274.6
  Deferred income taxes........................                            334.5           334.5
                                                                                        --------
          Total current assets.................                                          2,687.7
  Property plant & equipment -- net............        173.7                               173.7
  Prepaid pension assets.......................                            193.7           193.7
  Deferred income taxes........................        449.8              (449.8)
  Goodwill and other intangibles...............          0.1                (0.1)
  Other assets.................................        473.1              (327.0)          146.1
                                                    --------           ---------        --------
          Total assets.........................     $3,201.2                            $3,201.2
                                                    ========           =========        ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
  Accounts payable and accrued liabilities.....                        $   314.3        $  314.3
  Settlement costs.............................                            966.7           966.7
  Income taxes.................................                            381.9           381.9
                                                                                        --------
          Total current liabilities............                                          1,662.9
  Settlement costs.............................                             22.0            22.0
  Postretirement health and life insurance
     benefits..................................                            185.4           185.4
  Other liabilities............................     $1,874.1            (1,870.3)            3.8
                                                    --------           ---------        --------
          Total liabilities....................      1,874.1                             1,874.1
  Combined attributed net assets...............      1,327.1                             1,327.1
                                                    --------           ---------        --------
          Total liabilities and combined
             attributed net assets.............     $3,201.2                            $3,201.2
                                                    ========           =========        ========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Loews Corporation:

     We have audited the accompanying combined balance sheets of the Carolina Group as of September 30, 2001, December 31, 2000 and 1999, and the related combined statements of income and changes in combined Loews attributed net assets and cash flows for the nine months ended September 30, 2001 and for each of the three years in the period ended December 31, 2000. The combined financial statements include the accounts of Loews's (the "Company") wholly owned subsidiary, Lorillard, Inc. and certain other defined tobacco obligations and potential liabilities, as described in Note 1 to these financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Carolina Group at September 30, 2001, December 31, 2000 and 1999, and the results of their operations and their cash flows for the nine months ended September 30, 2001 and for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Raleigh, North Carolina
November 6, 2001

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                   COMBINED STATEMENTS OF INCOME AND CHANGES
                       IN COMBINED ATTRIBUTED NET ASSETS

                                             NINE MONTHS ENDED                YEAR ENDED
                                               SEPTEMBER 30,                 DECEMBER 31,
                                           ----------------------   ------------------------------
                                             2001        2000         2000       1999       1998
                                           --------   -----------   --------   --------   --------
                                                      (UNAUDITED)
                                                        (DOLLAR AMOUNTS IN MILLIONS)
Net sales (including federal excise taxes
  of $476.4, $508.4, $667.9, $512.6 and
  $495.3)................................  $3,389.5    $3,194.2     $4,233.8   $3,991.3   $2,807.5
Cost of sales (Note 9)...................   1,699.8     1,689.9      2,197.7    2,069.1      979.3
Selling, advertising and
  administrative.........................     976.9       670.4        918.7      900.2      712.9
Fixed non-unit based settlement costs
  (Note 9)...............................                                                    579.0
                                           --------    --------     --------   --------   --------
Total operating costs and expenses.......   2,676.7     2,360.3      3,116.4    2,969.3    2,271.2
                                           --------    --------     --------   --------   --------
Operating income.........................     712.8       833.9      1,117.4    1,022.0      536.3
Net investment income....................      70.0        70.2        104.9       57.4       56.8
                                           --------    --------     --------   --------   --------
Income before income taxes...............     782.8       904.1      1,222.3    1,079.4      593.1
Income taxes (Note 7)....................     307.4       345.9        469.5      427.6      241.6
                                           --------    --------     --------   --------   --------
Net income...............................     475.4       558.2        752.8      651.8      351.5
Combined attributed net assets, beginning
  of period..............................   1,376.8       921.2        921.2      569.3      667.5
Dividends paid...........................    (523.5)     (300.0)      (300.0)    (300.0)    (450.0)
Other....................................      (1.6)        1.9          2.8        0.1        0.3
                                           --------    --------     --------   --------   --------
Combined attributed net assets, end of
  period.................................  $1,327.1    $1,181.3     $1,376.8   $  921.2   $  569.3
                                           ========    ========     ========   ========   ========

                   See Notes to Combined Financial Statements

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                       SEPTEMBER 30,    --------------------
                                                           2001           2000        1999
                                                       -------------    --------    --------
                                                           (DOLLAR AMOUNTS IN MILLIONS)
ASSETS:
Cash and cash equivalents............................    $1,862.9       $1,516.5    $  170.9
Marketable securities................................       153.0                    1,113.0
Trade receivables, less allowance for doubtful
  accounts and cash discounts of $5.0, $2.9 and
  $3.7...............................................        62.7           63.2        54.9
Inventories:
  Leaf tobacco.......................................       200.5          209.7       184.9
  Manufactured stock.................................        67.5           53.5        39.1
  Materials and supplies.............................         6.6            6.1         6.6
Deferred income taxes (Note 7).......................       334.5          311.0       298.7
                                                         --------       --------    --------
          Total current assets.......................     2,687.7        2,160.0     1,868.1
Plant and equipment -- net (Note 3)..................       173.7          199.5       196.8
Prepaid pension assets (Note 8)......................       193.7          143.0        83.1
Deferred charges and other assets (Notes 7 and 8)....       146.1          164.1        60.7
                                                         --------       --------    --------
          Total assets...............................    $3,201.2       $2,666.6    $2,208.7
                                                         ========       ========    ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
Accounts and drafts payable..........................    $   21.7       $   48.2    $   42.8
Accrued liabilities (Note 4).........................       292.6          342.2       350.5
Settlement costs (Note 9)............................       966.7          675.9       578.0
Income taxes.........................................       381.9            8.4        80.3
                                                         --------       --------    --------
          Total current liabilities..................     1,662.9        1,074.7     1,051.6
Long-term debt (Note 5)..............................                                    4.0
Settlement costs (Note 9)............................        22.0           25.8        37.2
Postretirement health and life insurance benefits
  (Note 8)...........................................       185.4          185.4       186.8
Other non-current liabilities........................         3.8            3.9         7.9
                                                         --------       --------    --------
          Total liabilities..........................     1,874.1        1,289.8     1,287.5
Commitments and Contingent Liabilities (Notes 5, 6,
  7, 8 and 9)
Combined attributed net assets.......................     1,327.1        1,376.8       921.2
                                                         --------       --------    --------
          Total liabilities and combined attributed
             net assets..............................    $3,201.2       $2,666.6    $2,208.7
                                                         ========       ========    ========

                   See Notes to Combined Financial Statements

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS
                                                              ENDED                       YEAR ENDED
                                                          SEPTEMBER 30,                  DECEMBER 31,
                                                      ----------------------   --------------------------------
                                                        2001        2000         2000       1999        1998
                                                      --------   -----------   --------   ---------   ---------
                                                                 (UNAUDITED)
                                                                    (DOLLAR AMOUNTS IN MILLIONS)
Cash flows from operating activities:
Net income..........................................  $  475.4    $  558.2     $  752.8   $   651.8   $   351.5
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization.......................      19.1        18.8         25.1        23.9        22.4
Deferred income taxes...............................    (105.0)      (16.6)       (10.9)     (181.0)      (45.6)
Amortization of marketable securities...............                 (11.5)       (11.5)      (35.9)      (19.8)
Changes in operating assets and liabilities:
  Receivables.......................................       0.5        (5.7)        (8.3)      (13.1)      (16.5)
  Inventories.......................................      (5.3)       13.2        (38.7)       (9.0)        6.3
  Accounts payable and accrued liabilities..........     (76.1)      (31.7)        (5.8)      110.4        (2.0)
  Settlements.......................................     287.0       332.1         86.5       414.0        83.5
  Accrued taxes.....................................     373.5       (63.6)       (72.2)       50.0       (14.1)
Deferred charges and other assets...................      99.1         0.7       (105.1)       11.9        18.1
Postretirement and pension benefits payable.........     (50.7)        4.0        (61.3)        4.1        (2.9)
Other...............................................      (1.6)       (1.5)        (0.2)       (2.2)       (1.1)
                                                      --------    --------     --------   ---------   ---------
Net cash provided by operating activities...........   1,015.9       796.4        550.4     1,024.9       379.8
                                                      --------    --------     --------   ---------   ---------
Cash flows from investing activities:
Purchases of marketable securities..................    (153.0)     (483.6)      (483.6)   (2,459.7)   (1,595.9)
Proceeds from sale of marketable securities.........               1,607.6      1,607.6     1,736.9     1,480.8
Additions to plant and equipment....................     (25.6)      (15.8)       (30.1)      (20.7)      (18.9)
Proceeds from disposal of plant and equipment.......       9.1         0.3          1.4         2.2         1.7
                                                      --------    --------     --------   ---------   ---------
Net cash (used) provided by investing activities....    (169.5)    1,108.5      1,095.3      (741.3)     (132.3)
                                                      --------    --------     --------   ---------   ---------
Cash flows from financing activities:
Dividends...........................................    (500.0)     (300.0)      (300.0)     (300.0)     (450.0)
Payments on long-term debt..........................                               (0.1)       (0.1)       (0.1)
                                                      --------    --------     --------   ---------   ---------
Net cash used in financing activities...............    (500.0)     (300.0)      (300.1)     (300.1)     (450.1)
                                                      --------    --------     --------   ---------   ---------
Change in cash and cash equivalents.................     346.4     1,604.9      1,345.6       (16.5)     (202.6)
Cash and cash equivalents, beginning of period......   1,516.5       170.9        170.9       187.4       390.0
                                                      --------    --------     --------   ---------   ---------
Cash and cash equivalents, end of period............  $1,862.9    $1,775.8     $1,516.5   $   170.9   $   187.4
                                                      ========    ========     ========   =========   =========
Cash paid for:
  Income taxes......................................  $   39.1    $  426.2     $  552.6   $   558.7   $   298.8
  Interest..........................................  $    0.1    $   14.7     $   15.8   $     1.5   $     1.4
                                                      ========    ========     ========   =========   =========

                   See Notes to Combined Financial Statements

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

1. SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation -- The Carolina Group consists of Loews's 100% stock ownership interest in Lorillard, Inc., and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     The combined financial statements reflect the results of operations, financial position, changes in combined attributed net assets and cash flows of the Carolina Group as if it were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in combined attributed net assets and cash flows of the Carolina Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the Carolina Group reflect all adjustments (consisting of only normal recurring accruals) necessary to present fairly the results of operations and changes in cash flows for the nine months ended September 30, 2000. These financial statements should be read in conjunction with Loews's annual report on Form 10-K/A for the year ended December 31, 2000 and quarterly report on Form 10-Q for the nine months ended September 30, 2001.

     The combined financial statements of the Carolina Group were prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements of the Carolina Group reflect the assets, liabilities, revenue and expenses directly attributable to the Carolina Group, as well as allocations deemed reasonable by Loews's management, to present the results of operations, financial position and cash flows of the Carolina Group on a stand-alone basis. All significant intercompany accounts and transactions within the Carolina Group have been eliminated.

     Lorillard, Inc.'s principal asset is its 100% ownership interest in Lorillard Tobacco Company. Throughout this document, we refer to Lorillard, Inc. and its subsidiaries as "Lorillard." Lorillard is engaged in the manufacture and sale of cigarettes. Its principal products are marketed under the brand names Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States. Sales by Lorillard to one customer represented 15.6% and 14.6% of total sales during the nine months ended September 30, 2001 and 2000, respectively, and 14.1%, 12.7% and 12.3% of total sales of the Carolina Group during the years ended December 31, 2000, 1999 and 1998, respectively.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and related notes. Actual results could differ from those estimates.

     Accounting changes -- In December of 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This bulletin summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. This bulletin, through its subsequent revised releases, SAB No. 101A and No. 101B, was effective for registrants no later than the fourth fiscal quarter of fiscal years

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

beginning after December 15, 1999. Adoption of this bulletin, which occurred on October 1, 2000, did not have a significant impact on the results of operations or equity of the Carolina Group.

     Cash equivalents and marketable securities -- Cash equivalents consist of short-term liquid investments with a maturity at date of purchase of three months or less. The Carolina Group's investments in cash equivalents and marketable securities are classified as debt securities available-for-sale and consist of U.S. government, federal agency, and corporate debt securities that mature within one year. Those investments are stated at fair value. Gross realized gains and losses and unrealized holding gains and losses were not material. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortized cost basis approximates fair value. Interest and dividend income are included as a component of investment income. The cost of securities sold is based on the specific identification method and transactions are recorded on the trade date.

     Inventories -- Inventories are valued at the lower of cost, determined on a last-in, first-out basis (LIFO), or market. The inventory of leaf tobacco is classified as a current asset in accordance with generally recognized trade practice; although, due to the duration of the aging processes, a significant portion of the tobacco on hand will not be sold or used within one year. If the average cost method of accounting had been used, inventories would have been greater by approximately $212.7 at September 30, 2001, and $205.7 and $212.6 at December 31, 2000 and 1999, respectively.

     Depreciation -- Buildings, machinery and equipment are depreciated for financial reporting purposes on the straight line method over estimated useful lives of those assets. Depreciation for tax purposes is provided on an accelerated basis.

     Revenue recognition -- Revenue from product sales is recognized upon shipment of goods when title and risk of loss pass to customers.

     Tobacco settlement costs -- Lorillard's obligations under the State Settlement Agreements require annual payments based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of sales as the related sales occur. The 1998 charges represent Lorillard's share of all fixed and determinable portions of its obligations under the tobacco settlements and are not considered a component of cost of sales.

     Accounting pronouncements -- In June of 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This Statement addressed a limited number of issues caused by implementation difficulties for entities applying SFAS No. 133. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Carolina Group adopted SFAS No. 133, as amended, on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the financial position or results of operations of the Carolina Group.

     In the first quarter of 2002, the Carolina Group will be required to adopt the provisions of the FASB's Emerging Issues Task Force Issues No. 00-14, "Accounting for Certain Sales Incentives," and No. 00-25,

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

"Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." Issue No. 00-14 addresses the recognition, measurement, and income statement characterization of sales incentives, including rebates, coupons and free products or services offered voluntarily by a vendor without charge to the customer that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Implementation of the recognition and measurement criteria will not have a material impact on the Carolina Group's results of operations or attributed net assets. Issue 00-25 addresses whether consideration from a vendor to a reseller of the vendor's products is (a) an adjustment of the selling prices of the vendor's products and, therefore, should be deducted from revenue when recognized in the vendor's income statement or (b) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be included as a cost or an expense when recognized in the vendor's income statement. As a result of both issues, certain costs historically included in selling, advertising and administrative expenses will be reclassified to cost of sales, or as reductions of net sales. Prior period amounts will be reclassified for comparative purposes.

     In June of 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires companies to use the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method of accounting. The Carolina Group will adopt this standard for any future business combinations.

     In June of 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Amortization of goodwill and intangible assets with indefinite lives will cease upon adoption of SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 will not have a material impact on the financial position or results of operations of the Carolina Group.

     In June of 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 applies to the accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. The Carolina Group is in the process of reviewing the impact this new standard may have on its operations and financial position.

     In August of 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 essentially applies one accounting model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. Adoption of this Statement is required for fiscal years beginning after December 15, 2001. The Carolina Group is in the process of reviewing the impact this new standard may have on its operations and financial position.

2. RELATED PARTY TRANSACTIONS

     Loews and Lorillard are parties to a services agreement in which Loews performs certain administrative and technical services on behalf of Lorillard. Such services include internal auditing,

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

accounting, and cash management services, in addition to advice and assistance with respect to preparation of tax returns. Under the agreement, Lorillard is required to reimburse Loews for (i) allocated personnel costs of Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. Lorillard was charged $0.2 in each of the nine-month periods ended September 30, 2001 and 2000, and $0.2, $0.1 and $3.5 during the years ended December 31, 2000, 1999, and 1998, respectively. The cost allocated to Lorillard, which is not calculated on an arm's length basis, is estimated to be the incremental cost incurred by Loews in providing these services to Lorillard.

     In addition, Lorillard provides computer services to Loews and its subsidiaries. Lorillard charged Loews $0.6 and $1.8 during the nine-month periods ended September 30, 2001 and 2000, respectively, and $2.6, $2.9 and $3.0 during the years ended December 31, 2000, 1999, and 1998, respectively, as reimbursement for such services. The amount billed by Lorillard to Loews and its subsidiaries, which is not calculated on an arm's length basis, is estimated to be the incremental cost incurred by Lorillard in providing these services.

3.  PLANT AND EQUIPMENT

     Plant and equipment is stated at cost and consisted of the following:

                                                                         DECEMBER 31,
                                                     SEPTEMBER 30,    ------------------
                                                         2001          2000       1999
                                                     -------------    -------    -------
Land...............................................     $   3.5       $  10.4    $  10.4
Buildings..........................................        77.1         103.0      102.4
Equipment..........................................       344.8         325.2      303.7
                                                        -------       -------    -------
          Total....................................       425.4         438.6      416.5
Accumulated depreciation...........................      (251.7)       (239.1)    (219.7)
                                                        -------       -------    -------
          Net plant and equipment..................     $ 173.7       $ 199.5    $ 196.8
                                                        =======       =======    =======

     In September 2001, Lorillard paid a $23.5 dividend in kind to Loews consisting of certain real estate assets.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

4. ACCRUED LIABILITIES

     Accrued liabilities were as follows:

                                                                          DECEMBER 31,
                                                       SEPTEMBER 30,    ----------------
                                                           2001          2000      1999
                                                       -------------    ------    ------
Legal fees...........................................     $ 40.6        $ 40.2    $ 32.4
Salaries and other compensation......................       16.1          14.0      13.6
Pension, medical and other employee benefit plans....       24.4          26.5      30.8
Consumer rebates.....................................       76.2         117.9     129.4
Sales promotion......................................       44.6          33.4      15.1
Advertising..........................................        1.2           9.4      15.7
Excise and other taxes...............................       44.8          44.6      53.9
Other accrued liabilities............................       44.7          56.2      59.6
                                                          ------        ------    ------
          Total......................................     $292.6        $342.2    $350.5
                                                          ======        ======    ======

5. DEBT

     Long-term debt was as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                              2000       1999
                                                              -----      -----
8.75% mortgage note due 2001................................  $ 4.0      $ 4.1
Less current portion........................................   (4.0)      (0.1)
                                                              -----      -----
Net long-term debt..........................................  $  --      $ 4.0
                                                              =====      =====

6. LEASE OBLIGATIONS

     Lorillard leases certain real estate and transportation equipment under various operating leases. Listed below are future minimum rental payments required under those operating leases with noncancellable terms in excess of one year at September 30, 2001.

2002........................................................  $4.5
2003........................................................   1.1
2004........................................................   0.4
2005........................................................   0.2
2006........................................................   0.1
                                                              ----
Net minimum lease payments..................................  $6.3
                                                              ====

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     Rental expense for all operating leases was $5.1 and $5.2 for the nine months ended September 30, 2001 and 2000, respectively, and $6.8, $10.0 and $35.1 for the years ended December 31, 2000, 1999 and 1998, respectively.

7. INCOME TAXES

     Lorillard is a member of the Loews affiliated group that files consolidated federal income tax returns. Lorillard and Loews have a Federal Income Tax Allocation Agreement that provides for payments with respect to the federal income tax liability which Lorillard would have if it were not a member of the Loews affiliated group.

     The provision (benefit) for income taxes consisted of the following:

                                                  NINE MONTHS
                                              ENDED SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                             ---------------------    --------------------------
                                              2001        2000         2000      1999      1998
                                             ------    -----------    ------    ------    ------
                                                       (UNAUDITED)
Current
  Federal..................................  $341.9      $315.4       $414.5    $493.8    $233.8
  State....................................    70.5        47.1         65.9     114.8      53.4
Deferred
  Federal..................................   (82.5)      (12.7)        (6.4)   (149.4)    (37.3)
  State....................................   (22.5)       (3.9)        (4.5)    (31.6)     (8.3)
                                             ------      ------       ------    ------    ------
          Total............................  $307.4      $345.9       $469.5    $427.6    $241.6
                                             ======      ======       ======    ======    ======

     Deferred tax assets (liabilities) are as follows:

                                                                     DECEMBER 31,
                                             SEPTEMBER 30,    --------------------------
                                                 2001          2000      1999      1998
                                             -------------    ------    ------    ------
Legal......................................     $ 16.3        $ 16.3    $ 14.8    $  7.1
Employee benefits..........................       29.7          29.7      56.3      50.3
Settlement costs...........................      308.5         285.0     253.6      77.0
Engle Agreement............................       81.5
Consumer rebates...........................       18.5          18.5      16.9      18.9
Depreciation...............................      (17.3)        (17.3)    (18.3)    (19.8)

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

                                                                     DECEMBER 31,
                                             SEPTEMBER 30,    --------------------------
                                                 2001          2000      1999      1998
                                             -------------    ------    ------    ------
State and local income taxes...............     $ 10.3        $ 10.3    $ (4.1)   $  9.5
Allowance for doubtful accounts............         --            --        --       2.2
Inventory capitalization...................       15.5          15.5      15.5       8.9
Other -- net...............................      (13.2)        (13.2)     (0.6)     (1.3)
                                                ------        ------    ------    ------
                                                $449.8        $344.8    $334.1    $152.8
                                                ======        ======    ======    ======

     A reconciliation between the statutory federal income tax rate and the Carolina Group's effective income tax rate is as follows:

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                ---------------------     -------------------------
                                                2001         2000         2000      1999      1998
                                                ----      -----------     -----     -----     -----
                                                          (UNAUDITED)
Statutory rate................................  35.0%        35.0%        35.0%     35.0%     35.0%
Increase (decrease) in rate resulting from:
  State taxes.................................   4.0          3.1          3.3       5.0       4.9
  Other.......................................   0.3          0.2          0.1      (0.4)      0.8
                                                ----         ----         ----      ----      ----
Effective rate................................  39.3%        38.3%        38.4%     39.6%     40.7%
                                                ====         ====         ====      ====      ====

     The consolidated federal income tax returns filed by Loews have been examined through 1997 and settled through 1994. Years 1998 through 2000 are currently under examination by the Internal Revenue Service. In the opinion of management, the amount accrued in the consolidated balance sheet is believed to be adequate to cover any additional assessments which may be made by federal, state and local tax authorities and such assessments, if any, should not have a material effect on the financial condition or results of operations of the Carolina Group.

8. RETIREMENT PLANS

     Lorillard has defined benefit pension, postretirement benefits, profit sharing and savings plans for eligible employees.

     Pension and postretirement benefits -- The Salaried Pension Plan provides benefits based on employees' compensation and service. The Hourly Pension Plan provides benefits based on fixed amounts for each year of service. Lorillard also provides medical and life insurance benefits to eligible retired employees. The following provides a reconciliation of benefit obligations, plan assets and funded status of the pension and postretirement plans.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

                                                                          OTHER POSTRETIREMENT
                                                      PENSION BENEFITS          BENEFITS
                                                      ----------------    --------------------
                                                       2000      1999      2000         1999
                                                      ------    ------    -------      -------
Change in benefit obligation:
  Benefit obligation at beginning of year...........  $580.9    $631.8    $ 122.1      $ 125.0
  Service cost......................................    10.5      12.3        3.3          3.4
  Interest cost.....................................    45.6      42.3        9.4          8.1
  Plan participants' contribution...................      --        --        3.9          3.1
  Amendments........................................     5.9       9.7        0.5           --
  Actuarial loss/(gain).............................    37.6     (76.3)      (6.2)        (9.0)
  Transfer in.......................................      --        --         --           --
  Benefits paid.....................................   (44.3)    (38.9)     (10.6)        (8.5)
                                                      ------    ------    -------      -------
  Benefit obligation at end of year.................  $636.2    $580.9    $ 122.4      $ 122.1
                                                      ======    ======    =======      =======
Change in plan assets:
  Fair value of plan assets at beginning of year....  $551.7    $579.2    $    --      $    --
  Actual return on plan assets......................    84.1     (10.7)        --           --
  Employer contribution.............................    95.4      22.1        6.7          5.4
  Plan participants' contribution...................      --        --        3.9          3.1
  Transfer in.......................................      --        --         --           --
  Benefits paid.....................................   (44.3)    (38.9)     (10.6)        (8.5)
                                                      ------    ------    -------      -------
  Fair value of plan assets at end of year..........  $686.9    $551.7    $    --      $    --
                                                      ======    ======    =======      =======
  Funded status.....................................  $ 50.8    $(29.2)   $(122.4)     $(122.1)
  Unrecognized net actuarial loss/(gain)............    62.4      66.3      (71.2)       (69.9)
  Unrecognized prior service cost...................    30.4      28.8       (0.3)        (0.9)
  Unrecognized net obligation.......................     0.4       6.3         --           --
                                                      ------    ------    -------      -------
  Net amount recognized.............................  $144.0    $ 72.2    $(193.9)     $(192.9)
                                                      ======    ======    =======      =======

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

                                                                            OTHER POSTRETIREMENT
                                                        PENSION BENEFITS          BENEFITS
                                                        ----------------    --------------------
                                                         2000      1999       2000        1999
                                                        ------    ------    --------    --------
Amounts recognized in balance sheet consist of:
  Prepaid (accrued) benefit cost......................  $143.0    $ 83.1    $(193.9)    $(192.9)
  Accrued benefit liability...........................      --     (10.9)        --          --
  Intangible asset....................................     1.0        --         --          --
                                                        ------    ------    -------     -------
  Net amount recognized...............................  $144.0    $ 72.2    $(193.9)    $(192.9)
                                                        ======    ======    =======     =======

                                                                              OTHER POSTRETIREMENT
                                                        PENSION BENEFITS            BENEFITS
                                                      --------------------    --------------------
                                                      2000    1999    1998    2000    1999    1998
                                                      ----    ----    ----    ----    ----    ----
Weighted-average assumptions at December 31:
  Discount rate.....................................  7.50%   8.00%   6.75%   7.50%   8.00%   6.75%
  Expected return on plan assets....................  8.00%   6.75%   7.00%    n/a     n/a     n/a
  Rate of compensation increase.....................  5.50%   5.50%   5.50%    n/a     n/a     n/a
  Ultimate trend rate assumptions...................   n/a     n/a     n/a    5.50%   6.00%   4.75%

     For measurement purposes, at December 31, 2000, health care costs for 2000 for the plans were assumed at an annual rate of 9.00% pre-65 and 11.00% post-65. Those rates were assumed to decrease gradually to 5.50% in 2008 for pre-65 and 5.50% in 2012 for post-65 and remain at that level thereafter. Net periodic pension and other postretirement benefit costs include the following components:

                                                                               OTHER POSTRETIREMENT
                                                        PENSION BENEFITS             BENEFITS
                                                    ------------------------   ---------------------
                                                     2000     1999     1998    2000    1999    1998
                                                    ------   ------   ------   -----   -----   -----
Components of net periodic benefit cost:
  Service cost....................................  $ 10.5   $ 12.3   $ 11.4   $ 3.3   $ 3.4   $ 3.3
  Interest cost...................................    45.6     42.3     40.6     9.4     8.1     8.0
  Expected return on plan assets..................   (43.9)   (38.2)   (37.7)     --      --      --
  Amortization of unrecognized net obligation.....     5.9      5.9      5.9      --      --      --
  Amortization of unrecognized net loss (gain)....     1.3      3.0      2.6    (5.0)   (4.6)   (5.4)
  Amortization of unrecognized prior service
     cost.........................................     4.3      4.0      4.2    (0.1)   (0.2)   (0.1)
                                                    ------   ------   ------   -----   -----   -----
  Net periodic benefit cost.......................  $ 23.7   $ 29.3   $ 27.0   $ 7.6   $ 6.7   $ 5.8
                                                    ======   ======   ======   =====   =====   =====

     A one-percentage-point change in assumed health care cost trend rate would change the postretirement benefit obligation by approximately $8.0 and the aggregate service and interest cost components by $1.0.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     Profit Sharing -- Lorillard has a non-contributory Profit Sharing Plan for hourly employees. Company contributions under this plan are based on Lorillard's performance with a maximum contribution of 15% of participants' earnings. Contributions for 2000, 1999 and 1998 were $9.1, $10.2 and $9.4, respectively.

     Savings Plan -- Lorillard sponsors an Employees Savings Plan for salaried employees. Lorillard provides a contribution of 1% of employee compensation up to a maximum of one thousand dollars a year. Additionally, for employees who were participants in the Plan on December 31, 1981, Lorillard's contribution is increased by an additional .04% to 1.3% of compensation depending on age. Lorillard contributions for 2000, 1999 and 1998 were $1.4, $1.4 and $1.3, respectively.

9. LEGAL PROCEEDINGS, CONTINGENT LIABILITIES AND COMMITMENTS

     Approximately 4,725 product liability cases are pending against cigarette manufacturers in the United States; Lorillard is a defendant in approximately 4,325 of these cases. Lawsuits continue to be filed against Lorillard and other manufacturers of tobacco products. Several of the lawsuits also name Loews as a defendant. Among the 4,725 product liability cases, approximately 1,250 cases are pending in a West Virginia court. Another group of approximately 2,900 cases has been brought by flight attendants alleging injury from exposure to environmental tobacco smoke in the cabins of aircraft. Lorillard is a defendant in all of the flight attendant suits and is a defendant in most of the cases pending in West Virginia.

     Excluding the flight attendant and West Virginia suits, approximately 575 product liability cases are pending against U.S. cigarette manufacturers. Of these 575 cases, Lorillard is a defendant in approximately 250 cases. Loews is a defendant in approximately 50 of these actions, although it has not received service of process in approximately 15 of them.

     Tobacco litigation includes various types of claims. In these actions, plaintiffs claim substantial compensatory, statutory and punitive damages, as well as equitable and injunctive relief, in amounts ranging into the billions of dollars. These claims are based on a number of legal theories including, among other theories, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability (including claims asserted under the Racketeering Influenced and Corrupt Organizations Act), civil conspiracy, intentional infliction of harm, violation of consumer protection statutes, violation of antitrust statutes, and failure to warn of the harmful and/or addictive nature of tobacco products.

     Some cases have been brought by individual plaintiffs who allege cancer and/or other health effects resulting from an individual's use of cigarettes and/or smokeless tobacco products, addiction to smoking or exposure to environmental tobacco smoke. These cases are generally referred to as "conventional product liability cases." In other cases, plaintiffs have brought claims as purported class actions on behalf of large numbers of individuals for damages allegedly caused by smoking. These cases are generally referred to as "purported class action cases." In other cases, plaintiffs are U.S. and foreign governmental entities or entities such as labor unions, private companies, hospitals or hospital districts, American Indian tribes, or private citizens suing on behalf of taxpayers. Plaintiffs in these cases seek reimbursement of health care costs allegedly incurred as a result of smoking, as well as other alleged damages. These cases are generally referred to as "reimbursement cases." In addition, there are claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or the insurers of asbestos manufacturers. These cases are generally referred to as "claims for contribution."

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     In addition to the above, claims have been brought against Lorillard seeking damages resulting from alleged exposure to asbestos fibers which were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time, ending more than 40 years ago. These cases are generally referred to as "filter cases." Approximately 20 filter cases are pending against Lorillard.

     Lorillard believes that it has valid defenses to the cases pending against it. Lorillard also believes it has valid bases for appeal of the adverse verdicts against it. Lorillard will continue to maintain a vigorous defense in all such litigation. Lorillard may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so.

     While Lorillard intends to defend vigorously all smoking and health related litigation which may be brought against it, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably.

     In addition, adverse developments in relation to smoking and health, including the release in 1998 of industry documents, have received widespread media attention. These developments may reflect adversely on the tobacco industry and, together with adverse outcomes in pending cases, could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation and could prompt the filing of additional litigation.

     Except for the impact of the State Settlement Agreements as described below, Lorillard is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the results of operations or cash flows of the Carolina Group in a particular quarterly or annual period or the Carolina Group's financial position could be materially affected by an unfavorable outcome of certain pending litigation.

     To the extent Loews is a defendant in any of the lawsuits described in this section, Loews believes that it is not a proper defendant in these matters and has moved or will move for dismissal of such claims against it. Any costs, expenses or liabilities of Loews arising out of any such lawsuits will be allocated to the Carolina Group.

  SIGNIFICANT RECENT DEVELOPMENTS

     On October 25, 2001, the California Court of Appeals affirmed the dismissal of a reimbursement case filed by a labor union, Operating Engineers Local 12, et al. Plaintiffs voluntarily dismissed the case due to interlocutory rulings by the trial court that limited their claims, and the court of appeals affirmed these dismissal orders. The deadline for plaintiffs to seek additional appellate review of the ruling has not expired.

     On October 5, 2001, a jury returned a verdict in favor of the defendants in Tompkin v. The American Tobacco Company, et al., a conventional product liability case in the United States District Court for the Northern District of Ohio. Lorillard is a defendant in the case. Plaintiff has filed a motion for new trial. The court has not ruled on the motion for new trial.

     On June 6, 2001, a jury awarded $5.5 in compensatory damages and $3,000.0 in punitive damages to the plaintiff in Boeken v. Philip Morris, Inc., a conventional product liability case in the Superior Court of Los Angeles County, California. The court ruled that it would grant in part Philip Morris's motion for a new trial and hold a new trial limited to plaintiff's punitive damages claim if plaintiff did not consent to a

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

reduction of the award to $100.0. Plaintiff accepted the reduced award and the trial court entered an amended judgment awarding plaintiff $100.0 in punitive damages. Philip Morris has noticed an appeal from the amended judgment to the California Court of Appeals. Neither Loews nor Lorillard was a defendant in this matter.

     On June 4, 2001, the jury in the case of Blue Cross and Blue Shield of New Jersey, Inc., et al. v. Philip Morris, Incorporated, et al., a health plan reimbursement case pending in the U.S. District Court for the Eastern District of New York, returned a verdict awarding damages against the defendants, including Lorillard. In this trial, the jury heard evidence as to the claims of only one of several of the plan plaintiffs, Empire Blue Cross and Blue Shield, referred to as "Empire." In its June 4, 2001 verdict, the jury found in favor of the defendants on some of Empire's claims, one of which findings precluded the jury from considering Empire's claims for punitive damages. The jury found in favor of Empire on certain other of plaintiff's claims. As a result of these findings, Empire is entitled to an award of approximately $17.8 in total actual damages, including approximately $1.5 attributable to Lorillard. The court denied plaintiff's post-verdict application for trebling of the damages awarded by the jury. On November 1, 2001, the court entered a final judgment that reflects the jury's verdict. In the final judgment, Empire was awarded approximately $1.5 in actual damages and approximately $.06 in pre-judgment interest for a total award against Lorillard of approximately $1.6. The deadline for parties to notice appeals from the final judgment has not expired. Plaintiff's counsel has sought an award of $39.0 in attorneys' fees. The court has not ruled on this application.

  SETTLEMENT OF STATE REIMBURSEMENT CASES

     On November 23, 1998, Lorillard, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company, the "Original Participating Manufacturers," entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the "Settling States." The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the Master Settlement Agreement are generally referred to as the "State Settlement Agreements."

     The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by Lorillard and the other participating manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation.

     Lorillard recorded pre-tax charges of $890.3 and $829.5 for the nine months ended September 30, 2001 and 2000, respectively, and $1,076.5, $1,065.8 and $579.0 for the years ended December 31, 2000, 1999 and 1998, respectively, to account for its obligations under the State Settlement Agreements. The 1998 charges represent Lorillard's share of all fixed and determinable portions of its obligations under the tobacco settlements. For periods subsequent to December 31, 1998, Lorillard's portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of sales as the related sales occur.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     The State Settlement Agreements require that the domestic tobacco industry make annual payments in the following amounts, subject to adjustment for several factors, including inflation, market share and industry volume: 2001, $9,900.0; 2002, $11,300.0; 2003, $10,900.0; 2004 through 2007, $8,400.0; and thereafter,
$9,400.0. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500.0, as well as additional amounts of $250.0 per annum for 2001 through 2003. These payment obligations are the several and not joint obligations of each settling defendant.

     The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and underage use laws, and other provisions.

     In addition, as part of the Master Settlement Agreement, the Original Participating Manufacturers committed to work cooperatively with the tobacco growing community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement to establish a $5,150.0 trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers according to their relative market share of domestic cigarette shipments, except that Philip Morris paid more than its market share in 1999 but will have its payment obligations reduced in 2009 and 2010 to make up for the overpayment. Of the total $5,150.0, a total of $960.0 was paid in 1999, 2000 and 2001, $70.6 of which was paid by Lorillard. Lorillard believes that its remaining payments under the agreement will total approximately $445.0. All payments will be adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and the effect of new increases in state or federal excise taxes on tobacco products that benefit the tobacco growing community.

     Lorillard believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in U.S. cigarette sales in the premium price and discount price segments, Lorillard's share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements. Almost all domestic manufacturers have agreed to become subject to the terms of the Master Settlement Agreement.

  CONVENTIONAL PRODUCT LIABILITY CASES

     Conventional product liability cases are cases in which individuals allege they or their decedents have been injured due to smoking cigarettes, due to exposure to environmental tobacco smoke, due to use of smokeless tobacco products, or due to cigarette or nicotine dependence or addiction. Plaintiffs in most conventional product liability cases seek unspecified amounts in compensatory damages and punitive damages. Lorillard is a defendant in approximately 1,300 of these cases. This total includes approximately 1,150 cases pending in West Virginia that are part of a consolidated proceeding. Additional cases are pending against other cigarette manufacturers. Loews is a defendant in 11 of the cases filed by individuals, although seven of the cases have not been served on Loews. Loews is not a defendant in any of the conventional product liability cases pending in West Virginia.

     Since January 1, 1999 and through November 6, 2001, 19 cases filed by individual plaintiffs have been tried. Lorillard was a defendant in four of the 19 cases, and juries returned verdicts in favor of the

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

defendants in each of these four matters. Loews was not a defendant in any of the 19 conventional product liability cases tried since January 1, 1999.

     Lorillard was not a defendant in 15 of the individual cases tried since January 1, 1999. Juries have returned verdicts in favor of the defendants in ten of these 15 cases. In the five cases decided in plaintiffs' favor, juries have awarded various amounts. In a 2000 case, a Florida jury awarded plaintiff $0.2 in actual damages but declined to award punitive damages. In the June 2001 verdict in Boeken v. Philip Morris, Inc., discussed under "Significant Recent Developments," a California jury awarded the plaintiff approximately $5.5 in actual damages and $3,000.0 in punitive damages, although the court subsequently reduced the punitive damages award to $100.0. The three other cases in which juries found in favor of the plaintiffs resulted in awards of $51.5 by a California jury in 1999 (reduced to $26.5 by the trial court); $80.3 by an Oregon jury in 1999 (reduced to $32.8 by the trial court); and $21.5 by a California jury in 2000.

     As a result of pending appeals or post-trial motions, plaintiffs have not been able to execute on any of the judgments reflecting these adverse verdicts. In the Florida case that resulted in the award of $0.2, the trial court granted defendant's post-trial motion and entered judgment in favor of the defendant. Plaintiff, however, has noticed an appeal. Defendants have noticed appeals in the four other cases. During November of 2001, the California Court of Appeal affirmed the judgment in which a California plaintiff was awarded $26.5. The defendant in the case has announced that it plans to notice an appeal from the decision to the California Supreme Court.

     Through November 6, 2001, juries have returned verdicts in six conventional product liability cases this year. Verdicts in favor of defendants were returned in five of the cases, including the two in which Lorillard was a defendant. The sixth, and the only one resolved in favor of the plaintiffs during 2001, was the California case discussed above in which plaintiff was awarded punitive damages.

     During 2001, another cigarette manufacturer, Brown & Williamson Tobacco Corporation, paid $1.1 in damages and interest to a former smoker and his spouse for injuries incurred as a result of smoking. Carter v. Brown & Williamson Tobacco Corporation (Circuit Court, Duval County, Florida, filed February 10,
1995). In the 1996 trial of that case, the jury awarded plaintiffs a total of $0.8 in damages. Plaintiffs did not seek punitive damages. In 1998, the Florida Court of Appeal reversed the judgment, holding that plaintiffs' claims were barred by the statute of limitations. The Florida Supreme Court, however, reinstated the jury's damages award during 2000 and denied Brown & Williamson's motion for rehearing during 2001. Brown & Williamson's motion to stay the mandate pending the resolution of its petition for writ of certiorari to the U.S. Supreme Court was denied. Brown & Williamson therefore paid approximately $1.1 in damages and interest to the plaintiffs during 2001. Brown & Williamson subsequently filed a petition for writ of certiorari with the U.S. Supreme Court. On June 29, 2001, the U.S. Supreme Court declined to accept for review the petition for writ of certiorari. Lorillard was not a defendant in this matter.

     Some additional cases are scheduled for trial during the remainder of 2001 against U.S. cigarette manufacturers and manufacturers of smokeless tobacco products. Various trials are also scheduled for 2002 and beyond. These trials include a consolidated trial of the cases brought by approximately 1,250 West Virginia smokers or users of smokeless tobacco products that is scheduled to begin during March of 2002. Lorillard is a defendant in some of the cases set for trial, including the consolidated West Virginia trial. The trial dates are subject to change.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     The California Supreme Court is reviewing decisions by the California Court of Appeals as to whether a California statute bars claims against cigarette manufacturers if the claims accrued between 1988 and 1998. Several cases against cigarette manufacturers, including Lorillard, have been dismissed based on application of the statute in question. The California Attorney General has filed an amicus brief with the Supreme Court that supports the position of the plaintiffs in these suits.

     Flight Attendant Cases. There are approximately 2,900 cases pending in the Circuit Court of Dade County, Florida against Lorillard and three other U.S. cigarette manufacturers in which the plaintiffs are present or former flight attendants, or the estates of deceased flight attendants, who allege injury as a result of exposure to environmental tobacco smoke in aircraft cabins. Loews is not a defendant in any of the flight attendant cases.

     The suits were filed as a result of a settlement agreement on October 10, 1997 by the parties to Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement was approved by the trial court on February 3, 1998. Pursuant to the settlement agreement, among other things, Lorillard and three other U.S. cigarette manufacturers paid approximately $300.0 to create and endow a research institute to study diseases associated with cigarette smoke. In addition, the settlement agreement permitted the plaintiff class members to file individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997.

     During October of 2000, the Circuit Court of Dade County, Florida entered an order that may be construed to hold that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs' alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded. It is not clear how the trial judges will apply this order. The Third District of the Florida Court of Appeal dismissed as premature defendants' appeal from the October 2000 decision. Defendants have filed a motion for rehearing and for rehearing en banc with the Third District of the Florida Court of Appeal. In the alternative, defendants seek certification of the October 2001 ruling to the Florida Supreme Court.

     Trial has been held in one of the flight attendant cases. On April 5, 2001, a jury in the Circuit Court of Dade County, Florida returned a verdict in favor of Lorillard and the other defendants in the case of Fontana v. Philip Morris Incorporated, et al. The court has entered final judgment in favor of the defendants and has denied plaintiff's post-trial motions. Plaintiff has noticed an appeal to the Third District of the Florida Court of Appeal.

     Additional flight attendant cases are set for trial. Approximately 15 such cases are scheduled for trial between December of 2001 and April of 2002.

  CLASS ACTION CASES

     There are approximately 45 purported class action cases pending against cigarette manufacturers and other defendants. Of these approximately 45 cases, Lorillard is a defendant in approximately 25, six of which also name Loews as a defendant. Two cases that name both Loews and Lorillard as defendants have

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

not been served on any of the parties. Many of the purported class actions are in the pre-trial, discovery stage, although trial proceedings are under way in two of the matters. Most of the suits seek class certification on behalf of residents of the states in which the purported class action cases have been filed, although some suits seek class certification on behalf of residents of multiple states. Plaintiffs in all but two of the purported class action cases seek class certification on behalf of individuals who smoked cigarettes or were exposed to environmental tobacco smoke. In one of the two remaining purported class action cases, plaintiffs seek class certification on behalf of individuals who paid insurance premiums. Plaintiffs in the other remaining suit seek class certification on behalf of U.S. residents under the age of 22 who purchased cigarettes as minors and who do not have personal injury claims. Plaintiffs in some of the reimbursement cases, which are discussed below, also seek certification of such cases as class actions.

     Various courts have ruled on motions for class certification in smoking and health-related cases. In 12 state court cases, which were pending in five states and the District of Columbia, courts have denied plaintiffs' class certification motions. In another 14 cases, cigarette manufacturers have defeated motions for class certification before either federal trial courts or courts of appeal from cases pending in 12 states and the Commonwealth of Puerto Rico. The denial of class certification in a New York federal court case, however, was due to the court's interest in preserving judicial resources for a potentially broader class certification ruling in In re Simon (II) Litigation, which is discussed below. In six cases in which Lorillard is a defendant, plaintiffs' motions for class certification have been granted and appeals either have been rejected at the interlocutory stage, appeals have not yet been considered, or, in one case, plaintiffs' claims were resolved through a settlement agreement. These six cases are Broin (which is the matter concluded by a settlement agreement and discussed under "-- Conventional Product Liability Cases -- Flight Attendant Cases"), Engle, Blankenship, Scott, Daniels and Brown.

     Theories of liability asserted in the purported class action cases include a broad range of product liability theories, including those based on consumer protection statutes and fraud and misrepresentation. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in many of the cases seek medical monitoring. Plaintiffs in some of the purported class action cases are represented by a well-funded and coordinated consortium of law firms throughout the United States.

     The Engle Case. Trial began during July of 1998 in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). The trial court, as amended by the Florida Court of Appeal, granted class certification on behalf of Florida residents and citizens, and survivors of such individuals, who have been injured or have died from medical conditions allegedly caused by their addiction to cigarettes containing nicotine.

     The case is being tried in three phases. The first phase began during July of 1998 and involved consideration of certain issues claimed to be "common" to the members of the class and their asserted causes of action.

     On July 7, 1999, the jury returned a verdict against defendants, including Lorillard, at the conclusion of the first phase. The jury found, among other things, that cigarette smoking is addictive and causes lung cancer and a variety of other diseases, that the defendants concealed information about the health risks of smoking, and that defendants' conduct "rose to a level that would permit a potential award or entitlement to punitive damages." The verdict permitted the trial to proceed to a second phase. The jury was not asked to award damages in the Phase One verdict.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     By order dated July 30, 1999 and supplemented on August 2, 1999, together, the "Punitive Damages Order," the trial judge amended the trial plan with respect to the manner of determining punitive damages. The Punitive Damages Order provided that the jury would determine punitive damages, if any, on a lump-sum dollar amount basis for the entire qualified class. The Third District of the Florida Court of Appeal rejected as premature defendants' appeals from the Punitive Damages Order, and the Florida Supreme Court declined to review the Punitive Damages Order at that time.

     The first portion of Phase Two of the trial began on November 1, 1999 before the same jury that returned the verdict in Phase One. In the first part of Phase Two, the jury determined issues of specific causation, reliance, affirmative defenses, and other individual-specific issues related to the claims of three named plaintiffs and their entitlement to damages, if any.

     On April 7, 2000, the jury found in favor of the three plaintiffs and awarded them a total of $12.5 in economic damages, pain and suffering damages and damages for loss of consortium. After awarding damages to one of the three plaintiffs, the jury appeared to find that his claims were barred by the statute of limitations. The final judgment entered by the trial court on November 6, 2000 reflected the damages award, and held that only a portion of this plaintiff's claims were barred by the statute of limitations.

     The second part of Phase Two of the trial began on May 22, 2000 and was heard by the same jury that heard the trial's prior phases and considered evidence as to the punitive damages to be awarded to the class. On July 14, 2000, the jury awarded approximately $145,000 in punitive damages against all defendants, including $16,250 against Lorillard.

     On November 6, 2000, the Circuit Court of Dade County, Florida, entered a final judgment in favor of the plaintiffs. The judgment also provides that the jury's awards bear interest at the rate of 10% per year. The court's final judgment denied various of defendants' post-trial motions, which included a motion for new trial and a motion seeking reduction of the punitive damages award. Lorillard has noticed an appeal from the final judgment to the Third District of the Florida Court of Appeal and has posted its appellate bond in the amount of $100.0 pursuant to Florida legislation enacted in May of 2000 limiting the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. While Lorillard believes this legislation is valid and that any challenges to the possible application or constitutionality of this legislation would fail, during May of 2001, Lorillard and two other defendants jointly contributed a total of $709.0 to a fund (held for the benefit of the Engle plaintiffs) that will not be recoverable by them even if challenges to the judgment are resolved in favor of the defendants. As a result, the class has agreed to a stay of execution, referred to as the Engle agreement, on its punitive damages judgment until appellate review is completed, including any review by the U.S. Supreme Court. Lorillard contributed a total of $200.0 to this fund, which included the $100.0 that was posted as collateral for its appellate bond. Accordingly, Lorillard has recorded a pre-tax charge of $200.0 in the quarter ended June 30, 2001.

     In the event that Lorillard, Inc.'s balance sheet net worth falls below $921.2 (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000), the stay granted in favor of Lorillard in the Engle agreement would terminate and the class would be free to challenge the Florida legislation. As of September 30, 2001, Lorillard, Inc. had a balance sheet net worth of approximately $1,327.1.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     In addition, the Engle agreement requires Lorillard to obtain the written consent of class counsel or the court prior to selling any trademark of or formula comprising a cigarette brand having a U.S. market share of 0.5% or more during the preceding calendar year. The Engle agreement also requires Lorillard to obtain the written consent of the Engle class counsel or the court to license to a third party the right to manufacture or sell such a cigarette brand unless the cigarettes to be manufactured under the license will be sold by Lorillard.

     Now that the jury has awarded punitive damages and final judgment has been entered, Lorillard believes that it is unclear how the Punitive Damages Order will be implemented. The Punitive Damages Order provides that the lump-sum punitive damages amount, if any, will be allocated equally to each class member and acknowledges that the actual size of the class will not be known until the last case has withstood appeal, i.e., the punitive damages amount, if any, determined for the entire qualified class, would be divided equally among those plaintiffs who are ultimately successful. The Punitive Damages Order does not address whether defendants would be required to pay the punitive damages award, if any, prior to a determination of claims of all class members, which is Phase Three of the trial plan, a process that could take years to conclude. The final judgment entered by the court on November 6, 2000 directs that the amounts awarded by the jury are to be paid immediately. Phase Three would address potentially hundreds of thousands of other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

     Lorillard has been named in five separate lawsuits that are pending in the Florida courts in which the plaintiffs claim that they are members of the Engle class, that all liability issues associated with their claims were resolved in the earlier phases of the Engle proceedings, and that trials on their claims should proceed immediately. Lorillard is opposing trials of these actions on the grounds that they should be considered during Phase Three of the Engle case and should be stayed while the Engle appeal is proceeding.

     Lorillard remains of the view that the Engle case should not have been certified as a class action. Lorillard believes that class certification in the Engle case is inconsistent with the majority of federal and state court decisions which have held that mass smoking and health claims are inappropriate for class treatment. Lorillard has challenged the class certification, as well as numerous other legal errors that it believes occurred during the trial. Lorillard believes that an appeal of these issues on the merits should prevail.

     Other Class Action Cases. Trial began during January of 2001 in the case of Blankenship v. American Tobacco Company, et al. (Circuit Court, Ohio County, West Virginia, filed January 31, 1997), but a mistrial was declared while plaintiffs were presenting their evidence. Re-trial began during September of 2001 and was proceeding as of November 6, 2001. During 2000, the court granted plaintiffs' motion for class certification. The court has ruled that the class consists of West Virginia residents who were cigarette smokers on or after January 31, 1995; who had a minimum of a five pack-year smoking history as of December 4, 2000; who have not been diagnosed with certain medical conditions; and who have not received health care funded by the State of West Virginia. The West Virginia Supreme Court of Appeals declined to review defendants' petition for a writ of prohibition against the class certification ruling. Plaintiffs seek the creation of a fund, the purpose of which would be to pay for class members to receive medical monitoring for chronic obstructive pulmonary disease, emphysema and lung cancer. The case is

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

being tried pursuant to a multi-phase trial plan. The first phase, which was in trial as of November 6, 2001, addresses issues "common" to the class members' claims, including matters relating to the defendants' alleged liability and the necessity and reasonableness of plaintiffs' proposed medical monitoring plan. The court has not specified the issues to be addressed in the trial's subsequent phases. Lorillard is a defendant in the case.

     Jury selection began during June 2001 in the case of Scott v. The American Tobacco Company, et al. (District Court, Orleans Parish, Louisiana, filed May 24, 1996). A twelve-member jury and ten alternate jurors were selected, but the Louisiana Court of Appeals and the Louisiana Supreme Court, in response to writ applications initiated by the defendants, excused a total of nine jurors or alternate jurors. The Supreme Court has directed the trial court to re-open the jury selection process in order to select additional jurors. In their writ applications, defendants contended that several selected jurors had family members who were potential members of the class certified by the trial court, and that the selected jury was biased against the defendants. The process to select new jurors is proceeding. The court has not announced when the jury as finally constituted would begin hearing evidence in the trial. The trial court has certified a class comprised of residents of the State of Louisiana who desire to participate in medical monitoring or smoking cessation programs and who began smoking prior to September 1, 1988 or began smoking prior to May 24, 1996 and allege that defendants undermined compliance with the warnings on cigarette packages. Lorillard is a defendant in the case.

     During December of 2000, the Superior Court of San Diego County, California issued an order in the case of Daniels v. Philip Morris, Incorporated, et al. that granted plaintiffs' motion for class certification on behalf of California residents who, while minors, smoked at least one cigarette between April of 1994 and December 31, 1999. Trial in this matter is scheduled to begin during May of 2002, although the court has indicated that trial may be delayed until July of 2002. Lorillard is a defendant in the case.

     During April 2001, the Superior Court of San Diego County, California in the case of Brown v. The American Tobacco Company, Inc., et al., granted in part plaintiff's motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants' cigarettes "during the applicable time period" and who were exposed to defendants' marketing and advertising activities in California. Certification was granted as to plaintiff's claims that defendants violated California Business and Professions Code sec.sec. 17200 and 17500. The court subsequently defined "the applicable class period" for plaintiff's claims, pursuant to a stipulation submitted by the parties, as June 10, 1993 through April 23, 2001. Trial is scheduled to begin during October of 2002. Lorillard is a defendant in the case.

  REIMBURSEMENT CASES

     In addition to the cases settled by the State Settlement Agreements described above, approximately 55 other suits are pending, comprised of cases brought by the U.S. federal government, county governments, city governments, unions, American Indian tribes, hospitals or hospital districts, private companies and foreign governments filing suit in U.S. courts, in which plaintiffs seek recovery of funds allegedly expended by them to provide health care to individuals with injuries or other health effects allegedly caused by use of tobacco products or exposure to cigarette smoke. These cases are based on, among other things, equitable claims, including injunctive relief, indemnity, restitution, unjust enrichment and public nuisance, and claims based on antitrust laws and state consumer protection acts. Plaintiffs in

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

some of these actions seek certification as class actions. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in some of the cases seek medical monitoring. Lorillard is named as a defendant in all of the reimbursement cases except for a few of those filed in U.S. courts by foreign governments. Loews is named as a defendant in approximately 30 of the pending reimbursement cases, although it has not received service of two of these matters.

     U.S. Federal Government Action. The U.S. federal government filed a reimbursement suit on September 22, 1999 in the U.S. District Court for the District of Columbia against Lorillard, other U.S. cigarette manufacturers, some parent companies and two trade associations. Loews is not a defendant in this action. Plaintiff asserted claims under the Medical Care Recovery Act, the Medicare as Secondary Payer provisions of the Social Security Act, and the Racketeer Influenced and Corrupt Organizations Act. The government alleges in the complaint that it has incurred costs of more than $20,000.0 annually in providing health care costs under several federal programs, including Medicare, military and veterans' benefits programs, and the Federal Employee Health Benefits Program. The federal government seeks to recover an unspecified amount of health care costs, and various types of other relief, including disgorgement of profits, injunctive relief and declaratory relief that defendants are liable for the government's future costs of providing health care resulting from the defendants' alleged wrongful conduct.

     During September of 2000, the court granted in part and denied in part defendants' motion to dismiss the complaint. The court dismissed plaintiff's claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act. The court denied the motion as to plaintiff's claims under the Racketeering Influenced and Corrupt Organizations Act. Plaintiff sought modification of the trial court's order as it related to the dismissal of the Medical Care Recovery Act claim. In an amended complaint filed during February of 2001, plaintiff attempted to replead the Medicare as Secondary Payer claim. In a July 2001 decision, the court reaffirmed its dismissal of the Medical Care Recovery Act claims. The court also dismissed plaintiff's reasserted claims under the Medicare as Secondary Payer Act. The court has denied a motion for intervention and a proposed complaint in intervention filed by the Cherokee Nation Tribe on behalf of a purported nationwide class of American Indian tribes.

     In June of 2001, the government invited defendants in the lawsuit, including Lorillard, to meet to discuss the possibility of a settlement of the government's case. Lorillard participated in one such meeting and no further meetings are scheduled.

     Reimbursement Cases filed by Foreign Governments in U.S. Courts. Cases have been brought in U.S. courts by the nations of Belize, Bolivia, Ecuador, Guatemala, Honduras, Kyrgyz, Nicaragua, Panama, the Russian Federation, Tajikistan, Thailand, Ukraine and Venezuela, as well as ten Brazilian states, 11 Brazilian cities and one Canadian province. Both Loews and Lorillard are named as defendants in the cases filed by Belize, Bolivia, Ecuador, Honduras, Kyrgyz, the Russian Federation, Tajikistan, Ukraine and Venezuela, the ten Brazilian states, nine of the 11 Brazilian cities and the Canadian province. Loews has not received service of process of the cases filed by Honduras or Venezuela. The suits filed by Ecuador, Kyrgyz and Thailand have been voluntarily dismissed by the plaintiffs. A federal court of appeal has affirmed the trial court's orders dismissing the cases filed by Guatemala, Nicaragua and Ukraine and the U.S. Supreme Court has denied plaintiffs' petitions for writ of certiorari. The case filed by the Province of Ontario, Canada is pending on appeal following the entry of an order granting defendants' motion to

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

dismiss the complaint. In addition, Lorillard and Loews were dismissed from two suits that remain pending against other defendants. One of these cases was filed by the Marshall Islands, while the plaintiff in the second remaining suit is one of the Brazilian states.

     In 1977, Lorillard sold substantially all of its trademarks outside of the United States and the international business associated with those brands. Performance by Lorillard of obligations under the 1977 agreement reflecting the sale was guaranteed by Loews. Lorillard and Loews have received notice from Brown & Williamson Tobacco Corporation, which claims to be a successor to the purchaser, that indemnity will be sought under certain indemnification provisions of the 1977 agreement with respect to suits brought by various of the foregoing foreign jurisdictions, and in certain cases brought in foreign countries by individuals concerning periods prior to June 1977 and during portions of 1978.

     Reimbursement Cases by American Indian Tribes. American Indian tribes are the plaintiffs in five pending reimbursement suits. Most of these cases have been filed in tribal courts. Lorillard is a defendant in each of the cases. Loews is not named as a defendant in any of the pending tribal cases. One of the five cases is pending before a federal court of appeal following plaintiffs' appeal from an order that granted defendants' motion to dismiss the complaint. The remaining four cases are in the pre-trial, discovery stage.

     Reimbursement Cases by Private Companies and Health Plans or Hospitals and Hospital Districts. Three cases are pending against cigarette manufacturers in which the plaintiffs are private companies, including not-for-profit insurance companies. Lorillard is a defendant in each of the pending cases. Loews is not a defendant in any of the pending private company cases. One of the cases was filed in New York by eight German insurance companies.

     On June 4, 2001, trial concluded in the case of Blue Cross and Blue Shield of New Jersey as to certain of the claims asserted by one of the plan plaintiffs, Empire Blue Cross and Blue Shield. For a discussion of this case, see "Significant Recent Developments."

     In addition, two suits filed by hospitals or hospital districts are pending. Lorillard is named as a defendant in both such cases. Loews is not named as a defendant in either of such cases. In one additional suit, a city governmental entity and several hospitals or hospital districts are plaintiffs. Loews is a defendant in this case.

     Reimbursement Cases by Labor Unions. Seven reimbursement cases are pending in various federal or state courts in which the plaintiffs are labor unions, their trustees or their trust funds. Lorillard is a defendant in each of these suits. Loews is a defendant in two of the pending suits. Approximately 75 union cases have been dismissed in recent years. Some of these cases were dismissed voluntarily, while others were dismissed as a result of defendants' motions. Appeals were sought from some of these dismissal rulings and defendants have prevailed in each of these appeals. The Second, Third, Fifth, Seventh, Eighth, Ninth and Eleventh Circuit Courts of Appeal have found in favor of the defendants in each of the appeals from dismissal orders entered by the federal trial courts that were submitted to them, and the U.S. Supreme Court has denied petitions for writ of certiorari that sought review of some of these decisions. In addition, the Circuit Court of Appeals for the District of Columbia has reversed a decision by a district court refusing to dismiss a union case. Several cases pending in state courts also have been dismissed.

     Trial has been held in one of the reimbursement cases brought by labor unions. On March 18, 1999, the jury in Iron Workers Local Union No. 17 Insurance Fund, et al. v. Philip Morris, Inc., et al. (U.S. District Court, Northern District, Ohio, Eastern Division, filed May 20, 1997), returned a verdict in favor

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

of the defendants, which included Lorillard, on all counts of plaintiffs' complaint. During pre-trial proceedings, the court granted plaintiffs' motion for class certification on behalf of funds in Ohio established under the Taft-Hartley Act. Plaintiffs voluntarily dismissed the appeal they noticed following the verdict.

  EASTERN DISTRICT OF NEW YORK LITIGATION

     On April 18, 2000, a federal judge in the Eastern District of New York issued an order that consolidates, for settlement purposes only, ten pending cases involving Lorillard as well as other industry defendants. These cases include three contribution cases (Falise v. The American Tobacco Company, et al., H.K. Porter Company, Inc. v. The American Tobacco Company, Inc., et al. and Raymark Industries, Inc. v. The American Tobacco Company, Inc., et al.), two union cases (Bergeron, et al. v. Philip Morris, Inc., et al. and The National Asbestos Workers Medical Fund, et al. v. Philip Morris Incorporated, et al.), one private company case (Blue Cross and Blue Shield of New Jersey, Inc., et al.
v. Philip Morris Incorporated, et al.), two smoking and health class actions that have been served on defendants (Decie v. The American Tobacco Company, Inc., et al. and Simon v. Philip Morris Incorporated, et al.), one smoking and health class action in which none of the defendants has received service of process (Ebert v. Philip Morris Incorporated, et al.) and one case that contains elements of both a smoking and health class action and a private citizen reimbursement case (Mason v. The American Tobacco Company, Inc., et al.). The Falise and H.K. Porter cases have been voluntarily dismissed. The judge's order invited the federal government to join in the settlement discussions. On July 31, 2000, the federal judge orally proposed the formation of a national punitive damages class action for the purposes of settlement. Pursuant to the judge's proposal, Lorillard entered into discussions with a committee of counsel representing a broad-based group of plaintiffs in an effort to arrive at a comprehensive settlement of all exemplary and punitive damage claims, including claims involved in the Engle class action in Florida described above. The parties were unable to reach an understanding and the negotiations were suspended in late 2000.

     The federal judge directed that a combined suit be filed encompassing all of the claims pending before him that name cigarette manufacturers as defendants. This matter is styled In re Simon (II) Litigation (U.S. District Court, Eastern District, New York, filed September 6, 2000). Loews and Lorillard are defendants in this proceeding. In a November 2000 ruling, the court stated that "Simon II should be triable without appreciable delay should it be certified." During March of 2001, the court heard argument of plaintiffs' motion for class certification, plaintiffs' motion for appointment of class counsel, and defendants' motion to dismiss the complaint.

     During 2001, trial has been held in Blue Cross and Blue Shield of New Jersey (trial was limited to the claims of only one plan plaintiff), a reimbursement case described under "Significant Recent Developments." Following conclusion of the trial, the U.S. District Judge stayed the claims asserted in the suit by the other plan plaintiffs pending resolution of the appeals the court expects the parties in the trial to file. The U.S. District Judge also stayed several of the cases involving cigarette manufacturers pending before the judge.

  CONTRIBUTION CLAIMS

     In addition to the foregoing cases, 15 cases are pending in which private companies seek recovery of funds expended by them to individuals whose asbestos disease or illness was alleged to have been caused in

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

whole or in part by smoking-related illnesses. Lorillard is named as a defendant in each action, although it has not received service of process in one of the cases. Loews is named as a defendant in three of the cases but has not received service of process in one of them. As noted under "-- Eastern District of New York Litigation," plaintiffs in the Falise case dismissed their suit against all defendants and gave up their right to file suit again in the future. The remaining cases are in the pre-trial, discovery stage.

  FILTER CASES

     A number of cases have been filed against Lorillard seeking damages for cancer and other health effects claimed to have resulted from exposure to asbestos fibers which were incorporated, for a limited period of time, ending more than 40 years ago, into the filter material used in one of the brands of cigarettes manufactured by Lorillard. Approximately 20 filter cases are pending in federal and state courts against Lorillard. Loews is not a defendant in any of the pending filter cases. Allegations of liability include negligence, strict liability, fraud, misrepresentation and breach of warranty. Plaintiffs in most of these cases seek unspecified amounts in compensatory and punitive damages. Trials have been held in 15 such cases. Five such trials have been held since January 1, 1999. Juries have returned verdicts in favor of Lorillard in 11 of the 15 trials. Four verdicts have been returned in plaintiffs' favor. In a 1995 trial, a California jury awarded plaintiffs approximately $1.2 in actual damages and approximately $0.7 in punitive damages. In a 1996 trial, another California jury awarded plaintiff approximately $0.1 in actual damages. In a 1999 trial, a Maryland jury awarded plaintiff approximately $2.2 in actual damages. In a 2000 trial, a California jury awarded plaintiffs $1.1 in actual damages and the case was settled prior to a determination of punitive damages.

  TOBACCO-RELATED ANTITRUST CASES

     Wholesalers and Direct Purchaser Suits. Lorillard and other domestic and international cigarette manufacturers and their parent companies, including Loews, were named as defendants in nine separate federal court actions brought by tobacco product wholesalers for violations of U.S. antitrust laws and international law. The complaints allege that defendants conspired to fix the price of cigarettes to wholesalers since 1993 in violation of the Sherman Act. These actions seek certification of a class including all domestic and international wholesalers similarly affected by such alleged conduct, and damages, injunctive relief and attorneys' fees. These actions were consolidated for pre-trial purposes in the U.S. District Court for the Northern District of Georgia. The Court has granted class certification for a four-year class (beginning in 1996 and ending in 2000) of domestic direct purchasers. Loews has been voluntarily dismissed without prejudice from all direct purchaser cases.

     Indirect Purchaser Suits. Approximately 30 suits are pending in various state courts alleging violations of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. Approximately 18 states permit such suits. Lorillard is a defendant in all but one of these indirect purchaser cases. Two indirect purchaser suits, in Arizona and New York, have been dismissed in their entirety. Loews was also named as a defendant in most of these indirect purchaser cases but has been voluntarily dismissed without prejudice from all of them.

     Tobacco Growers Suit. DeLoach v. Philip Morris Inc., et al. (U.S. District Court, Middle District of North Carolina, filed February 16, 2000). Lorillard is named as a defendant in a lawsuit that, after several amendments, alleges only antitrust violations. The other major domestic tobacco companies are also

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

presently named as defendants, and the plaintiffs have now added the major leaf buyers as defendants. This case was originally filed in U.S. District Court, District of Columbia, and transferred to a North Carolina federal court upon motion by the defendants. Plaintiffs seek certification of a class including all tobacco growers and quota holders (the licenses that a farmer must either own or rent to sell the crop), who sold tobacco or held quota under the federal tobacco leaf price support program since February of 1996. The plaintiffs' claims relate to the conduct of the companies in the purchase of tobacco through the auction system under the federal program. The suit seeks an unspecified amount of actual damages, trebled under the antitrust laws, and injunctive relief.

  OTHER TOBACCO-RELATED LITIGATION

     Cigarette Smuggling Litigation. Lorillard and other domestic cigarette manufacturers and their parent companies, including Loews, have been named as defendants in cases filed in a Florida court by the Republic of Ecuador, the Republic of Honduras and the Republic of Belize. Plaintiffs allege that the defendants evaded cigarette taxation by engaging in a scheme to smuggle cigarettes into each nation. Plaintiffs contend defendants sold cigarettes to distributors who in turn sold the cigarettes to smugglers. Plaintiffs seek unspecified amounts in actual damages, treble damages, punitive damages and equitable relief in each of the three suits. Lorillard and Loews have received service of process in each of the three suits.

     Cigarette Advertising Suit. On June 28, 2001, the U.S. Supreme Court voided in large part a Massachusetts law that placed restrictions on cigarette advertising and promotional practices. The Court held that the Federal Cigarette Labeling and Advertising Act preempts many of Massachusetts' regulations governing outdoor and point-of-sale cigarette advertising. The Court also ruled that Massachusetts' outdoor and point-of-sale advertising regulations relating to smokeless tobacco and cigars violate the First Amendment and are unconstitutional. However, the Court held that the prohibition of self-service promotional displays relating to cigarettes, cigars and smokeless tobacco products is constitutional. Such regulations include those designed to prevent the sale of cigarettes to minors or to regulate conduct as it relates to the sale or use of cigarettes.

  OTHER LITIGATION

     Lorillard is also party to other litigation arising in the ordinary course of business. Lorillard believes that the outcome of this other litigation will not materially affect Lorillard's results of operations or equity.

                        PRO FORMA FINANCIAL INFORMATION

     In the following pages, we provide you with unaudited pro forma financial information of the Carolina Group assuming the Carolina Group was a separate group as of January 1, 2000 for income statement purposes, and as of September 30, 2001 for balance sheet purposes. This pro forma information is based upon the historical financial statements of the Carolina Group, adjusted as described in the notes below. This pro forma information is not necessarily indicative of what the actual financial results of the Carolina Group would have been had the transactions taken place on January 1, 2000 or September 30, 2001, nor do they purport to indicate results of future operations.

     THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A SEPARATE LEGAL ENTITY. THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

                                 CAROLINA GROUP

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                      HISTORICAL       PRO FORMA     CAROLINA GROUP
                                                    CAROLINA GROUP    ADJUSTMENTS      PRO FORMA
                                                    --------------    -----------    --------------
Net sales (including federal excise taxes of
  $667.9).........................................     $4,233.8                         $4,233.8
Cost of sales.....................................      2,197.7                          2,197.7
Selling, advertising and administrative...........        918.7                            918.7
                                                       --------         -------         --------
Total operating costs and expenses................      3,116.4                          3,116.4
                                                       --------         -------         --------
Operating income..................................      1,117.4                          1,117.4
Investment income.................................        104.9                            104.9
Interest expense..................................                       (200.0)(1)       (200.0)
                                                       --------         -------         --------
Income before income taxes........................      1,222.3          (200.0)         1,022.3
Income taxes......................................        469.5           (76.0)(2)        393.5
                                                       --------         -------         --------
Net income........................................     $  752.8         $(124.0)        $  628.8
                                                       ========         =======         ========

---------------
(1) To accrue interest expense at 8.0% on the notional, intergroup debt.

(2) To reflect a tax adjustment for the impact of the interest expense discussed above.

                                 CAROLINA GROUP

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN MILLIONS)

                                                      HISTORICAL       PRO FORMA     CAROLINA GROUP
                                                    CAROLINA GROUP    ADJUSTMENTS      PRO FORMA
                                                    --------------    -----------    --------------
Net sales (including federal excise taxes of
  $476.4).........................................     $3,389.5                         $3,389.5
Cost of sales.....................................      1,699.8                          1,699.8
Selling, advertising and administrative...........        976.9                            976.9
                                                       --------         -------         --------
Total operating costs and expenses................      2,676.7                          2,676.7
                                                       --------         -------         --------
Operating income..................................        712.8                            712.8
Investment income.................................         70.0                             70.0
Interest expense..................................                       (150.0)(1)       (150.0)
                                                       --------         -------         --------
Income before income taxes........................        782.8          (150.0)           632.8
Income taxes......................................        307.4           (58.5)(2)        248.9
                                                       --------         -------         --------
Net income........................................     $  475.4         $ (91.5)        $  383.9
                                                       ========         =======         ========

-------------------------

(1) To accrue interest expense at 8.0% on the notional, intergroup debt.

(2) To reflect a tax adjustment for the impact of the interest expense discussed above.

                                 CAROLINA GROUP

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2001
                                 (IN MILLIONS)

                                                     HISTORICAL       PRO FORMA      CAROLINA GROUP
                                                   CAROLINA GROUP    ADJUSTMENTS       PRO FORMA
                                                   --------------    -----------     --------------
ASSETS:
Cash and cash equivalents........................     $1,862.9        $                 $1,862.9
Marketable securities............................        153.0                             153.0
Trade receivables, less allowance for doubtful
  accounts and cash discounts of $5.0............         62.7                              62.7
Inventories:
  Leaf tobacco...................................        200.5                             200.5
  Manufactured stock.............................         67.5                              67.5
  Materials and supplies.........................          6.6                               6.6
Deferred income taxes............................        334.5                             334.5
                                                      --------        ---------         --------
     Total current assets........................      2,687.7                           2,687.7
Plant and equipment -- net.......................        173.7                             173.7
Prepaid pension assets...........................        193.7                             193.7
Deferred charges and other assets................        146.1                             146.1
                                                      --------        ---------         --------
     Total assets................................     $3,201.2                          $3,201.2
                                                      ========        =========         ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
Accounts and drafts payable......................     $   21.7                          $   21.7
Accrued liabilities..............................        292.6                             292.6
Settlement costs.................................        966.7                             966.7
Income taxes.....................................        381.9                             381.9
                                                      --------        ---------         --------
     Total current liabilities...................      1,662.9                           1,662.9
Long-term debt...................................
Notional, intergroup debt........................                     $ 2,500.0(1)       2,500.0
Settlement costs.................................         22.0                              22.0
Postretirement health and life insurance
  benefits.......................................        185.4                             185.4
Other non-current liabilities....................          3.8                               3.8
                                                      --------        ---------         --------
     Total liabilities...........................      1,874.1          2,500.0          4,374.1
Combined attributed net assets (deficiency)......      1,327.1         (2,500.0)(1)     (1,172.9)
                                                      --------        ---------         --------
     Total liabilities and combined attributed
       net assets................................     $3,201.2                          $3,201.2
                                                      ========        =========         ========

---------------
(1) To reflect $2.5 billion of notional, intergroup debt of the Carolina Group.

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                               LOEWS CORPORATION

                                  [LOEWS LOGO]

                              CAROLINA GROUP STOCK

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